UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Energy East Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENERGY EAST CORPORATION
52 Farm View Drive
New Gloucester, ME 04260

Dear Energy East Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Energy East Corporation, which will be held on November 20, 2007, at 9:00 A.M. (Eastern Daylight Time) at the Citi Auditorium, 27th Floor, 388 Greenwich Street, New York, New York, unless adjourned to a later date. The special meeting is being called to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 25, 2007, among Energy East, Iberdrola, S.A., and Green Acquisition Capital, Inc., a wholly-owned subsidiary of Iberdrola, whereby Green Acquisition Capital, Inc. will merge with and into Energy East with Energy East becoming a wholly-owned subsidiary of Iberdrola.

If the merger is completed, Energy East stockholders will receive $28.50 in cash, without interest, for each share of Energy East common stock owned by them as of the closing of the merger.

After careful consideration, the Energy East Board of Directors unanimously determined that the merger and the merger agreement with Iberdrola are advisable and in the best interests of Energy East and its stockholders and directed that the merger agreement be submitted to Energy East’s stockholders for adoption. Energy East’s Board of Directors unanimously recommends that you vote FOR adoption of the merger agreement.

The Board of Directors considered a number of factors in evaluating the merger and consulted with its legal and financial advisors. Included in the attached proxy statement are the opinions of our financial advisors, Greenhill & Co., LLC and JPMorgan Securities, Inc., related to the fairness, from a financial point of view, to the holders of our common stock of the $28.50 per share consideration offered in the merger. This proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is important regardless of the number of shares of Energy East common stock you own. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Energy East entitled to vote, a failure to vote will have the same effect as a vote “against” the merger. Accordingly, even if you plan to attend the meeting, we hope that you will read the proxy statement and the voting instructions on the enclosed proxy card, and then vote. Stockholders of record have three ways to vote their shares by proxy: (i) via the Internet, (ii) by telephone and (iii) by mail. To vote via the Internet or by telephone, you should follow the instructions on the enclosed proxy form. To vote by mail, you should complete and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

Yours sincerely,

Wesley W. von Schack
Chairman of the Board

This proxy statement is dated October 5, 2007, and is first being mailed to stockholders on or about October 11, 2007.

ENERGY EAST CORPORATION
52 Farm View Drive
New Gloucester, ME 04260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held November 20, 2007

To the holders of common stock of
Energy East Corporation:

A special meeting of Stockholders of Energy East Corporation will be held on November 20, 2007, at 9:00 A.M. (Eastern Daylight Time) at the Citi Auditorium, 27th Floor, 388 Greenwich Street, New York, New York for the following purposes:

1.          To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 25, 2007, among Energy East, Iberdrola, S.A. and Green Acquisition Capital, Inc., a wholly-owned subsidiary of Iberdrola, whereby (a) Green Acquisition Capital, Inc. will merge with and into Energy East with Energy East becoming a wholly-owned subsidiary of Iberdrola and (b) each outstanding share of Energy East common stock par value $0.01 per share will be converted into the right to receive $28.50 in cash, without interest;

2.          To consider and vote upon any proposal to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the above proposal;

and for the transaction of any other business properly brought before the special meeting or any reconvened meeting following an adjourned special meeting.

These items are described in the accompanying proxy statement which we urge you to read carefully. Only stockholders who owned shares of Energy East at the close of business on September 28, 2007, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment of it. You may also obtain more information about Energy East from documents we have filed with the Securities and Exchange Commission.

Stockholders are reminded that their shares cannot be voted unless they return a signed proxy card, they vote via the Internet or by telephone, or they make other arrangements to have their shares represented at the meeting. You may revoke your proxy at any time before the vote is taken by voting again via the Internet or by telephone, by delivering to the Vice President—General Counsel of Energy East a written revocation or a proxy with a later date or by oral revocation in person to any of the persons named on the enclosed proxy card at the special meeting.

By Order of the Board of Directors,

Paul K. Connolly, Jr.
Vice President—General Counsel
Dated: October 5, 2007

Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience or follow the instructions on the enclosed proxy form to vote via the Internet or by telephone.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some commonly asked questions you may have regarding the special meeting of the stockholders of Energy East Corporation, which we refer to as the special meeting, and the proposed merger described in this proxy statement. They do not include all the information that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement which we have filed with the Securities and Exchange Commission. In this proxy statement, the terms “Energy East,” “Company,” “we,” “our,” “ours,” and “us” refer to Energy East Corporation.

Q:             What is the proposed transaction that I am being asked to vote on?

A:             The proposed transaction is the acquisition of Energy East by Iberdrola, S.A., which we refer to as Parent or Iberdrola, pursuant to an Agreement and Plan of Merger, dated as of June 25, 2007, which we refer to as the merger agreement, among Parent, Green Acquisition Capital, Inc., a wholly-owned subsidiary of Iberdrola, which we refer to as Merger Sub, and us. Once the merger agreement has been adopted by our stockholders, we have received the necessary regulatory approvals and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into us, which transaction is referred to as the “merger.” Energy East will be the surviving corporation in the merger, or the “surviving corporation,” and will become a wholly-owned subsidiary of Iberdrola.

Q:             What will I receive in the merger?

A:             Upon completion of the merger, you will receive $28.50 in cash, without interest, in exchange for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,850.00 in cash in exchange for your shares of our common stock.

Q:             When do you expect the merger to be completed?

A:             We are working toward completing the merger as soon as possible, and we intend to complete it during the first half of 2008. In order to complete the merger, we must obtain stockholder approval, and we and Parent must obtain regulatory approvals and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 58.

Q:             Should I send in my stock certificates now?

A:             No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. Registered stockholders who hold their shares in book-entry form will receive payment directly from the paying agent without further action. See “Exchange and Payment Procedures” beginning on page 47.

Q:             What vote of our stockholders is required to adopt the merger agreement?

A:             For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q:             How does Energy East’s Board of Directors recommend that I vote on the merger?

A:             The Board of Directors, which we sometimes refer to as the Board, unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—

Reasons for the Merger and Recommendation of the Company’s Board of Directors” for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption of the merger agreement.

Q:             Do any of Energy East’s directors or officers have interests in the merger that may differ from those of Energy East’s stockholders?

A:             Yes. We and Parent have entered into an amended employment agreement with our Chief Executive Officer that becomes effective upon the completion of the merger. In addition, all employee stock options, including those held by our officers, will be cancelled in exchange for an amount equal to the excess, if any, of the merger consideration over the exercise price, and all restricted stock held by our employees, including our officers will vest immediately prior to the effective time and be eligible to receive the merger consideration. Certain of our officers may receive severance benefits in the case of certain terminations of employment or constructive discharges following the merger, in each case pursuant to the terms of their individual employment or change-in-control agreements that were in place prior to the execution of the merger agreement. Several directors of the Company will be invited to serve on an advisory board following the merger and the Company’s directors and officers will be indemnified by the Company as the surviving corporation in the merger and covered by the Company’s existing directors’ and officers’ insurance policy (or similar substitute policy) for a period of six years following the merger. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37.

Q:             What factors did Energy East’s Board of Directors consider in making its recommendation?

A:             In making its recommendation, the Board of Directors took into account, among other things:

•       the per share consideration of $28.50, which represents a 27.4% premium above the closing price of our common stock on June 22, 2007, the trading day immediately prior to announcement of the merger and a premium of approximately 20.2% above the average closing price for the 30-day period ending June 22, 2007;

•       the fact that the merger consideration is all cash;

•       the business, financial performance and growth prospects of the Company, and the risks of remaining independent;

•       the financial and comparative analyses performed by JPMorgan and Greenhill, our financial advisors, and their respective fairness opinions;

•       Iberdrola’s proven leadership and expertise in, and commitment to, delivering sustainable clean energy, including renewable resources, energy efficiency initiatives and engineering and construction resources at the leading edge of environmental technology, which the Board believes will be very important to enable us to continue to best meet the needs of our customers and the communities that we serve;

•       Iberdrola’s commitment to honor existing labor agreements and preserve substantially comparable pay and benefits for our employees for at least 18 months after completion of the merger;

•       Iberdrola’s stated intention that it has no plans to modify our historical charitable contributions and local community support;

•       the provisions of the merger agreement that permit the Board, under specified conditions, to terminate the merger agreement prior to its approval by the holders of our common stock in the exercise of its fiduciary duty; and

•       the financial capability of Iberdrola to consummate the merger and the fact that Iberdrola’s obligations under the merger agreement are not subject to any financing condition.

See “The Merger—Reasons for the Merger and Recommendation of the Company’s Board of Directors” beginning on page 26.

Q:             Who is entitled to vote?

A:             Holders of our shares of common stock as of the close of business on September 28, 2007, the record date, are entitled to vote at the special meeting. Each share of our common stock is entitled to one vote.

Q:             How do I vote and how will my proxy be voted?

A:             If you hold your shares in your name, as a “stockholder of record,” you can vote in person at the special meeting or you can complete and submit a proxy by mail, telephone or the Internet, as provided on your proxy card.

The enclosed proxy card contains instructions for mail, telephone and Internet voting. If you are a stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card 1-866-540-5760 or via the Internet by accessing the website identified on your proxy card www.proxyvoting.com/eas. Telephone and Internet voting are available 24 hours a day and will be accessible until 11:59 p.m. EST on November 19, 2007. If you are a stockholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanies that proxy card. If you submit your proxy via the Internet or by telephone, please do not mail your proxy card. Whichever method you use, the proxies identified on the proxy card will vote your shares in accordance with your instructions.

If you submit a proxy card without giving specific voting instructions with respect to any or all proposals, you give the named proxies the authority to vote, in their discretion, on each such proposal. In addition, a properly signed and dated proxy card (or a proxy properly delivered via the Internet or by telephone) gives the named proxies the authority to vote, in their discretion, on any other matter that may arise at the meeting.

If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name stockholder,” you will receive instructions from your bank, broker or other nominee describing how to provide instructions in order to vote your shares. If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of votes against the adoption of the merger agreement.

Q:             Do I have the right to revoke my proxy?

A:             Yes. You can revoke your proxy by submitting a new proxy by mail, telephone or Internet; giving written notice to our Vice President—General Counsel prior to the special meeting stating that you are revoking your proxy; or attending the special meeting and voting your shares in person. However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Q:             Who will count the votes?

A:             BNY Mellon Shareowner Services will tabulate the votes and act as inspector of election.

Q:             What if I get more than one proxy card?

A:             Your shares may be registered differently or may be in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:             What constitutes a quorum?

A:             The record date for determining stockholders who are entitled to vote at the special meeting is September 28, 2007. Each of the approximately 158,278,536 shares of our common stock issued and outstanding on that date is entitled to one vote at the special meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. For purposes of determining the presence of a quorum, shares represented by abstentions and “broker non-votes” will be counted as present. If you vote by proxy card or give a proxy via the Internet or by telephone, you will be considered part of the quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:             What happens if I sell my shares of Energy East common stock before the special meeting?

A:             The record date for the special meeting is earlier than the date of the special meeting and earlier than the date the merger is expected to be completed. If you transfer your shares of Energy East common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:             When and where will the special meeting be held?

A:             The special meeting will be held on November 20, 2007, at 9:00 a.m. at the Citi Auditorium, 27th Floor, 388 Greenwich Street, New York, New York.

Q:             What percentage of stock do the directors and officers own?

A:             Our directors and certain executive officers own approximately 1.64% of our common stock, as of September 13, 2007.

Q:             Do I have dissenters’ rights?

A:             No. Under the New York Business Corporation Law, you will not be entitled to exercise dissenters’ rights because our common stock was listed on the New York Stock Exchange on the record date.

Q:             Who can help answer my other questions?

A:             If you have more questions about the merger or the other matters to be considered at the special meeting, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitor, Innisfree M&A, toll-free at: 877-750-9501. Brokers, banks and other nominees may call collect at 212-750-5833. If your broker, bank or other nominee holds your shares of common stock, you should call your broker, bank or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement and may not include all of the information that may be important to you. To fully understand the proposed merger, and for a more detailed description of the terms and conditions of the merger and certain other matters being considered at the stockholders meeting, you should carefully read this entire proxy statement, its annexes and the documents referred to in this proxy statement that we have filed with the Securities and Exchange Commission. We have included page references parenthetically in this summary in order to direct you to a more detailed description of each topic represented in this summary.

The Special Meeting

Date, Time and Place of the Special Meeting (Page 14)

The special meeting will be held on November 20, 2007 at 9:00 a.m., local time at the Citi Auditorium, 27th Floor, 388 Greenwich Street, New York, New York.

Purpose of the Special Meeting (Page 14)

The purpose of the special meeting is to take action upon the following: (i) a proposal to adopt the merger agreement pursuant to which we will become a wholly-owned subsidiary of Iberdrola; (ii) any proposal to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the above proposal; and to transact any other business properly brought before the special meeting. Our By-Laws provide that no business may be transacted at the special meeting other than as specified in the accompanying notice of the special meeting or as otherwise properly brought before the special meeting by or at the direction of the Board.

Record Date for the Special Meeting (Page 15)

The close of business on September 28, 2007 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the special meeting.

Shares Entitled to Vote (Page 15)

Each stockholder is entitled to one vote at the special meeting for each share of our common stock held by that stockholder at the close of business on the record date. Shares of our common stock held by us in our treasury will not be voted.

Vote Required (Page 15)

•       Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote, assuming that a quorum is present.

•       Approval of any proposal to adjourn the special meeting to a later date requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote, whether or not a quorum is present at the special meeting.

Voting at the Special Meeting (Page 16)

If you are a stockholder of record, you may vote in person by ballot at the special meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the special meeting.

If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

How to Vote by Proxy (Page 16)

By Telephone or via the Internet:   If you are a stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card 1-866-540-5760 or via the Internet by accessing the website identified on your proxy card www.proxyvoting.com/eas.

By Mail:   If you are a stockholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

Shares Held in Street-Name:   If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name stockholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Proxies without Instruction (Page 16)

If you are a stockholder of record and submit your proxy but do not make specific choices, your proxy will follow the Board of Directors’ recommendations.

Revocation of Proxies (Page 17)

You may revoke your proxy at any time prior to the time your shares are voted. If you are a stockholder of record, your proxy can be revoked in several ways:

•       by entering a new vote via the Internet or by telephone;

•       by delivering a written revocation to our Vice President - General Counsel that is received prior to the special meeting;

•       by submitting another valid proxy bearing a later date that is received prior to the special meeting; or

•       by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

The Parties to the Merger (Page 18)

Energy East Corporation
52 Farm View Drive
New Gloucester, Maine 04260-5116
(207) 688-6300

Energy East is a public utility holding company organized under the laws of the state of New York in 1997. Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire. We conduct all of our operations through our wholly-owned subsidiaries including The Berkshire Gas Company, Central Maine Power Company, Connecticut Natural Gas Corporation, New York State Electric & Gas Corporation, Rochester Gas and Electric Corporation, The Southern Connecticut Gas Company and The Energy Network, Inc. Our

principal business consists of our regulated electricity transmission and distribution operations in upstate New York and Maine and our regulated natural gas transportation, storage and distribution operations in upstate New York, Connecticut, Maine and Massachusetts. We serve approximately two million electricity customers and one million natural gas customers. Our service territories reflect diversified economies, including high-technology firms, insurance, light industry, consumer goods, manufacturing, pulp and paper, ship building, colleges and universities, agriculture, fishing and recreational facilities.

Iberdrola, S.A.
Tomás Redondo 1.
28033 Madrid
Spain
+34 901 20 20 20

Iberdrola is a corporation (Sociedad Anónima) organized under the laws of the Kingdom of Spain. Iberdrola’s shares are publicly traded on the Spanish Stock Exchanges. Iberdrola is a global utility company and one of the largest energy companies in the world with a market capitalization of approximately $70 billion. Iberdrola provides services to approximately 22 million electric points of supply and 2 million gas points of supply in Europe and the Americas, including 10 million points of supply in Spain, 7.7 million in Brazil, 3.4 million in the United Kingdom, and approximately 1 million in Guatemala and Bolivia. Iberdrola has over 100 years of experience as an electric utility, including extensive experience as a provider of electric transmission and distribution services, with a focus on increasing and maintaining the distribution infrastructure and maximizing service quality. Between 2005 and the end of 2007, Iberdrola will have invested approximately $4 billion in improvements for its transmission and distribution systems globally. Iberdrola owns a diversified portfolio of approximately 40,000 megawatts (MW) of electric generation worldwide comprised primarily of low emission assets (e.g., hydro, nuclear and gas combined cycle), and it is the largest producer of wind energy in the world with over 6,800 MW of wind capacity. In 2006 alone, Iberdrola invested over $1.32 billion in renewable technologies and has over 40,000 MW of new renewable resources in the pipeline, including over 20,000 MW in the United States. Iberdrola is also engaged in the natural gas business in Europe and the Americas, as both a gas supplier and developer of gas infrastructure. In Spain, Iberdrola supplied 150 billion cubic feet (bcf) of natural gas in 2006, including 20 percent of Spain’s liquefied natural gas supplies. Iberdrola also has significant investments in two Spanish regasification plants and in the MEDGAZ pipeline, which transports supplies from Algeria to Spain. Iberdrola is also the third largest independent operator of natural gas storage in North America, with almost 95 bcf of storage capacity in the western United States and Canada.

Green Acquisition Capital, Inc.
c/o Uría Menéndez
Grace Building
1114 Avenue of the Americas, 34th Floor
New York, New York 10036
(212) 593-4754

Merger Sub is a New York corporation and a wholly-owned subsidiary of Iberdrola. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into us and the separate existence of Merger Sub will cease. We will be the surviving corporation and will become a wholly-owned subsidiary of Iberdrola.

When the merger will be completed

We intend to complete the merger during the first half of 2008.

Board of Directors’ Recommendation (Page 28)

The Board of Directors has unanimously determined that the merger is advisable and in the best interests of the Company and its stockholders. The Board unanimously recommends that our stockholders vote FOR adoption of the merger.

Opinions of our Financial Advisors (Page 29 and Annexes B and C)

JPMorgan Securities, Inc., which we refer to as JPMorgan, and Greenhill & Co., LLC, which we refer to as Greenhill, each delivered their opinions to the Board of Directors that, as of the date of their opinions and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $28.50 in cash per share, to be received by our stockholders pursuant to the merger agreement, was fair from a financial point of view to our stockholders.

The opinions of JPMorgan and Greenhill do not constitute recommendations as to how any of our stockholders should vote with respect to the merger agreement. The full texts of the written opinions of JPMorgan and Greenhill, each dated June 25, 2007, which set forth the matters considered and assumptions made in connection with such opinions, are attached as Annexes B and C to this proxy statement. We recommend that you read the opinions carefully.

JPMorgan and Greenhill will each receive a fee from us for their services pursuant to their respective engagement letters. Pursuant to these engagement letters, we agreed to pay separate fees of $8,500,000 each to JPMorgan and Greenhill. Of such amounts, $1,700,000 was payable to each upon public announcement of the merger agreement, $850,000 will be payable to each upon adoption of the merger agreement by our stockholders and $5,950,000 will be payable to each upon closing of the merger.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 37)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•       In the aggregate, as of September 13, 2007, our directors and executive officers beneficially owned approximately 2,591,303 shares of our common stock. Such shares include shares purchased by such individuals, shares that may be acquired under stock options and shares of restricted stock. Such shares have the right to receive an aggregate merger consideration of $73,852,136. Certain of these shares of common stock will be affected by the completion of the merger as follows:

•        all outstanding options to acquire our common stock owned by our employees will immediately vest on consummation of the merger and the holders of such options shall receive an amount in cash equal to the excess of the merger consideration per share over the exercise price per share applicable to such stock options; and

•        all shares of restricted stock owned by our employees will vest upon consummation of the merger and become entitled to receive the merger consideration;

•       the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to us as a director or officer;

•       in addition to the Company’s Chief Executive Officer, at least three other directors of the Company shall be requested to serve on an advisory board to the Company for a period of at least two years following the merger;

•       our Chief Executive Officer has entered into an amended and restated employment agreement, dated as of June 25, 2007 with us and Iberdrola that becomes effective if the merger is completed; and

•       certain of our officers may receive severance benefits in the case of certain terminations of employment or constructive discharges following the merger, in each case pursuant to the terms of their individual employment or change-in-control agreements that were in place prior to the execution of the merger agreement.

Material United States Federal Income Tax Consequences (Page 41)

The receipt of cash in the merger by United States Holders (as defined below on Page 41) of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder of our common stock will recognize gain or loss equal to the difference between the amount of cash received in exchange for such common stock and the United States Holder’s adjusted tax basis in such common stock. If you are a non- United States Holder of our common stock, the merger will generally not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. You should consult with your own tax advisor for a full understanding of how the merger will affect your taxes. See the discussion under “The Merger—Material United States Federal Income Tax Consequences.”

The foregoing is not tax advice and does not purport to be a complete analysis of the potential tax considerations relating to the merger. Tax matters are complicated and the tax consequences of the merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, we urge you to consult with your tax advisor as to the specific tax consequences of the merger to you, including the applicability of United States federal, state, local, foreign and other tax laws.

Regulatory Approvals and Filings (Page 43)

As a condition to each party’s obligation to consummate the merger, we and Iberdrola must obtain approvals, consents or waivers from, or make filings with a number of United States federal and state public utility, antitrust and other regulatory authorities including (i) the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Act; (ii) the Federal Energy Regulatory Commission under the Federal Power Act; (iii) the Federal Communications Commission under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, (iv) the United States Committee on Foreign Investment pursuant to the Exon-Florio Amendment to the Defense Production Act, and (v) the following state public utility commissions: (A) the Connecticut Department of Public Utility Control, (B) the Maine Public Utilities Commission, (C) the New Hampshire Public Utilities Commission and (D) the New York Public Service Commission. Additionally, we intend to exchange correspondence with the staff of the United States Nuclear Regulatory Commission to confirm our view that no approval is necessary under the Atomic Energy Act of 1954, as amended. We intend to make all filings and submittals by the end of the third quarter of 2007. Although we believe that we will receive the required consents and approvals necessary to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to our ultimate ability to obtain such consents or approvals (or any additional required consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to us and Iberdrola. If additional approvals, consents and filings are required to complete the merger, we contemplate that such consents, approvals and filings will be sought or made.

Treatment of Stock Options and Restricted Stock (Page 49)

At the effective time of the merger, each outstanding option to acquire our common stock issued under our stock option plans, whether or not vested or exercisable, and all tandem stock appreciation rights related thereto, will be canceled, and the holder of each stock option will be entitled to receive, less any required withholding taxes, an amount in cash equal to the product of the excess, if any, of the merger consideration per share over the exercise price per share previously subject to such option, multiplied by the number of shares of our common stock previously subject to such option.

At the effective time of the merger, all shares of restricted stock issued to employees under the Restricted Stock Plan will vest upon completion of the merger and holders of such shares of restricted stock shall become entitled to receive the merger consideration, less any required withholding taxes.

Procedure for Receiving Merger Consideration (Page 47)

As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to stockholders whose shares are in certificate form. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No action is required by you if the shares you own are in book-entry form. The paying agent will automatically issue a check to you after the effective time of the merger.

No Solicitation of Transactions (Page 55)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for the Board of Directors to comply with its fiduciary duties, the Board of Directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to the Merger (Page 58)

Before we can complete the merger, a number of conditions must be satisfied, including:

•       our stockholders must adopt the merger agreement;

•       there can be no governmental orders that would make the merger illegal or that would otherwise prohibit the closing;

•       the necessary regulatory and other approvals specified in the merger agreement must have been obtained;

•       our representations and warranties, and Iberdrola’s representations and warranties, each must be accurate, except to the extent certain inaccuracies would not constitute a material adverse effect; and

•       each of the parties must have performed its covenants as required under the merger agreement.

Termination (Page 59)

The merger agreement may be terminated at any time prior to the effective time:

•       by mutual written consent of the parties;

•       by either us or Iberdrola if:

•        any restraint is in effect and is final and non-appealable that has the effect of making the merger illegal or of otherwise prohibiting the consummation of the merger;

•        our stockholders do not adopt the merger agreement at the special meeting (including any adjournment or postponement thereof); or

•        the merger has not been consummated by June 25, 2008, which we refer to as the outside date, subject to the right of either party to extend the outside date for six months to obtain regulatory approvals;

•       by us if:

•        prior to the special meeting, the Board, following notice to Iberdrola, authorizes us to enter into, and we enter into, a definitive agreement concerning a transaction that constitutes a superior proposal, and we pay a termination fee to Iberdrola, as set out below;

•        Iberdrola’s or Merger Sub’s representations and warranties fail to be true and correct, subject to certain materiality limitations and such breach is not capable of being corrected prior to the outside date; or

•        Iberdrola or Merger Sub fail in any material respect to perform any of their obligations under the merger agreement and such breach is not capable of being corrected prior to the outside date.

•       by Iberdrola if:

•        our representations and warranties fail to be true and correct, subject to certain materiality limitations and such breach is not capable of being corrected prior to the outside date;

•        we fail, in any material respect, to perform our obligations under the merger agreement and such breach is not capable of being corrected prior to the outside date;

•        the Board of Directors withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation with respect to the merger agreement or publicly approves or recommends, or publicly proposes to approve or recommend, any alternative takeover proposal;

•        the Board of Directors fails to reaffirm its recommendation within twenty (20) business days of receipt of Parent’s written request at any time following an unsolicited takeover proposal;

•        we fail to include the Board of Directors’ recommendation of the adoption of the merger agreement in the proxy statement; or

•        we willfully and materially breach the provisions prohibiting the solicitation of competing proposals or other related provisions contained in Section 4.2 of the merger agreement.

Fees and Expenses (Page 60)

The parties have agreed that all fees and expenses incurred in connection with the merger shall be paid by the party incurring such fees or expenses.

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Iberdrola a termination fee of $45 million. Such fee will be payable if:

•       each of the following three conditions are met:

•        a takeover proposal has been made and not withdrawn at the time the merger agreement is terminated;

•        the termination occurs because:

•       the Company’s shareholders have not adopted the merger agreement at the special meeting; or

•       the conditions to the closing of the merger were not satisfied by the outside date; and

•        within three months after the termination date we enter into an agreement with respect to a takeover proposal with any third-party; or within twelve months after the termination date, we enter into an agreement with respect to a takeover proposal with a party who made a takeover proposal prior to the termination of the merger agreement;

•       a takeover proposal has been made and not withdrawn at the time of termination and the termination is a result of a willful breach by the Company of its representations, warranties or covenants that is not cured in accordance with the terms of the merger agreement;

•       the Board of Directors withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation with respect to the merger agreement or publicly approves or recommends, or publicly proposes to approve or recommend, any alternative takeover proposal;

•       the Board of Directors fails to reaffirm its recommendation within twenty (20) business days of receipt of Parent’s written request following an unsolicited takeover proposal;

•       we fail to include in the proxy statement the Board of Directors’ recommendation that the merger agreement be adopted;

•       we willfully and materially breach the provisions of the merger agreement prohibiting the solicitation of competing proposals or other related provisions contained in Section 4.2 of the merger agreement; or

•       we enter into a definitive agreement with respect to a superior proposal.

Market Price of Our Stock (Page 62)

Our common stock is listed and traded on the NYSE under the symbol “EAS.” On June 22, 2007, the last trading day before announcement of the merger, the closing price of our common stock on the New York Stock Exchange was $22.37 per share. On October 4, 2007, the closing price of our common stock was $27.39 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Whenever used in this proxy statement, the words “estimate,” “intend,” “expect,” “believe,” “anticipate,” or similar expressions are intended to identify such forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that involve risks and uncertainties and that could cause actual results to differ materially from those contemplated in any forward-looking statements include but are not limited to, the following:

•       the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•       the outcome of any legal or regulatory proceedings that have been instituted against us, our affiliates or Iberdrola regarding the merger;

•       our ability to obtain the approval of the stockholders at the special meeting;

•       the failure of the merger to close for any other reason, including the failure to obtain regulatory approvals required for the merger;

•       the regulatory approval process relating to the merger, which could delay the merger or result in the imposition of conditions that could have a material adverse effect on the surviving company;

•       problems that arise with the ability to successfully integrate our and Iberdrola’s businesses, which may result in the resulting company not operating as effectively and efficiently as expected;

•       our ability to compete in the rapidly changing and competitive electric and/or natural gas utility markets;

•       regulatory uncertainty and volatile energy supply prices;

•       implementation of the Energy Policy Act of 2005;

•       increased state and Federal Energy Regulatory Commission regulation;

•       the operation of the New York Independent System Operator, which operates the electric transmission system in the state of New York and its retroactive billing adjustments;

•       the operation of the New England independent system operator, ISO-NE, as a regional transmission operator and Central Maine Power’s continued participation in ISO-NE;

•       our continued ability to recover non-utility generator electric purchases and other costs;

•       changes in fuel supply or cost and the success of strategies to satisfy power requirements;

•       our ability to expand our products and services, including our energy infrastructure in the Northeast;

•       the effect of commodity costs on customer usage and uncollectible expense;

•       market risk from changes in value of financial or commodity instruments, derivative or nonderivative, caused by fluctuations in interest rates or commodity prices;

•       the ability of third parties to continue to supply electricity and natural gas;

•       our ability to obtain adequate and timely rate relief and/or the extension of current rate plans;

•       the possible discontinuation or further modification of fixed-price supply programs in New York;

•       nuclear decommissioning or environmental incidents;

•       legal or administrative proceedings;

•       changes in the cost or availability of capital;

•       economic growth or contraction in the areas in which we do business;

•       extreme weather-related events such as floods, hurricanes, ice storms or snow storms;

•       weather variations affecting customer energy usage;

•       authoritative accounting guidance;

•       acts of terrorism;

•       the effect of volatility in the equity and fixed income markets on the cost of pension and other postretirement benefits;

•       the inability of our internal control framework to provide absolute assurance that all incidents of fraud or error will be detected and prevented; and

•       other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

The risks included here are not exhaustive. The annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and other documents we file with the Securities Exchange Commission, which we refer to as the SEC, include additional factors which could impact the Company’s businesses and financial performance. Moreover, the Company operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on the Company’s or the resulting company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this proxy statement, except as may be required by law.

THE SPECIAL MEETING

General

This proxy statement is being provided to Energy East stockholders as part of a solicitation by the Energy East Board of Directors for use at the Energy East special meeting and at any adjournment thereof. This proxy statement provides Energy East stockholders with the information they need to vote or instruct their vote to be cast at the Energy East special meeting.

Date, Time and Place of the Special Meeting

The Energy East special meeting will be held on november 20, 2007 at 9:00 a.m., local time at the Citi Auditorium, 27th Floor, 388 Greenwich Street, New York, New York.

Purpose of the Special Meeting

At the special meeting, Energy East stockholders will be asked:

1.      to adopt the merger agreement;

2.      to approve any adjournments of the Energy East special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal;

and to consider and vote upon other matters that may properly be submitted to a vote at the special meeting or any reconvened meeting following an adjournment of the special meeting.

Record Date for the Special Meeting

The close of business on september 28, 2007 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the special meeting.

Outstanding Shares

As of september 28, 2007, the record date for the special meeting, approximately 158,278,536 shares of our common stock were outstanding.

Shares Entitled to Vote

Shares entitled to vote at the special meeting are shares of our common stock held as of the close of business on september 28, 2007, the record date. Each stockholder is entitled to one vote at the special meeting for each share of our common stock held by that stockholder at the close of business on the record date. Shares of our common stock held by us in our treasury are not voted.

Quorum, Abstentions and Broker Non-Votes

A quorum of our stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the special meeting of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the meeting is a quorum. Shares held by us in our treasury do not count towards a quorum. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares of our common stock and the beneficial owner gives no instruction as to voting of the shares. Under the rules of the New York Stock Exchange, which we refer to as NYSE, your broker or bank does not have discretionary authority to vote your shares on the proposal to adopt the merger agreement. Without your voting instructions, a broker non-vote will occur. Your broker or bank may vote on adjournments of the special meeting, which is considered discretionary, if you have not provided voting instructions on this proposal to them.

Vote Required

In voting on the proposal to adopt the merger agreement, you may vote in favor of, or against, or may abstain from voting on such proposal. The vote required to adopt the merger agreement is the affirmative vote of the holders of a majority of the shares of outstanding common stock entitled to vote. With respect to the adoption of the merger agreement, abstentions and broker non-votes will be voted neither “for” nor “against,” but will have the same effect as an “against” vote in connection with such proposal.

In voting for any adjournments of the special meeting, you may vote in favor of, or against, or may abstain from voting on such proposal. The vote required to approve any adjournments of the special meeting is the affirmative vote of a majority of the votes cast by holders of common stock entitled to vote. With respect to any adjournments of the special meeting, abstentions will be voted neither “for” nor “against” and will have no effect on the vote in connection with such proposal.

Shares Beneficially Owned by Our Directors and Officers

Our directors and officers beneficially owned 2,591,303 shares of our common stock on september 13, 2007, the record date for the special meeting. These shares represent in total 1.64% of the total voting power of our voting securities outstanding and entitled to vote as of september 13, 2007. We currently expect that our directors and officers will vote their shares in favor of the merger proposal, although none of them has entered into any agreements obligating them to do so.

Voting at the Special Meeting

If you are a stockholder of record, you may vote in person by ballot at the special meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

For employees of Energy East, your proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account from dividends reinvested and optional cash payments under Energy East’s Investor Services Program. If you participate in any of the Tax Deferred Savings Plans of New York State Electric & Gas Corporation, the Rochester Gas and Electric Corporation Savings Plus Plan, The Southern Connecticut Gas Company Target Plan, the Central Maine Power Company Savings and Investment Plans, the Connecticut Natural Gas Corporation Employee Savings Plans, The Berkshire Gas Company 401(k) Plans, the Energy East Management Corporation Tax Deferred Savings Plan or the Utility Shared Services Corporation Tax Deferred Savings Plan, your proxy constitutes an instruction for the trustees of such plans to vote the whole shares in your account in such plans in the manner specified on your proxy.

How to Vote by Proxy

You have three voting options:

Internet:   You can vote over the Internet at the Internet address shown on your proxy/voting instruction card. Internet voting is available 24 hours a day. If you vote by Internet, do not return your proxy/voting instruction card.

Telephone:   You can vote by telephone by calling the toll-free number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy/voting instruction card. If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name stockholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you submit your proxy via the Internet or by telephone, please do not mail your proxy card.

Mail:   If you are a stockholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card.

Shares Held in Street-Name:   If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name stockholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Proxies without Instruction

If you are a stockholder of record and submit your proxy but do not make specific choices, your proxy will follow the Board of Directors’ recommendations and your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” any proposal to adjourn the special meeting to a later date, if necessary.

If you hold your shares through a bank, broker, custodian or other recordholder, failure to instruct such recordholder how to vote your shares will have the effect described under “Quorum, Abstentions and Broker Non-Votes.”

Revocation of Proxies

You may revoke your proxy at any time prior to the time your shares are voted. If you are a stockholder of record, your proxy can be revoked in several ways:

•       by entering a new vote via the Internet or by telephone;

•       by delivering a written revocation to our Vice President - General Counsel that is received prior to the special meeting;

•       by submitting another valid proxy bearing a later date that is received prior to the special meeting; or

•       by attending the special meeting and voting your shares in person.

However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Proxy Solicitation

The proxies being solicited hereby are being solicited by us and the Board of Directors. We will pay the costs of soliciting proxies from our stockholders. In addition to this mailing, proxies may be solicited by our directors, officers or employees in person via the Internet or by telephone, or by electronic transmission. None of the directors, officers or employees will be directly compensated for such services. We have retained Innisfree M&A to assist in the distribution and solicitation of proxies. We will pay Innisfree M&A a fee of $25,000 plus reasonable expenses for these services. In addition, we will reimburse brokers, bank nominees and other institutional holders for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our common stock.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay via the Internet, by telephone or by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or by proxy at the meeting, whether or not a quorum is present, without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the special meeting.

Energy East Stockholder Account Maintenance

All communications concerning accounts of our stockholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling our transfer agent, BNY Mellon Shareowner Services, toll-free, at 1-800-542-7480.

Householding of Special Meeting Materials

We are sending only one copy of this proxy statement to stockholders who share the same last name and address unless they have notified the Company that they wish to continue receiving multiple copies.

This method of delivery, known as “householding” will help ensure stockholder households do not receive multiple copies of the same document and will reduce the Company’s printing and postage costs.

If you are receiving multiple copies of the annual report and proxy statement at your household and would prefer to receive a single copy of these materials, or if you wish to revoke your householding election, please contact BNY Mellon Shareowner Services, via the Internet at www.melloninvestor.com or by telephone at 1-800-542-7480.

If a broker or other recordholder holds your Energy East shares, please contact such broker or other recordholder directly if you have questions, require additional copies of the proxy statement or annual report, or wish to receive multiple reports by revoking your consent to householding.

Other Matters

The enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

THE PARTIES TO THE MERGER

Energy East Corporation

Energy East is a public utility holding company organized under the laws of the state of New York in 1997. Energy East is a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine and New Hampshire. We conduct all of our operations through our wholly-owned subsidiaries including The Berkshire Gas Company, Central Maine Power Company, Connecticut Natural Gas Corporation, New York State Electric & Gas Corporation, Rochester Gas and Electric Corporation, The Southern Connecticut Gas Company and The Energy Network, Inc. Our principal business consists of our regulated electricity transmission and distribution operations in upstate New York and Maine and our regulated natural gas transportation, storage and distribution operations in upstate New York, Connecticut, Maine and Massachusetts. We serve approximately two million electricity customers and one million natural gas customers. Our service territories reflect diversified economies, including high-technology firms, insurance, light industry, consumer goods, manufacturing, pulp and paper, ship building, colleges and universities, agriculture, fishing and recreational facilities. The address and telephone number of our principal executive office are: 52 Farm View Drive, New Gloucester, Maine 04260-5116, (207) 688-6300.

Iberdrola, S.A.

Iberdrola is a corporation (Sociedad Anónima) organized under the laws of the Kingdom of Spain. Iberdrola’s shares are publicly traded on the Spanish Stock Exchanges. Iberdrola is a global utility company and one of the largest energy companies in the world with a market capitalization of approximately $70 billion. Iberdrola provides services to approximately 22 million electric points of supply and 2 million gas points of supply in Europe and the Americas, including 10 million points of supply in Spain, 7.7 million in Brazil, 3.4 million in the United Kingdom, and approximately 1 million in Guatemala and Bolivia. Iberdrola has over 100 years of experience as an electric utility, including extensive experience as a provider of electric transmission and distribution services, with a focus on increasing and maintaining the distribution infrastructure and maximizing service quality. Between 2005 and the end of 2007, Iberdrola will have invested approximately $4 billion in improvements for its transmission and distribution systems globally. Iberdrola owns a diversified portfolio of approximately 40,000 MW of electric generation worldwide comprised primarily of low emission assets (e.g., hydro, nuclear and gas combined cycle), and it is the largest producer of wind energy in the world with over 6,800 MW of wind capacity. In 2006 alone, Iberdrola invested over $1.32 billion in renewable technologies and has over 40,000 MW of new renewable resources in the pipeline, including over 20,000 MW in the United States. Iberdrola is also engaged in the natural gas business in Europe and the Americas, as both a gas supplier and developer of gas infrastructure. In Spain, Iberdrola supplied 150 bcf of natural gas in 2006, including 20 percent of Spain’s liquefied natural gas supplies. Iberdrola also has significant investments in two Spanish regasification plants and in the MEDGAZ pipeline, which transports supplies from Algeria to Spain. Iberdrola is also the third largest independent operator of natural gas storage in North America, with almost 95 bcf of storage capacity in the western United States and Canada. The address and telephone number of Iberdrola’s principal executive office are: Tomás Redondo 1, 28033, Madrid, Spain, +34 901 20 20 20.

Green Acquisition Capital, Inc.

Merger Sub is a New York corporation and a wholly-owned subsidiary of Iberdrola. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will merge with and into us and the separate existence of Merger Sub will cease. We will be the surviving corporation and will become a wholly-owned subsidiary of Iberdrola. The address and telephone number of Merger Sub’s principal executive office are: c/o Uría Menéndez, 1114 Avenue of the Americas, 34th Floor, New York, New York 10036, (212) 593-4754.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject to and qualified in its entirety by reference to the merger agreement and the related documents attached as Annexes to this proxy statement. We urge you to read the entirety of those documents as well as the discussion in this proxy statement.

Background to the Merger

From 2000 to 2002, we acquired and integrated five different electric and natural gas utilities. The Board of Directors recognizes that the utility industry continues to consolidate. From time to time, as part of our ongoing strategic assessment process, we have considered a variety of strategic initiatives, including possible acquisitions, divestitures, mergers or transactions in which we would be acquired. The transactions we have considered have included opportunities identified by us, brought to our attention by independent bankers or suggested by other companies. Some of these possible transactions were investigated more extensively than others and involved varying levels of due diligence.

Following an August 2006 request from management of Iberdrola to JPMorgan for an introduction to Energy East for potential strategic discussions, the Company’s Chief Executive Officer, Wesley W. von Schack, received a call from JPMorgan to inquire whether Energy East would have any interest in discussing strategic alternatives with Iberdrola. The Company’s Chief Executive Officer indicated that he would be interested in learning more about Iberdrola to determine such feasibility. At the Chief Executive Officer’s request, Michael McClain, the Company’s Senior Vice President and Chief Development and Integration Officer, met in Madrid with management of Iberdrola twice during September 2006 to discuss Energy East’s and Iberdrola’s respective operations, business philosophies, corporate cultures, strategic goals and approaches to strategic combinations.

Following these meetings, the parties concluded that they had many common philosophies and strategic goals, and that it would be beneficial for the Chief Executive Officer and the Chief Development and Integration Officer to meet with management of Iberdrola, including Ignacio Sánchez Galán, Chairman and Chief Executive Officer of Iberdrola, Jose Luis del Valle, Iberdrola’s Chief Strategy and Development Officer, and Pedro Azagra Blàzquez, Iberdrola’s Corporate Development Director, to further discuss the companies’ respective business strategies and the benefits that might be gained in a possible strategic combination.

At a meeting on September 22, 2006, the Chief Executive Officer informed the Board of Directors of his discussions with Iberdrola to date. The Board agreed that management should continue to discuss potential opportunities with Iberdrola, retain financial advisors and report back to them about developments. Management further updated the Board on these initial discussions at a regularly scheduled meeting on October 5, 2006 and subsequently retained JPMorgan and Greenhill to advise the Company and the Board of Directors with respect to any potential opportunity with Iberdrola.

On October 10 and 11, 2006, the Chief Executive Officer and the Chief Development and Integration Officer met with management from Iberdrola, as well as representatives of JPMorgan, in Madrid to discuss further their respective operations, business philosophies, corporate cultures, strategic goals and approaches to strategic combinations. The Company’s and Iberdrola’s managements, among other things, noted that all discussions were subject to obtaining approval from their respective board of directors. Iberdrola’s management noted Iberdrola’s philosophy with respect to operating with local management, their high regard for the track record and accomplishments of the Company’s senior management team as well as their desire for the Company’s Chief Executive Officer to remain with the Company for some period of time following any combination. The Chief Executive Officer and the Chief Development and Integration Officer were particularly impressed with Iberdrola’s track record of leadership and commitment to socially responsible energy initiatives. Following this meeting the parties concluded that it would make sense to exchange information with each other in order to better evaluate whether a transaction would make sense. In order to facilitate this exchange, a confidentiality and standstill agreement between the companies was executed on October 11, 2006. In a letter dated October 12, 2006, the Chief Executive Officer briefed the Board of Directors regarding Iberdrola’s interest in exploring a transaction with the Company.

Over the next several weeks, Iberdrola was provided information about the Company’s operations and business strategy, contractual arrangements and a financial forecast. Iberdrola also provided management with information regarding their operations and business strategy.

On November 1, 2006, the Board of Directors was updated regarding several matters including a proposed public equity offering, the potential acquisition of a small natural gas distribution business and the retention of financial advisors in connection with the discussions with Iberdrola.

During November 2006, additional meetings were held between the parties and their respective financial advisors and legal counsel to discuss various matters relating to Iberdrola’s due diligence review and regulatory issues associated with the potential transaction. During this period, the Company’s counsel, LeBoeuf, Lamb, Greene & MacRae LLP, and Iberdrola’s counsel, Milbank, Tweed, Hadley and McCloy LLP, exchanged preliminary drafts of a potential merger agreement. During this period, the parties did not discuss any specific price at which a transaction might take place, but they and their respective financial advisors did discuss valuation metrics that would be appropriate for a company like Energy East given its financial prospects and the prices paid in comparable transactions.

On November 16, 2006, the Company’s management and financial advisors reviewed with the Board of Directors developments with respect to Iberdrola, including a review of Iberdrola’s operations, its leadership in renewable energy development and the other benefits that Iberdrola could offer to the service territories served by the Company. Robert Kump, the Company’s Chief Financial Officer, also reviewed the financial forecast that had been provided to Iberdrola.

On November 19, 2006, Iberdrola disclosed to us that they were in discussions with respect to another transaction in Europe with an unidentified company, but that they wished to also continue discussions with us.

On November 21, 2006, JPMorgan and Greenhill reviewed with the Board of Directors their preliminary analyses with respect to valuations of utility companies generally, and preliminary ranges of value for the Company based on, among other things, the valuations that had been achieved in other comparable transactions in the industry and a discounted cash flow analysis using the financial forecast provided by the Company’s management.

On November 28, 2006, Iberdrola publicly announced that it had entered into an agreement to acquire Scottish Power plc. Shortly thereafter, Iberdrola’s management met with the Chief Executive Officer in New York to discuss the progress that had been made in the due diligence process between the two companies. Also, Iberdrola advised the Company that Scottish Power had insisted that Iberdrola not engage in another major transaction while its acquisition was pending. On December 5, 2006, at a regular meeting, the Company’s Board was advised that the discussions with Iberdrola were being terminated. Management sent a letter to Iberdrola on December 8, 2006 formally terminating discussions regarding a transaction.

After the discussions with Iberdrola terminated, management concentrated on a business strategy to address many of the policy objectives set forth in the Energy Policy Act of 2005 including investing in: (a) transmission to improve reliability, meet new load growth and connect new, renewable generation to the grid; (b) advanced metering infrastructure to promote customer conservation and peak load management; (c) distribution infrastructure to make it more environmentally efficient by reducing losses; and (d) new regulated generation that is environmentally friendly and, where possible, sustainable.

In March 2007, the Company completed an equity offering by selling 10 million shares of common stock to the public at a price of $24.25 per share. Towards the end of the first quarter of 2007, management was approached about the possible sale of certain of the Company’s operating subsidiaries. In April, management and the Board of Directors also began to consider, on a preliminary basis, the possible acquisition of a small electric utility company.

In April 2007, Iberdrola approached the Company to ask if it would be interested in renewing discussions about a potential transaction after Iberdrola completed its acquisition of Scottish Power. Management indicated that it would consider renewing discussions on a preliminary basis, but that it was exploring other strategic possibilities and that any willingness to renew negotiations would depend on whether Iberdrola would be willing to offer an acceptable price for the Company’s common stock. Iberdrola indicated that it would need to update its due diligence, including a review of an updated financial forecast, and that it expected to be able to provide an indicative price by late May. At a regularly scheduled meeting held on April 12, 2007, the Board of Directors was informed of the renewed interest from Iberdrola and it was agreed that the Company would provide them with updated diligence materials.

On April 17, 2007, the Chief Development and Integration Officer and the Chief Financial Officer met with management of Iberdrola, and a representative of Banc of America Securities LLC, Iberdrola’s financial advisor, to discuss, among other things, changes that had occurred in the Company’s strategic focus and regulatory developments with respect to the Company that had taken place since discussions had been terminated the previous fall. Management also provided Iberdrola with an updated financial forecast. On numerous occasions during late April and May 2007, management of the Company had in person meetings and telephonic conferences with management of Iberdrola to review the financial forecast and other due diligence matters.

At a meeting on May 23, 2007, management updated the Board of Directors regarding activities with respect to a potential combination with Iberdrola and two confidentiality agreements that had been entered into in connection with other potential strategic initiatives that the Company was considering and the status of those initiatives. As previously mentioned, one of those initiatives involved the possible acquisition of a small electric utility by the Company and the other involved the sale by the Company of certain of its operating subsidiaries. With respect to a possible combination with Iberdrola, management indicated that it had not yet received an indicative price from Iberdrola but that it expected to receive one within a week. In late May, the Company’s counsel also renewed discussions with Iberdrola’s counsel regarding the terms of the definitive merger agreement that would be executed in connection with a transaction if it were to proceed.

On May 25, 2007, Iberdrola’s financial advisor indicated that, based on its review and subject to completion of its diligence review and negotiation of the final terms of the merger agreement, it believed that Iberdrola would be prepared to offer a price of $28 per share for the Company’s common stock, subject to board and certain regulatory and other approvals.

On May 30, 2007, management of the Company, Iberdrola and their respective legal and financial advisors met in New York to discuss the terms of the merger agreement and the plans for obtaining regulatory approval for the transaction. Among other things that were discussed at that time were the provisions of the merger agreement that would restrict the Company from soliciting alternative proposals from other parties once the merger agreement was executed. It was proposed that the merger agreement include provisions that would permit us to solicit proposals for a specified period after the announcement of the transaction. Iberdrola responded that they would not be willing to proceed with a transaction on that basis. It was indicated that the Company might be willing to proceed without the ability to actively solicit alternative proposals, provided that the Board of Directors had the ability to consider a superior proposal if one were received on an unsolicited basis and to terminate the merger agreement to accept a superior proposal upon payment of a termination fee that was lower than is typical for transactions of this type in the United States.

On June 1, 2007, the Board of Directors met to discuss the proposed transaction and was updated with respect to the discussions with Iberdrola. The Chief Financial Officer reviewed the updated financial forecast that had been provided to Iberdrola and a separate forecast that was based on certain sensitivities that highlighted the risks to the assumptions in the forecast provided to Iberdrola. The Board reviewed the key assumptions in both sets of forecasts including the level of future capital expenditures, the funding and regulatory treatment related to those expenditures, and the level of commodity earnings in New York. The Company’s financial advisors reviewed the current market environment and their preliminary valuations of the Company based on the Company’s forecasts. Representatives of LeBoeuf, Lamb also attended the meeting and discussed certain legal matters with the Board, including provisions of the merger agreement that were being negotiated with Iberdrola. The Board also discussed the indicative price of $28 per share that Iberdrola’s management provided subject to authorization from their board of directors. The Board concluded that the indicative price was not high enough and instructed management to attempt to negotiate a higher price.

At the June 1, 2007 meeting, the Board also discussed the proposed timing of the announcement of the transaction and whether it should seek alternative proposals with respect to an acquisition of the Company. In addition, the Board discussed the need to maintain the confidentiality of, and the benefits of proceeding expeditiously with, any transaction. With respect to the timing of the transaction, it was agreed that if satisfactory terms, including a higher price, could be reached, it would be desirable to execute the merger agreement and announce the transaction on June 13, the day before the Company’s annual meeting of stockholders. Under the circumstances, the Board concluded that it was neither advisable nor practicable to seek alternative offers for the Company. In reaching this conclusion, the Board took a variety of factors into account, including (i) that over the previous two years the Company had considered potential strategic partners for a variety of transactions, including the possible acquisition of the Company, and that none of the discussions had resulted in a transaction, (ii) that contacting other parties at that time would increase the risk that the confidentiality of the discussions would be compromised, thereby adversely affecting both the Company and its ability to reach an agreement with Iberdrola or another party, (iii) that contacting other parties would delay the negotiation of a transaction with Iberdrola and would be resisted by Iberdrola, thereby increasing the risk that it would not be possible to reach agreement with Iberdrola, and (iv) that the merger agreement would contain provisions that would permit the Board to consider alternative offers that might be received after announcement of the proposed transaction. The directors also considered that Iberdrola was well-positioned to effect a merger with the Company because of, among other things, its financial strength and its well-established strategy, including its focus on energy efficiency and renewable energy, which was consistent with public policy initiatives in New York and New England. The Board also discussed at length the standards for obtaining regulatory approval and the public benefits of the proposed transaction that had been identified to the Board. They concluded that it would be desirable to invite management from Iberdrola to attend the next Board meeting to discuss these and other issues with the directors.

On June 6, 2007, the Company’s Chief Executive Officer and the Chief Development and Integration Officer met in Madrid with management of Iberdrola. They discussed the timing and process associated with the proposed combination. They also communicated that the Company was not willing to proceed at the indicative price of $28 per share. After further discussions, Iberdrola’s management indicated that they would be willing to recommend to the Iberdrola board a proposed price of $28.50 per share. The Company’s Chief Executive Officer and the Chief Development and Integration Officer indicated that they would convey this price to the Company’s Board of Directors for their consideration.

Also during the week of June 6, 2007, members of Energy East’s and Iberdrola’s managements and their respective financial advisors and counsel met on several occasions in New York to discuss the regulatory plan and the public benefits of the proposed transaction, and to negotiate the terms and conditions of the merger agreement. Among the terms of the merger agreement that were discussed at length were the so-called “no shop,” “fiduciary out” and termination provisions of the merger agreement. These provisions prohibit the Company from soliciting alternative proposals after execution of the agreement, but provide that, under certain circumstances, the Company’s Board of Directors may consider alternative offers if such offers were received on an unsolicited basis and, if the Board reaches certain conclusions with respect to the alternative proposal, terminate the existing agreement with Iberdrola to enter into an agreement with another party. (See The Merger Agreement—“No Solicitation of Transactions” beginning on page 55 and “Termination” beginning on page 59.) Other provisions of the merger agreement that were discussed at these meetings included the representations and warranties that each party would give the other in the merger agreement, the conditions to each party’s obligation to proceed with the merger, the covenants to which each party would be subject between execution of the merger agreement and the consummation of the merger and Iberdrola’s obligations to the Company’s employees after completion of the merger.

The Company’s Board of Directors met again to consider the proposed transaction on June 8, 2007. Management from Iberdrola, and representatives of Milbank and Banc of America Securities, were invited to attend a portion of the meeting. Iberdrola’s management provided the directors with information about Iberdrola, its business strategy, financial condition, recent transactions and operations in the United States. They also discussed the benefits that Iberdrola could bring to the Company and its customers, and how Iberdrola intended to approach regulators in connection with obtaining the required regulatory approvals for the transaction. After their presentation, the management from Iberdrola and their advisors left the meeting.

The Company’s management reported to the Board of Directors that Iberdrola’s management was prepared to present to its board a higher price of $28.50 per share and other aspects of the negotiations with respect to the transaction. The Company’s financial advisors and senior management both expressed their judgments that it was unlikely that Iberdrola would raise its offer any further, particularly in light of the fact that the Company’s common stock had declined in value by more than 5% in the previous week (from a closing price of $24.19 on June 1, 2007 to a closing price of $22.86 on June 7, 2007).

The June 8, 2007 meeting continued with JPMorgan and Greenhill reviewing with the directors their updated financial analysis regarding the Company and comparable transactions. The Board of Directors discussed the potential benefits of the two other pending strategic transactions under consideration at the time and determined that the benefits of completing those transactions were outweighed by the benefits associated with the proposed transaction with Iberdrola. The Board also discussed the risks associated with the Company’s continued operation as an independent public company and the prospects of the Company in the current regulatory environment. Representatives of LeBoeuf, Lamb also provided an update regarding the negotiation of the merger agreement. After extensive discussion of the terms of the proposed transaction and the potential benefits that it could bring to the Company’s shareholders, customers, employees, among others, and the related risks, both management and the Board concluded that the public benefits of a transaction with Iberdrola had not been developed with sufficient specificity, raising concerns regarding the prospects for obtaining regulatory approvals. The Board expressed concern about the potential negative effects on the Company of publicly announcing a transaction if regulatory approvals could not be obtained, specifically, the effect on key Company constituencies and on the Company being subject to operational constraints under the merger agreement for an extended period of time. The Board decided to continue discussions with Iberdrola, focusing particularly on identifying the public benefits of the proposed transaction and the other unresolved issues in the negotiations.

Following the June 8, 2007 Board of Directors meeting, Iberdrola was informed that before the Board of Directors would approve the transaction, they would require more specific information from Iberdrola regarding the public benefits of the proposed transaction and the commitments Iberdrola was willing to make to help obtain regulatory approvals. In light of the additional work that would be required to satisfy the Board’s request, Iberdrola was informed that it would not be possible to reach a final agreement and announce a transaction by June 13, 2007. Iberdrola’s management responded that Iberdrola was willing to continue discussions, but was concerned about maintaining confidentiality. It was decided that management of Iberdrola would work directly with management of the Company to help clarify the public benefits and resolve other open issues. Additionally, the Company instructed its counsel to suspend work on the merger agreement until the additional work with respect to the public benefits had been satisfactorily completed.

Management of the Company met with management of Iberdrola in Portland, Maine on June 11 and 12, 2007 to discuss the public benefits of the proposed transaction. The Company’s Board of Directors was updated regarding the public benefits at their regular meeting following the Company’s Annual Meeting of Stockholders on June 14, 2007.

The parties prepared materials outlining the public benefits of the proposed combination during the week of June 18, 2007. During this time, the Company’s counsel resumed negotiations with respect to the merger agreement and several in person meetings and telephone conferences were held to discuss the terms of the agreement. Also, during this time detailed discussions were conducted regarding a replacement for the Chief Executive Officer’s current employment agreement that would become effective if the merger was completed.

In a telephonic meeting on June 21, 2007, the Board of Directors was updated regarding the progress that had been made in clarifying the public benefits of the proposed combination and that plans had been developed for communicating those benefits to public policy makers. At this meeting, the executive officers who participated in the telephone call individually indicated that for various reasons they supported the proposed combination, assuming the remaining open issues in the merger agreement could be resolved. The Company’s counsel indicated that they thought the open issues could be resolved and the necessary preparations for announcement could be completed within the next few days. A representative of LeBoeuf, Lamb also updated the directors with respect to the negotiation of certain provisions of the merger agreement, including the “no shop,” “fiduciary out” and termination provisions, which now reflected a proposed termination fee of $45 million, which amounted to approximately 1% of the aggregate merger consideration.

On June 21 and 22, 2007, the Company entered into engagement letters with Greenhill and JPMorgan, respectively, confirming their engagement as financial advisors to the Company with respect to the proposed transaction.

From June 21 until June 25, 2007 management of the Company and Iberdrola and their respective legal and financial advisors worked to resolve the remaining open items in the merger agreement and to complete the plan for communicating the public benefits of the proposed merger.

On June 25, 2007, the Compensation and Management Succession Committee of the Board met to discuss the effects of the proposed transaction on the employees, executive officers and directors of the Company, including the replacement of the Chief Executive Officer’s employment agreement. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 37.

Subsequent to the meeting of the Compensation and Management Succession Committee on June 25, 2007, the Board held a special meeting. The Board reviewed the terms of the proposed transaction. Representatives of LeBoeuf, Lamb reviewed again with the directors their fiduciary duties in connection with extraordinary transactions such as the proposed merger and reviewed in detail the terms of the proposed merger agreement. Representatives of JPMorgan and Greenhill then jointly reviewed and analyzed the financial aspects of the proposed transaction and delivered their firms’ oral opinions (subsequently confirmed in writing) that, as of that date and based on and subject to the considerations, assumptions and limitations set forth in their opinions, the consideration to be paid to holders of our common stock pursuant to the merger transaction with Iberdrola was fair to our holders from a financial point of view. See “Opinions of our Financial Advisors” beginning on page 29. John T. Cardis, Chairperson of the Board’s Compensation and Management Succession Committee, reported on the effects of the proposed transaction on the employees, executive officers and directors of the Company. The Board was then informed that Iberdrola had approved the transaction. After full discussion and deliberation, the Board unanimously (1) determined that the acquisition of the Company by Iberdrola and the other transactions contemplated by the merger agreement were advisable and in the best interests of the Company and its stockholders, (2) authorized, approved and adopted the merger agreement and the transactions contemplated by the merger agreement and the execution and delivery of the merger agreement, (3) authorized the replacement of the Chief Executive Officer’s employment agreement and (4) authorized the special meeting and the preparation and delivery of this proxy statement. That evening, we and Iberdrola executed and delivered the merger agreement.

Reasons for the Merger and Recommendation of the Company’s Board of Directors

After careful consideration, the Board of Directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors has unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. In making this determination, the Board of Directors consulted with our management and our financial and legal advisors and considered a number of factors which supported its decision, including the following:

•       the opportunity for our stockholders to realize a substantial premium for their shares, which, based on the per share consideration of $28.50 to be paid in the merger, is approximately 27.4% above the closing price of our common stock on June 22, 2007, the trading day immediately prior to announcement and approximately 20.2% above the average closing price for the 30 day period ending June 22, 2007;

•       the current and historical market prices of our common stock, including the market price of our common stock relative to other utility companies and general market indices;

•       the fact that based on multiples of earnings and cash flow, electric and natural gas utilities are trading near historic highs;

•       the fact that the merger consideration is all cash, so that the transaction will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide our stockholders certainty of value for their shares;

•       the business, financial performance and growth prospects of the Company, as well as the risks associated with achieving those prospects if we were to remain a stand-alone company;

•       the financial and comparative analyses performed by JPMorgan and Greenhill, our financial advisors, and their respective opinions dated June 25, 2007 rendered to the Board as to the fairness of the merger consideration from a financial point of view to our holders of common stock as described in “Opinions of our Financial Advisors;”

•       Iberdrola’s very early involvement with thinking through the appropriate leadership roles that utilities need to play in deploying sustainable energy policies and programs, and our belief that Iberdrola is uniquely qualified to assist us in implementing energy policies that are consistent with those that have been articulated by public policy makers in New York, Maine, Connecticut and Massachusetts, the states where we conduct our primary operations;

•       the fact that the requirements for responsible energy policy implementation will involve significant sums of capital (our forecasted capital expenditures for the next five-year period are in excess of $3 billion) and expertise in energy efficiency initiatives and new and clean forms of generation, and that Iberdrola has the size, experience and commitment to make generation, transmission and distribution investments that promote a secure and reliable energy infrastructure;

•       Iberdrola’s proven leadership and expertise in and commitment to delivering sustainable clean energy, including renewable resources, energy efficiency initiatives and engineering and construction resources at the leading edge of environmental technology, which the Board believes will be very important to enable us to continue to best meet the needs of our customers and the communities that we serve;

•       the Board’s determination that the public benefits that it believes Iberdrola can bring to the states in which we conduct our operations make it more likely that the transaction will receive the required approvals from state public utility commissions mitigating the risk to the Company associated with announcing a transaction that fails to be consummated;

•       the terms of the merger agreement, including the parties’ representations, warranties, and covenants, the conditions to their respective obligations to complete the merger and the specified ability of the parties to terminate the merger agreement;

•       the right of the Board, under specified conditions, to terminate the merger agreement prior to its adoption by the holders of our common stock in the exercise of the Board’s fiduciary duty to, subject to specified conditions, accept a superior proposal for the Company;

•       the Board’s belief that the termination fee of $45 million, which constitutes approximately 1% of the aggregate purchase price, will not unduly impair the ability of a third party to make a superior acquisition proposal;

•       the fact that Iberdrola stated that it has no plans to modify the Company’s historical charitable contributions and local community support;

•       Iberdrola’s commitment to honor existing labor agreements and preserve substantially comparable pay and benefits for our employees for at least 18 months after completion of the merger; and

•       the financial capability of Iberdrola to consummate the merger and the fact that Iberdrola’s obligations under the merger agreement are not subject to any financing condition.

The Board also considered the potential risks of the merger, including the following:

•       the fact that there can be no assurance that we will be able to obtain the consents and approvals necessary to complete the merger, or that the timing of receipt, terms and conditions attached to such consents and approvals will be satisfactory to us and Iberdrola;

•       the fact that following the merger, our stockholders will not participate in any of our potential future earnings or growth and will not benefit from any of our potential appreciation in value;

•       the possibility of management and employee disruption associated with the merger;

•       the fact that we entered into the merger agreement without having concurrently solicited alternative offers from other parties that might have been willing to acquire the Company, although subject to certain restrictions the merger agreement permits us to consider unsolicited offers subject to certain terms and conditions, including payment of a $45 million termination fee if we determine to terminate the merger agreement to accept another offer;

•       the restrictions on management’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving us and the requirement that we provide Iberdrola with information on any superior proposal and take into account any changes to the merger offer by Iberdrola before accepting a superior proposal;

•       the merger consideration consists entirely of cash and will therefore be taxable to our stockholders for United States federal income tax purposes;

•       the fact that Iberdrola is a non-U.S. entity and the potential risk associated with obtaining additional government approvals required for a foreign buyer;

•       the circumstances under which Iberdrola may terminate the merger agreement; and

•       the restrictions on the conduct of our business prior to consummation of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or consent by Iberdrola, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

In addition, the Board of Directors was aware of and considered the interests that certain directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Board of Directors includes material positive and potentially negative factors considered by the Board of Directors, but it is not intended to be exhaustive and may not include all of the factors the Board of Directors considered. In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and the holders of Company common stock. Rather, the determination and recommendation of the Board of Directors were based on an analysis of the totality of the information presented to, and the factors considered by, the Board of Directors. In addition, in considering the factors described above, individual members of the Board of Directors may have accorded greater or lesser relative importance to specific factors considered than did other members of the Board of Directors.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

Certain Projections

In connection with Parent’s due diligence review of the Company and in the course of the negotiations between the parties, we provided Parent with certain non-public business and financial information about us. This information included projections for the fiscal years 2007 through 2011. These projections were prepared in April 2007 and assumed that the Company could successfully implement a number of investment and earnings initiatives that had been identified by management and included, but were not limited to, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and capital expenditures. These projections do not give effect to the merger.

	2007	2008	2009	2010	2011
	(in millions)
EBIT	$628	$707	$760	$829	$904
EBITDA	904	992	1,056	1,128	1,202
Capital Expenditures	496	699	785	1,018	844

Although presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the

Company’s management. The most significant assumptions made by the Company relate to (i) infrastructure and reliability investments such as the installation of advanced metering systems, new electric transmission projects and the re-powering of Rochester Gas and Electric Corporation’s coal-fired Russell Station, (ii) the funding for such investments, (iii) regulatory treatment at the end of existing rate agreements; (iv) potential commodity earnings at our New York electric utilities, and (v) forecasts of sales growth and expense growth. No assurances can be given that these assumptions will accurately reflect future performance. You should review “Cautionary Statement Concerning Forward-Looking Information” beginning on page 13. Accordingly, there can be no assurance that the projections will be realized, and actual results may materially differ from those reflected in the projections. You should review our most recent filings on Form 10-K and Form 10-Q for a description of risk factors with respect to our business. See “Where You Can Find Additional Information” beginning on page 64. Also see “Opinions of our Financial Advisors—Summary of Certain Financial Analyses Conducted by the Financial Advisors” beginning on page 33 for a discussion of a separate set of financial projections provided to the Board of Directors and our Financial Advisors that highlights the risks in the projections provided to Parent.

The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to Parent. We provided our financial advisors, Greenhill and JPMorgan, with these projections in connection with their financial analysis of the merger consideration. We also provided our financial advisors with additional data that they used in connection with their analyses, which included sensitivities to some of the assumptions in the summary financial projections described above. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by us, Parent or our respective affiliates or representatives to any security holder of the Company regarding the ultimate performance of the Company compared to the information contained in the projections. We do not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Opinions of our Financial Advisors

Pursuant to engagement letters, Energy East retained JPMorgan and Greenhill (the “Financial Advisors”), to serve as co-financial advisors and deliver fairness opinions in connection with the proposed merger.

At the meeting of the Energy East Board of Directors on June 25, 2007, the Financial Advisors rendered their oral opinions to the Energy East Board of Directors (as subsequently confirmed in writing in opinions dated June 25, 2007) that, as of such date and based upon and subject to the factors and assumptions set forth in such opinions, the consideration to be received by the holders of Energy East common stock in the proposed merger of Green Acquisition Capital, Inc. with and into Energy East was fair, from a financial point of view, to such holders. No limitations were imposed by the Energy East Board of Directors upon the Financial Advisors with respect to the investigations made or procedures followed by them in rendering their opinions.

The opinions are addressed to the Energy East Board of Directors, are directed only to the consideration to be received by the holders of Energy East common stock in the proposed merger and do not constitute a recommendation to any stockholder of Energy East as to how such stockholder should vote at the Energy East special meeting. The summary of each opinion set forth below in this proxy statement is qualified in its entirety by reference to the full text of such opinion. A summary of the material financial analyses jointly presented by the Financial Advisors to the Energy East Board of Directors on June 25, 2007 in connection with providing the opinions is set forth below under the subheading              “—Summary of Certain Financial Analyses Conducted by the Financial Advisors.”

Summary of JPMorgan’s Opinion

In arriving at its opinion, JPMorgan, among other things:

•       reviewed a draft dated June 25, 2007 of the merger agreement;

•       reviewed certain publicly available business and financial information concerning Energy East and the industries in which it operates;

•       compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•       compared the financial and operating performance of Energy East with publicly available information concerning other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Energy East common stock and certain publicly traded securities of such other companies;

•       reviewed certain internal financial analyses, projections and forecasts prepared by the management of Energy East relating to their business; and

•       performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Energy East with respect to certain aspects of the transaction, the past and current business operations of Energy East, the financial condition and future prospects and operations of Energy East, the effects of the transaction on the financial condition and future prospects of Energy East, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Energy East or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Energy East under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best then currently available estimates and judgments by management as to the expected future results of operations and financial condition of Energy East to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the acquisition by Iberdrola would be obtained without any adverse effect on Energy East or on the contemplated benefits of the acquisition, and that all other conditions to the acquisition will be satisfied in all material respects.

The projections furnished to JPMorgan for Energy East were prepared by the management of Energy East. Energy East does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the transaction, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to Energy East of the consideration to be received by the holders of Energy East common stock in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the transaction to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Energy East or as to the underlying decision by Energy East to engage in the transaction. JPMorgan expressed no opinion as to the price at which Energy East’s common stock will trade at any future time.

JPMorgan’s opinion and financial analyses were only one of many factors considered by the Energy East Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Energy East Board of Directors or management with respect to the proposed merger or the merger consideration.

JPMorgan and its affiliates have provided in the past, and may in the future provide, investment banking, commercial banking and other financial services for each of Energy East and Iberdrola. Such past services for Energy East have included acting as co-lead arranger and bookrunner for a $425 million revolving facility for the utility subsidiaries of Energy East, in June 2005; acting as lead arranger for a $475 million revolving facility for the utility subsidiaries of Energy East in June 2006; acting as book manager for a $250 million issuance of senior debt for Energy East in August 2006; acting as joint book manager for a $100 million issuance of senior unsecured notes for New York State Electric & Gas Corporation, a subsidiary of Energy East, in December 2006; and acting as co-manager for a $245 million common stock offering for Energy East in March 2007. Such past services for Iberdrola have included acting as joint bookrunner for a Euro 1,750 million syndicated facility for Iberdrola in January 2003; advising on Iberdrola’s defense from a $29.7 billion tender offer in October 2003; advising on strategic alternatives and valuation of Iberdrola’s stake in Galp Energia S.G.P.S., S.A. in February 2004; acting as lead arranger for a Euro 2,300 million five-year syndicated facility for Iberdrola in December 2004; and acting as co-manager of a £7,995 million acquisition facility for Iberdrola in April 2007. The aggregate fees for the foregoing services provided to Iberdrola were approximately $3 million. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Energy East or Iberdrola for JPMorgan’s own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Summary of Greenhill’s Opinion

In arriving at its opinion, Greenhill, among other things:

•       reviewed the draft of the Agreement dated as of June 25, 2007;

•       reviewed certain publicly available financial statements of Energy East;

•       reviewed certain other publicly available business and financial information relating to Energy East that Greenhill deemed relevant;

•       reviewed certain information, including financial forecasts and projections and other financial and operating data concerning Energy East, prepared by the management of Energy East;

•       discussed the past and present operations and financial condition and the prospects of Energy East with senior executives of Energy East;

•       reviewed the historical market prices and trading activity for Energy East common stock and analyzed its implied valuation multiples;

•       compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•       compared the value of the merger consideration with that received in certain publicly available transactions that Greenhill deemed relevant;

•       compared the value of the merger consideration to the valuation derived by discounting future cash flows and a terminal value of Energy East at discount rates that Greenhill deemed appropriate; and

•       performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to Greenhill by representatives of Energy East for the purposes of its opinion and further relied upon the assurances of the representatives of Energy East that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections furnished to Greenhill by the management of Energy East, Greenhill assumed that such forecasts were reasonably prepared on a basis reflecting the best then currently available estimates and good faith judgment of Energy East management as to the future financial performance of Energy East, and relied upon such forecasts in arriving at its opinion. Greenhill expressed no opinion with respect to such forecasts or projections or the assumptions upon which they are based. In arriving at its opinion, Greenhill did not conduct a physical inspection of the properties or facilities of Energy East, nor did it make or was it provided with any valuation or appraisal of the assets or liabilities of Energy East. Greenhill assumed that the merger will be consummated in accordance with the terms set forth in the final, executed merger agreement, the terms of which Greenhill further assumed would be identical in all material respects to the draft thereof dated June 25, 2007 reviewed by Greenhill, without any waiver of any material terms or conditions set forth in such merger agreement. Greenhill assumed that all material governmental regulatory and other consents and approvals necessary for the consummation of the merger, and the other transactions contemplated by the merger agreement, would be obtained without any effect on Energy East in any way meaningful to Greenhill’s analysis. In addition, Greenhill relied as to all legal matters relevant to the merger agreement and the transactions contemplated thereby on advice of counsel for Energy East. Greenhill did not express an opinion as to any aspect of the merger agreement or the merger other than the fairness to the holders of the Energy East common stock from a financial point of view.

Greenhill’s opinion is based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. Subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion unless reasonably requested by Energy East to update its opinion.

Greenhill’s opinion and financial analyses were only one of many factors considered by the Energy East Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Energy East Board of Directors or management with respect to the proposed merger or the merger consideration.

Greenhill has from time to time performed, and will continue to perform, investment banking services for Energy East. Greenhill has not performed services for, and does not have any business relationships with, Iberdrola.

Summary of Certain Financial Analyses Conducted by the Financial Advisors

In accordance with customary investment banking practice, each of the Financial Advisors employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses jointly presented by the Financial Advisors to the Energy East Board of Directors in connection with providing the opinions to the Energy East Board of Directors on June 25, 2007. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

In connection with rendering the opinions, the Financial Advisors performed a variety of financial and comparative analyses:

•       comparable publicly traded companies analysis;

•       selected transaction analysis; and

•       discounted cash flow analysis.

In these analyses, the Financial Advisors determined the implied value of Energy East common stock based on two alternate cases: a “Case 1” and a “Case 2.”  Case 1 and Case 2 projections were prepared by Energy East management. In Case 2, Energy East management assumed lower growth capital and modestly lower performance than for Case 1. Case 2 included approximately $625 million less in growth capital over the 2008-2011 period to reflect uncertainty with respect to the costs of the Russell Station repowering and certain transmission investments, and slightly lower performance for certain utility subsidiaries and electric commodity programs in New York.

Comparable Publicly Traded Companies Analysis.   Using publicly available information, the Financial Advisors compared selected financial data of Energy East to similar data for selected publicly traded companies engaged in businesses which the Financial Advisors judged to be reasonably comparable to the businesses of Energy East.

The Financial Advisors reviewed the trading and operating statistics of the following selected publicly traded companies in the power and utility industry:

•       Consolidated Edison;

•       PEPCO Holdings;

•       Northeast Utilities;

•       NSTAR; and

•       Puget Energy.

Based on the above companies’ closing stock prices on June 22, 2007, the Financial Advisors calculated the ratio of stock price to 2007 and 2008 estimated earnings per share (sometimes referred to in this proxy statement as EPS) and the ratio of firm value (calculated as equity value, plus debt, plus minority interest, less cash and cash equivalents) to 2007 and 2008 estimated EBITDA.

This analysis indicated the following firm value and stock price multiples:

Energy East Public Comparables	Stock price as a multiple of estimated EPS		Firm value as a multiple of estimated EBITDA
	2007E	2008E	2007E	2008E
Median	15.2x	14.0x	8.3x	7.7x
Mean	16.1x	14.4x	8.1x	7.5x

Based on the current trading multiples of the comparable companies, the Financial Advisors applied a range of multiples of estimated 2007 and 2008 EBITDA and EPS to the corresponding financial data regarding Energy East provided to the Financial Advisors by Energy East management to derive an implied range of values for shares of Energy East common stock.

The Financial Advisors applied the following range of multiples to estimated 2007 and 2008 EBITDA and EPS:

Metrics	Multiple Range
Firm value as a multiple of 2007 estimated EBITDA	7.75x – 8.50x
Firm value as a multiple of 2008 estimated EBITDA	7.25x – 8.00x
Stock price as a multiple of 2007 estimated EPS	14.50x – 16.50x
Stock price as a multiple of 2008 estimated EPS	13.50x – 15.00x

This analysis resulted in the following implied per share range of equity values for Energy East common stock, as compared to the value of the merger consideration in the proposed merger:

	Implied per Share Valuation Range	Merger Consideration
Case 1	$21.25 – $27.25	$28.50
Case 2	$20.25 – $25.75	$28.50

The Financial Advisors noted that none of the selected comparable companies is either identical or directly comparable to Energy East and that any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

Selected Transaction Analysis.   Using publicly available information, the Financial Advisors examined selected transactions where the Financial Advisors judged the target business to be reasonably comparable with Energy East’s business. The comparable transactions considered in this analysis are listed below:

•       WPS Resources / Peoples Energy;

•       Macquarie / Duquesne Light Holdings;

•       Babcock and Brown / Northwestern Corp.;

•       National Grid / Keyspan Corp.;

•       FPL Group / Constellation Energy;

•       MidAmerican / PacifiCorp;

•       Duke Energy / Cinergy;

•       PNM Resources / TNP Enterprises Inc.; and

•       Ameren / Illinois Power.

The Financial Advisors reviewed each transaction and calculated the firm value as a multiple of estimated EBITDA for the trailing twelve-months prior to the transaction announcement. The following table identifies the median and mean of such multiples for all of the comparable transactions:

Transaction Comparables	FV/LTM EBITDA
Median	8.9x
Mean	9.1x

Based on these precedent transactions, the Financial Advisors applied a range of 8.25x to 9.25x EBITDA multiple to Energy East’s adjusted EBITDA for the twelve months ended March 31, 2007 of $895 million after adjusting down by $94 million to reflect the annualized impact of the August 2006 NYSEG electric rate order on earnings and cash flow. The Financial Advisors also considered a range of 8.00x to 9.00x 2007 estimated EBITDA of $904 million and a range of 15.5x to 18.0x 2007 estimated EPS of $1.47, to derive an implied range of values for shares of Energy East common stock.

This analysis resulted in the following implied per share range of equity values for Energy East common stock, as compared to the value of the merger consideration in the proposed merger:

Multiple Range	Implied per Share Valuation Range	Merger Consideration
8.25x-9.25x	$23.75–$29.50	$28.50

The Financial Advisors noted that none of the target companies in the selected comparable transactions is either identical or directly comparable to Energy East and that any analysis of comparable transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction valuation of the selected transactions.

Discounted Cash Flow Analysis.   The Financial Advisors conducted a discounted cash flow analysis for Energy East for the purpose of determining the fully diluted equity value for each share of Energy East’s common stock based on the expected future cash flows to be generated by Energy East, as described below.

A discounted cash flow analysis is a traditional method of evaluating an asset by estimating the future cash flows of an asset and taking into consideration the time value of money with respect to those future cash flows by calculating the “present value” of the estimated future cash flows of the asset. “Present value” refers to the current value of one or more future cash payments, or “cash flows,” from an asset and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future cash flows from an asset at a particular point in time, and “unlevered free cash flows,” which refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs.

The Financial Advisors calculated the unlevered free cash flows that Energy East is expected to generate during fiscal years 2007 through 2011, based upon Case 1 and Case 2 financial projections prepared by the management of Energy East. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The Financial Advisors also calculated a range of terminal asset values of Energy East at the end of the five-year period ending 2011 by applying a terminal exit multiple ranging from 8.0x to 8.5x to the projected terminal unlevered free cash flow of Energy East during the final year of the five-year period, normalized for certain non-recurring items. The 8.0x to 8.5x exit multiple range was based on the Financial Advisors’ analysis of the then existing trading multiples for utility companies with a similar business and risk profile to Energy East. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a weighted average discount rate ranging from 6.25% to 6.75%, which was chosen by the Financial Advisors based upon an analysis of the weighted average cost of capital of Energy East. The value of Energy East common stock was derived from the discounted cash flow range by subtracting Energy East’s debt and adding cash and cash equivalents outstanding as of March 31, 2007 and using the Energy East share information as of May 29, 2007 as provided by management.

This analysis indicated the following value of Energy East common stock for two forecast scenarios, as compared to the merger consideration of $28.50 per share in the proposed merger:

	Case 1	Case 2
Value per share	$26.00–$30.25	$22.75–$26.50

Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by the Financial Advisors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Financial Advisors believe that the foregoing summary and these analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and their respective opinions. In arriving at the opinions, the Financial Advisors did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support these opinions. Rather, the Financial Advisors considered the totality of the factors and analyses performed in determining their opinions. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by the Financial Advisors are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, the Financial Advisors’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Energy East, and none of the selected transactions reviewed was identical to the transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of the Financial Advisors’ analysis, may be considered similar to those of Energy East. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of the Financial Advisors’ analysis, may be considered similar to the acquisition. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Energy East and the transactions compared to the acquisition.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Greenhill is an independent investment banking firm that provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters. JPMorgan and Greenhill were selected to serve as co-financial advisers to Energy East with respect to the acquisition by Iberdrola and to deliver an opinion to the Energy East Board of Directors with respect to the merger on the basis of their experience, qualifications and expertise in providing financial advice to companies, and their familiarity with Energy East.

For services rendered in connection with the merger and the delivery of its opinion, Energy East has agreed to pay to each Financial Advisor a fee of $8.5 million, 20% of which was paid upon the execution of the merger agreement, 10% of which is payable upon Energy East stockholder adoption of the transaction, and the balance of which is payable upon completion of the merger. In addition, Energy East has agreed to reimburse each Financial Advisor for its expenses incurred in connection with its services including the reasonable fees of counsel (provided that reimbursable expenses may not exceed $100,000 each without prior approval of Energy East), and Energy East has agreed to indemnify each Financial Advisor for certain liabilities arising out of its engagement.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Company’s Board of Directors, you should be aware that the members of the Board of Directors and our executive officers have interests in the merger other than their interests as Energy East stockholders generally, including those described below. These interests may present such directors and executive officers with actual or potential conflicts of interest and may be different from, or be in conflict with, your interests as a stockholder. The members of the Board of Directors were aware of these additional interests, and considered them, when they adopted the merger agreement.

Employment Agreements in Connection with the Merger

As of the date of this proxy statement, no member of the Board of Directors or management has entered into employment agreements with us or our subsidiaries in connection with the merger, other than the amendment to Mr. von Schack’s employment agreement that would become effective upon the closing of the merger described below. In addition, as of the date of this proxy statement, no member of the Board of Directors or management has entered into or is currently negotiating any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Company (as the surviving corporation in the merger) or Parent.

Upon the merger becoming effective, Mr. von Schack’s employment agreement will be amended to provide for a term of two years from the date the merger becomes effective during which Mr. von Schack shall continue to serve as the Company’s Chairman, President and Chief Executive Officer. The term may be extended for an additional one-year period with the consent of Mr. von Schack, Parent and the Company. Under the amendment, Mr. von Schack will continue to receive a base salary of at least $900,000 and a short-term cash incentive bonus opportunity. The short-term cash incentive bonus opportunity has a target of 100% and a maximum of 200% for each calendar year ending during the term of the amended agreement and for each succeeding calendar year an annual bonus equal to 100% prorated for the portion of such calendar year that the amended agreement was in effect. As a replacement for equity-based awards, the amendment provides for annual long-term incentive performance payments of $2,500,000. He will be entitled to an annual retention payment of $900,000 at the end of each year under the term of the amended employment agreement. If his employment is terminated without cause prior to the end of the term, Mr. von Schack would be paid the base salary, short-term incentive payment at the target level and long-term incentive payments that would have been paid to him had his employment not been terminated and he would receive the retention bonuses to which he would have been entitled. In lieu of 143,478 shares of restricted stock which are issuable to Mr. von Schack under his current employment agreement, Mr. von Schack would be paid the value of those restricted shares upon the closing of the merger to the extent they have not been previously issued. The amended employment agreement provides that Mr. von Schack will no longer be able to participate in our ERISA Excess Plan or Supplemental Executive Retirement Plan, which we refer to as the SERP. Consequently, upon the closing of the merger, Mr. von Schack will receive $21,786,794, his vested balances under those plans as of December 31, 2006.

Existing Change-in-Control and Severance Agreements

Each of Richard Benson, Paul Connolly, Jr., Robert Kump, Robert Rude and Angela Beddoe have change-in-control agreements and general severance agreements. General severance is provided in an Employee Invention and Confidentiality Agreement. The change-in-control agreements provide for certain payments if, generally, within two years following a change in control of the Company, the individual’s employment is terminated either by the Company without cause or by the individual for good reason. The benefits consist of a lump-sum severance payment equal to two times the sum of: (i) the individual’s then annual base salary; and (ii) the higher of any award paid to the individual under the Annual Executive Incentive Plan (AEIP) with respect to the year immediately preceding the year in which the termination occurs or the average of the AEIP awards paid to the individual in the three years preceding the year in which the change-in-control occurs. This payment will not be made to the individual until six months after his employment is terminated. The individual will also receive a lump sum payment equal to the value of the health and welfare benefit plans for twenty-four months and reimbursement for outplacement counseling up to a maximum of 5% of base salary. This lump sum payment will not be made until six months after termination of employment. In addition, the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP at the threshold level with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the individual’s agreement and the AEIP. Also, in the event of such termination, the individual will receive an additional two years of age and service credit under the SERP. In the event that any payments made under these agreements or otherwise would subject the executive to federal excise tax, as an excess parachute payment, that executive is entitled to be made whole for the payment of any such taxes, including any income tax due as a result of payments to pay such federal excise tax.

The Employee Invention and Confidentiality Agreements of Messrs. Benson, Connolly, Kump, Rude and Ms. Beddoe provide that, so long as he or she is not entitled to receive payments under his or her change-in-control agreements, the executive officer is entitled to a lump sum payment on termination from employment (voluntary or involuntary) equal to: (i) one year’s base salary, and (ii) the value of certain health insurance premiums for one year. This lump sum payment will not be made until six months after termination from employment.

Each of Robert Allessio, Sara Burns and Michael McClain have employment agreements that provide that in the event his or her employment is terminated by the Company (other than for cause or disability) or by the executive for good reason, he or she will receive a lump sum payment equal to: (i) his or her base salary at the rate in effect at the time of termination for the remainder of the term of the employment agreement; (ii) the value of his or her incentive compensation for the remainder of the term of the employment agreement, calculated on the basis of the value of short-term incentive compensation received in the most recently completed fiscal year and the value of any long-term incentive compensation awards determined on the projected target value of the awards; (iii) the value of continued participation in all employee welfare plans (with the exception of the medical plan); (iv) reimbursement for outplacement services of $10,000; and (v) the value of the fringe benefits that he or she would have received through the term of the employment agreement. Any payments under these agreements will not be made until six months after the executive’s employment is terminated. In addition, each of the executives will receive an additional age and service credit under the SERP for the remainder of the term of their employment agreement. In the event of a change in control, the executives will be entitled to be made whole for the payment of any taxes, including any income tax due as a result of payments made under these agreements or that would otherwise subject the executive to federal excise tax, as an excess parachute payment.

In addition to the potential post-employment termination payments under the agreements our executive officers have with the Company, under the terms of the SERP, the executive officers who are not already vested in their benefits under the SERP because they are not eligible for retirement, become eligible for such benefits on a change-in-control.

The following table shows the amount of potential payments to our current executive officers pursuant to the agreements described above calculated assuming a closing of the merger, termination of employment on June 30, 2008 under circumstances that would cause such payments to become due, and projected bonuses, equity awards and additional service credit under our pension plans through such time.

		Pension Plan	Health	Outplacement	280G
Name	Severance(1)	Non-Qualified(2)	& Welfare	Services	Gross-ups(3)	Total
Wesley W. von Schack(4)	$0	$0	$0	$0	$0	$0
Richard R. Benson	1,373,708	3,749,900	20,862	10,000	2,143,804	7,298,274
Paul K. Connolly, Jr.	924,602	638,900	14,918	10,000	694,571	2,282,991
Robert D. Kump	1,247,494	2,494,200	21,092	10,000	2,108,049	5,880,835
F. Michael McClain	1,965,867	3,330,600	8,013	10,000	1,771,634	7,086,114
Robert E. Rude	1,120,660	3,537,700	22,032	10,000	1,497,264	6,187,656
5 other executive officers as a group	4,562,925	6,858,400	105,605	40,000	4,125,836	15,692,766

(1)          Assumes a 2007 incentive bonus based on historical average earnings and achievement levels.

(2)          Includes the incremental value of benefits upon a change-in-control and the amounts to executive officers are otherwise entitled to upon a termination of their employment.

(3)          Includes estimated excise taxes, including those imposed under Code section 4999, and any income and excise taxes, interest and penalties that are payable by the executive as a result of reimbursement for any such income or excise taxes. Our actual cost under these provisions is impossible to calculate at this time (actual excise tax liability and lost tax deductibility depend on whether the benefit payments actually paid to executives are deemed to be “parachute payments” subject to federal excise tax, and a number of other employment-related items that have not yet been decided, including the reasonableness of executive compensation rates and future employment arrangements).

(4)          Mr. von Schack’s present employment agreement does not contain change-in-control provisions. The provisions applicable to Mr. von Schack under his amended and restated employment agreement that will become effective upon closing of the merger are discussed above.

Treatment of Stock Options and Restricted Stock

Under the terms of the merger agreement, all options (whether vested or unvested) to purchase our common stock outstanding at the effective time and any tandem stock appreciation rights, including those held by executive officers, will be cancelled and the holders of such options will be entitled to receive from us an amount of cash equal to the number of shares of common stock such options were convertible into immediately prior to the merger multiplied by the excess, if any, of $28.50 over the per-share exercise price of such option, less any applicable withholding tax. The number of shares underlying all outstanding vested and unvested options held by executive officers and the related payments to them upon closing of the merger are as follows: Mr. von Schack (1,225,645, $5,875,461); Mr. Benson (40,642, $145,388); Mr. Connolly (72,000, $366,510); Mr. Kump (147,962, $456,691); Mr. McClain (44,629, $154,478); Mr. Rude (105,296, $296,907); and the 5 other executive officers as a group (170,644, $584,603), respectively.

Likewise, under the terms of the merger agreement, immediately prior to the effective time, all shares of restricted stock issued under our restricted stock plan, will vest and will be eligible to receive the merger consideration, less any applicable withholding taxes. The number of shares of restricted stock held by executive officers and the related payments to them upon the closing of the merger are as follows: Mr. von Schack (507,907, $14,475,350); Mr. Benson (38,040, $1,084,140); Mr. Connolly (19,000, $541,500);

Mr. Kump (38,040, $1,084,140); Mr. McClain (38,040, $1,084,140); Mr. Rude (45,465, $1,295,753); and the 5 other executive officers as a group (120,249, $3,427,097).

Pursuant to the merger agreement, the Company may grant, either before or after our special meeting, additional options or restricted shares to our employees in accordance with existing equity plans in the ordinary course of the operation of such plans in amounts up to 500,000 restricted shares and 1,100,000 for options and tandem stock appreciation rights. As of the date of this proxy statement, the Board has not made any determination in connection with the issuance of additional equity awards.

Director Stock Equivalent Units

Our non-employee directors receive quarterly grants of stock equivalent units. Upon a director ceasing to serve as a director of the Company, cash payments representing the value of the stock equivalent units held by the director are to be made to the director. The value of the stock equivalent units is determined by multiplying the number of units by the average of the daily closing prices of the Company’s common stock for the five trading days preceding the date the director ceases to serve as a director. Under the terms of the Deferred Compensation Plan for the Director Share Plan, a director may defer a portion or all of the cash payment to be made under the Director Share Plan over a period of years following the director’s ceasing to serve as a director. As of September 13, 2007, our non-employee directors held a total of 90,562 stock equivalent units and upon the closing of the merger, such stock equivalent units will be converted into the right to receive the merger consideration, a total amount of $2,581,017. Our non-employee directors will continue to receive quarterly grants of 625 stock equivalent units until the closing of the merger.

Advisory Board

Under the merger agreement, none of our current directors will be directors of the Company following the merger. However, the merger agreement provides that, in addition to the Company’s Chief Executive Officer, at least three other directors of the Company shall be requested to serve on an advisory board to the Company for a period of at least two years following the merger.

Indemnification and Insurance

The Company (as the surviving corporation in the merger) will indemnify current and former officers and directors of the Company, to the fullest extent permitted by applicable law, against all losses, expenses, claims, damages or liabilities, or amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent they are based on the fact that such person is or was a director, officer or employee of the Company or any subsidiary of the Company, and all such liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement.

For six years after the effective time of the merger, Parent will cause the Company (as the surviving corporation in the merger) to purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance, which will extend the directors’ and officers’ liability coverage in force as of the date of the merger agreement on terms that in all material respects are no less advantageous to the intended beneficiaries. The Company’s obligation to provide this insurance coverage is subject to a cap of an amount equal to 200% of current annual premiums for insurance coverage. If the Company cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the Company is required to maintain as much insurance coverage as can be obtained by paying annual premiums that in the aggregate do not exceed 200% of current annual premiums.

Financing; Source of Funds

The merger is not conditioned upon Iberdrola obtaining financing. In the merger agreement, Iberdrola represented to us that it will have sufficient funds at closing to pay the merger consideration and satisfy its other obligations. Within a week of signing the merger agreement, Iberdrola completed the sale of 85 million of its shares, raising approximately $4.5 billion for the purpose of completing the merger.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other holders that are subject to special treatment under the United States federal income tax laws, including, without limitation:

•       banks, insurance companies, mutual funds or other financial institutions;

•       broker-dealers;

•       traders;

•       expatriates and certain former citizens or long-term residents of the United States;

•       tax-exempt organizations;

•       persons who are subject to the alternative minimum tax;

•       persons who hold their shares of common stock as part of an integrated investment, including as part of a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•       persons who were or are deemed or required to sell their shares of common stock under the constructive sale provisions of the Code;

•       controlled foreign corporations, passive foreign investment companies, or corporations subject to anti-inversion rules;

•       Non-United States Holders (as defined below) who own (or have owned at any time during the prior 5 years) 5% or more of our common stock;

•       persons that are S-corporations, partnerships or other pass-through entities;

•       persons that are United States Holders, as defined below, and have a functional currency other than the United States dollar;

•       corporations that accumulate earnings to avoid United States federal income tax; or

•       persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address the United States federal income tax considerations applicable to holders of options or warrants, if any, to purchase our common stock, or any state, local or foreign tax consequences of the merger.

For purposes of this discussion, a “United States Holder” means a holder that is:

•       an individual citizen or resident of the United States for United States federal income tax purposes;

•       a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to United States federal income taxation regardless of its source; or

•       a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder (other than an entity treated as a partnership or other pass-through entity for United States federal income tax purposes) that is not a United States Holder.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of an investor in such entity will generally depend upon the status of such investor and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and investors in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger.  The discussion that follows is based upon and subject to the limitations and assumptions stated above.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income and other tax consequences of the merger to such holder.

United States Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the holding period for the shares of our common stock exchanged in the merger is more than one year as of the date of the merger. If a United States Holder acquired different blocks of our common stock at different times and different prices, such United States Holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock. Long-term capital gain of individual taxpayers is generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders is generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations. Under the Code, United States Holders of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such United States Holder is a corporation or other exempt recipient.

Non-United States Holders

Any gain realized on the receipt of cash in the merger by a Non-United States Holder generally will not be subject to United States federal income tax unless:

•       such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied;

•       the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States; or

•       we are or have been a “United States real property holding corporation” pursuant to Section 897 of the Code and the Treasury Regulations promulgated thereunder (the “Foreign Investment in United States Real Property Tax Act”) for United States federal income tax purposes and the Non-United States Holder owns or has owned more than 5% of our common stock at any time during the five years preceding the merger.

A Non-United States Holder who is an individual described in the first bullet point above will be subject to a flat 30% United States federal income tax (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any gain realized from the merger, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. An individual Non-United States Holder described in the second bullet point above will be subject to tax on the net gain derived from the merger under regular graduated United States federal income tax rates. In addition, a foreign corporation Non-United States Holder that falls under the second bullet point above, will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. We have not determined whether we are or have been a “United States real property holding corporation” for United States federal income tax purposes, and there can be no assurances that we are not a “United States real property holding corporation.” Any Non-United States Holder who holds or held, at any time during the five year period preceding the date of the merger, more than 5% of our common stock should consult with its tax advisors regarding the potential application of the Foreign Investment in Real Property Tax Act and any related reporting requirements.

Each Non-United States Holder should consult with its own tax advisors regarding whether it will be subject to United States federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a United States Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the IRS Form W-9 or substitute successor form, (b) in the case of a Non-United States Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Approvals and Filings

General

To complete the merger, we and Parent must obtain, approvals, consents or waivers from, or make filings with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material United States federal and state approvals, consents and filings are described below. We refer to the approvals, consents, waivers and filings set out below as the “required approvals.”

We are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described below. If additional approvals, consents and filings are required to complete the merger, we contemplate that such consents, approvals and filings will be sought or made.

We intend to complete the merger during the first half of 2008. Although we believe that we will receive the required consents and approvals described below to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to our ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to us and Parent. We may be required to amend the terms of the transaction to comply with any conditions attached to regulatory approvals that we do receive and under applicable law, and NYSE requirements, such amendments may not require the further consent of our stockholders.

Hart-Scott-Rodino Act

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be consummated until required information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and until certain waiting periods have been terminated or have expired. We and Iberdrola filed our premerger notifications on August 8, 2007, and the waiting period expired on September 7, 2007. The expiration of the HSR Act waiting period does not preclude the DOJ or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger. We do not believe that the merger will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position even following the expiration of the waiting period. If the merger is not consummated prior to September 7, 2008, we will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the merger could be consummated.

Federal Power Act

Section 203 of the Federal Power Act, which we refer to as the FPA, provides, among other things, that no public utility may directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or sell or otherwise dispose of its jurisdictional facilities or acquire any security of any other public utility to the extent such jurisdictional facilities or securities are valued in excess of $10 million, without first having obtained authorization from the Federal Energy Regulatory Commission, which we refer to as the FERC. In addition, under the amendments to Section 203 enacted under the Energy Policy Act of 2005, which we refer to as the EPAct, FERC approval also is required for public utility holding companies (defined as an owner of a 10% or greater voting interest in a transmitting utility or an electric utility) to acquire any security of, or directly or indirectly merge or consolidate with, a transmitting utility, an electric utility or a holding company thereof with a value in excess of $10 million.

Because Energy East and Iberdrola are both “holding companies” with utility subsidiaries that own “jurisdictional facilities” and are considered “public utilities,” “transmitting utilities” and/or “electric utilities” within the meaning of the FPA, the approval of the FERC under Section 203 is required before we may consummate the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be “consistent with the public interest.” The FERC stated in its 1996 Merger Policy Statement that, in analyzing a merger under Section 203, it will evaluate the following criteria:

•       the effect of the merger on competition in electric power markets;

•       the effect of the merger on the applicants’ transmission and wholesale power rates; and

•       the effect of the merger on state and federal regulation of the applicants.

In addition, under amendments to Section 203 enacted under the EPAct, the FERC also must find that the merger will not result in any cross-subsidization of a non-utility associate company or the pledge or encumbrance of utility assets for the benefit of an associate company unless such cross-subsidization, pledge or encumbrance is otherwise consistent with the public interest.

The FERC will review these factors to determine whether the merger should be approved. If the FERC finds that the merger would adversely affect competition, transmission and wholesale power rates, or regulation, or result in the improper cross-subsidization of, or pledge or encumbrance of utility assets to, an associate company, then the FERC may, pursuant to the FPA, deny approval of the merger or impose remedial conditions intended to mitigate such effects. In the event the FERC chooses to impose remedial conditions, we will then review such conditions with Parent and decide whether to accept them. Based on FERC precedent, we believe that the merger should satisfy the FERC’s merger guidelines and the requirements of the EPAct amendments, and that any mitigation conditions imposed by the FERC would not have a material adverse effect on the anticipated benefits of the merger. However, there can be no guarantee that the FERC will agree with the parties’ characterization of FERC precedent or that the FERC will not change its analytic framework in a manner adverse to the parties. We, Iberdrola and our respective public utility subsidiaries filed the application under Section 203 on August 1, 2007. We expect the FERC to issue a final decision by November 29, 2007.

Nuclear Regulatory Commission

We have an indirect minority interest in three companies that hold Nuclear Regulatory Commission licenses, Maine Yankee Atomic Power Company, Connecticut Yankee Atomic Power Company, and Yankee Atomic Electric Company, which we collectively refer to as the “Yankee NRC Licensees.”  Each of these companies owns a permanently shut-down and fully dismantled and decommissioned nuclear generation facility but remain NRC licensees. Section 184 of the Atomic Energy Act and the NRC’s implementing regulations require approval from the NRC prior to any direct or indirect transfer of control over any NRC license. Separately, Section 103(d) of the Atomic Energy Act places foreign ownership restrictions on NRC licenses. When enforcing these prohibitions, the NRC looks to direct transfers of NRC licenses and changes in upstream controlling interests of NRC licenses.

The merger does not involve any direct transfer of an NRC license, and we believe that our interest in the Yankee NRC Licensees are not controlling interests that would require a formal approval process by the staff of the NRC. On August 7, 2007, we and Iberdrola sought written confirmation of the same from the NRC. The correspondence to the NRC provided a detailed description of our relationship to the Yankee NRC Licensees and information on the merger and Iberdrola, and explained why the merger does not raise any issues under Sections 103(d) or 184 of the Atomic Energy Act. We cannot guarantee that the staff of the NRC will respond affirmatively to our request. In the event that it concludes that a transfer of control requiring approval under Sections 103(d) and/or 184 of the Atomic Energy Act will occur, we will file a formal application for prior authorization for the merger.

Federal Communications Commission

Under the provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, an entity holding licenses for the provision of telecommunications services must obtain the approval of the Federal Communications Commission, which we refer to as the FCC, before the transfer of control or assignment of those licenses. Certain of our affiliates hold FCC licenses for the provision of telecommunications services in the United States and, thus, will have to obtain prior FCC approval to assign or transfer control of those licenses. The parties to the transaction requested FCC authorization for the transfer of control over these telecommunications licenses on August 1, 2007. The FCC has approved all ten applications for transfer of control.

Committee on Foreign Investment in the United States

The Exon-Florio Amendment to the Defense Production Act of 1950, enables the President to block/seek divestment of takeovers of U.S. companies by foreign persons that threaten to impair U.S. national security. In order to try to prevent such blockage/divestment, parties to a proposed or pending transaction may give voluntary notice to the Committee on Foreign Investment in the United States (“CFIUS”) if the transaction could result in foreign control of a U.S. company. After such notice is given, CFIUS has 30 days to determine whether to conduct a full-scale investigation. If no such investigation is commenced, the transaction can proceed without being blocked. If CFIUS determines that such an investigation is warranted, it must be completed within 45 days and the President then has 15 days to determine whether to exercise his power to block the transaction. The parties to the transaction made a joint voluntary notification of the transaction to CFIUS on August 23, 2007. As of September 24, 2007, CFIUS had not completed its review and the parties withdrew their joint notification and refiled it in order to provide CFIUS with another 30-day period to complete its review.

State Approvals

Connecticut Department of Public Utility Control.   As we are a holding company controlling two Connecticut gas companies, the approval of the merger is required by Connecticut Department of Public Utility Control, which we refer to as the DPUC, under Conn. Gen. Stat. §16-47 which governs the formation, or the acquisition, of a holding company of Connecticut gas companies. Approval by the DPUC may also be required for the indirect merger of the Connecticut utility subsidiaries with Parent under Conn. Gen., Stat. §16-43. In evaluating the merger, the DPUC must determine whether Parent has the requisite “financial, technological and managerial suitability and responsibility” to acquire Energy East and its Connecticut subsidiaries. Section 16-47(d) requires the DPUC to issue its order within 120 days of the filing. We filed the application for approval with the DPUC on August 1, 2007. The DPUC conducted an evidentiary hearing on September 17, 2007, and has adopted a procedural schedule under which a final decision would be issued by the end of November 2007.

Maine Public Utility Commission.   As we are the parent holding company of a Maine public utility, the approval of the merger is required by the Maine Public Utilities Commission, which we refer to as the MPUC, under Maine’s reorganization statute, 35-A M.R.S.A. §708. Under Section 708(2)(A), the MPUC may approve the proposed transaction only if the parties establish that the reorganization “is consistent with the interests of the utility’s ratepayers and investors.” Section 708(2)(A) further requires the MPUC to act on our application within six months. We filed the application for approval with the MPUC on August 1, 2007. The MPUC has adopted a procedural schedule under which it would issue a final decision by January 28, 2008.

New Hampshire Public Utilities Commission.   As an owner of a public utility that provides propane air service within the state of New Hampshire, we are subject to the jurisdiction of the New Hampshire Public Utilities Commission, which we refer to as the NHPUC. The authority of the NHPUC to approve the merger arises under two provisions of the New Hampshire Public Utilities Statutes, RSA 374:33 and RSA 369:8. Under Section 374:33, the NHPUC’s approval is required in connection with the indirect acquisition by Parent of our gas distribution facilities as part of the proposed transactions. Under Section 374:33, the NHPUC must find that the proposed transactions are lawful, proper and in the public interest. Under RSA 369:8 of the New Hampshire statutes, if our New Hampshire subsidiary makes a written representation that the transaction will have no adverse effect on its rates, terms, service or operation, the merger will be deemed approved if the NHPUC does not issue an order within (60) sixty days. We filed the application for approval with the NHPUC on August 1, 2007. The NHPUC has adopted a procedural schedule under which it would issue a final decision by January 11, 2008.

New York Public Service Commission.   As an owner of electric generation and natural gas distribution facilities within the state of New York, we are subject to the jurisdiction of the New York Public Service Commission, which we refer to as the NYPSC. Under Section 70 of the New York Public Service Law, the NYPSC’s written consent is required in connection with the transfer of the indirect ownership of our electric generation and gas distribution facilities as part of the merger. Under Section 70 of the New York Public Service Law, the NYPSC must determine whether the merger is in the public interest. We filed the application for approval with the NYPSC on August 1, 2007. A procedural schedule has been established which provides 75 days for settlement negotiations, ending November 28, 2007. If the parties reach a settlement, the NYPSC is expected to issue a final decision in March 2008. If we are unable to reach a settlement and the case has to be resolved through a full administrative hearing, the NYPSC is expected to issue a final decision in May 2008.

Merger Related Litigation

On July 6, 2007, a purported class action complaint was filed in the Supreme Court of the State of New York for Kings County against the Company and its directors. The complaint alleges that, among other things, the consideration for the proposed acquisition is unfair and inadequate because it does not provide the Company’s stockholders with a sufficient premium for the Company’s common stock and the defendants have breached their fiduciary duty. The complaint seeks to enjoin the merger in addition to an unspecified amount of damages.

On September 26, 2007, the plaintiff and Energy East and its directors agreed, subject to confirmatory discovery and court approval, to settle the lawsuit. The settlement is based on Energy East’s agreement to include certain additional disclosures in this proxy statement. As a result of the settlement, plaintiff will not seek to enjoin the transaction. The settlement, if completed and approved by the court, will result in dismissal with prejudice of the lawsuit. The settlement also will result in a release of claims that have been or could have been asserted relating to the Merger, the Merger Agreement, or any disclosures relating to the Merger by the plaintiff and the purported class of Energy East shareholders. In connection with such settlement, the plaintiff will apply to the court for attorneys’ fees and expenses, which Energy East has agreed to pay up to an agreed limit if awarded by the court, provided the court approves the settlement and dismisses the lawsuit with prejudice. Energy East and its directors continue to deny all of the substantive allegations in the complaint.

Exchange and Payment Procedures

As promptly as practicable after the closing of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of certificated shares. The letter of transmittal and instructions will tell you how to surrender your common stock in exchange for the merger consideration. Registered stockholders who hold their shares in book-entry form will receive payment directly from the paying agent without further action.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If your shares are certificated, you will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by Parent and the surviving corporation will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of the common stock that were outstanding immediately prior to the effective time. If, after the effective time, certificates are presented to Energy East, Parent or the paying agent for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former holders of the common stock for one year after the closing of the merger will be delivered, upon demand, to the surviving corporation. Former holders of the common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any former holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount sufficient to protect it or the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Dissenters’ Rights

Pursuant to Section 910 of the New York Business Corporation Law, which we refer to as the NYBCL, our stockholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated, because our common stock was listed on the New York Stock Exchange on the record date. Section 910 of the NYBCL provides that a dissenting stockholder’s right to receive payment of the fair value of his shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to vote upon the plan of merger.

Delisting and Deregistration of the Company’s Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on the New York Stock Exchange or any other securities exchange and will be deregistered under the Securities Exchange Act. Following the completion of the merger, Energy East will no longer be a public company.

THE MERGER AGREEMENT

The following summarizes the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Energy East stockholders are urged to read the merger agreement and this proxy statement carefully and in their entirety before making any decisions regarding the merger. The merger agreement has been attached to this proxy statement to provide Energy East stockholders with information regarding its terms and conditions. The representations and warranties contained in the merger agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by Energy East in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material by stockholders, or may have been used for the purpose of allocating risk between Energy East and Iberdrola rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement (or the summaries below) as characterizations of the actual state of facts about Energy East.

Effective Time

The merger will become effective, the “effective time,” upon the filing of a certificate of merger, we refer to as the certificate of merger, with the Secretary of State of the State of New York or at such subsequent time thereafter as is provided in the certificate of merger.

Structure

At the effective time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will survive the merger and will become a wholly-owned subsidiary of Iberdrola. The merger will have the effects set forth in Section 906 of the NYBCL, so that all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the surviving corporation, and all debts, liabilities, and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the surviving corporation.

Treatment of Stock and Options

Company Common Stock

At the effective time, each share of Company common stock (including each restricted share of Company common stock issued pursuant to the Company plans) issued and outstanding immediately prior to the effective time shall cease to exist and will automatically be converted into the right to receive $28.50 in cash per share, without interest, payable to Company stockholders upon surrender of their stock certificates. At the effective time, the following shares of Company common stock shall be canceled without conversion or consideration:

•       shares held in the Company’s treasury immediately prior to the effective time; and

•       shares owned by Iberdrola, Merger Sub or any wholly-owned subsidiary of the Company or Iberdrola immediately prior to the effective time.

After the effective time, each of the Company’s outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of the Company common stock represented by that certificate.

Company Stock Options

Each option or other right of any kind to acquire shares of Company common stock under the Company stock option plans that is outstanding immediately prior to the effective time (whether or not then vested or exercisable), and the tandem stock appreciation rights issued with each such option shall be terminated and converted at the effective time into the right to receive, less any required withholding taxes, a cash amount equal to the product of:

•       the excess, if any, of the merger consideration per share over the exercise price per share previously subject to such option, multiplied by

•       the number of shares of Company common stock previously subject to such option.

Restricted Stock

Each share of Company common stock issued under the Company’s Restricted Stock Plan and outstanding immediately prior to the effective time that is subject to future vesting requirements, risk of forfeiture back to the Company, a right of repurchase by the Company or similar restrictions which have not lapsed prior to the effective time of the merger, will vest, become free of such restrictions and be cancelled as of the effective time with each holder entitled to receive, less any required withholding taxes, an amount in cash equal to the product of:

•       the merger consideration, multiplied by

•       the total number of shares of Company common stock subject to such stock award.

Director Share Plan

Each common stock equivalent unit outstanding immediately prior to the effective time under the Company’s Director Share Plan shall be converted into the right to receive the merger consideration as promptly as practicable following the effective time, without interest, or to the extent of any elections made prior to the effective time, paid in accordance with the Company’s Deferred Compensation Plan for the Director Share Plan.

Employee Stock Purchase Plans

With respect to each employee stock purchase plan maintained by the Company or any of its subsidiaries each participant’s accumulated payroll deductions shall be used to purchase shares of Company common stock immediately prior to the effective time in accordance with the terms of the relevant employee stock purchase plan, and the shares of Company common stock purchased thereunder shall be canceled at the effective time and converted into the right to receive an amount in cash equal to the product of:

•       the merger consideration, multiplied by

•       the total number of shares of Company common stock purchased as described above, less any required withholding taxes.

The Company shall use its commercially reasonable efforts to cause all employee stock purchase plans to terminate at the effective time, so that no further purchase rights shall be granted or exercised under such employee stock purchase plans thereafter. Subject to applicable confidentiality, legal and regulatory requirements, the Company shall cooperate with and provide such information to Iberdrola relating to all employee stock purchase plans as Iberdrola reasonably requires in order to plan with, and make proposals to, and communicate with, participants of the employee stock purchase plans.

Representations and Warranties

The merger agreement contains representation and warranties made by the Company, many of which are qualified by materiality and subject, in some cases, to specified exceptions. The representations and warranties relate to, among other topics, the following:

•       organization, standing and corporate power and qualification to do business;

•       subsidiaries;

•       capital structure;

•       authorization, execution, delivery and enforceability of the merger agreement and related matters;

•       the adoption by the Company’s Board of Directors of the merger agreement and its approval and recommendation of the merger;

•       the absence of violations of, or conflicts with, our governing documents, governmental authorizations, agreements and benefit plans related to the merger agreement and the transactions thereunder;

•       SEC filings since January 1, 2004, including the financial statements contained therein and filings with other regulatory authorities;

•       the absence of a “material adverse effect” and certain other changes or events related to the Company since December 31, 2006 and the absence of undisclosed liabilities at or since that date;

•       legal proceedings and governmental orders;

•       compliance with applicable legal requirements;

•       taxes;

•       employment and labor matters affecting the Company or its subsidiaries, including matters relating to the employee benefit plans of the Company and its subsidiaries;

•       contracts;

•       environmental matters;

•       intellectual property;

•       insurance;

•       certain business relationships with affiliates;

•       nuclear facilities;

•       hedging activities;

•       foreign corrupt practices and international trade sanctions;

•       opinions of financial advisors;

•       broker and other similar fees;

•       the inapplicability of takeover statutes;

•       regulatory proceedings; and

•       other information supplied for use in this proxy statement;

The merger agreement also contains representation and warranties made by Iberdrola and Merger Sub, many of which are qualified by materiality and subject, in some cases, to specified exceptions. The representations and warranties relate to, among other topics, the following:

•       organization, standing and corporate power and qualification to do business;

•       the adoption by Iberdrola’s board of directors of the merger agreement and its approval of the merger;

•       consents, approvals and the non-violation of the merger agreement of certain charters and agreements;

•       information supplied for use in this proxy statement and the Iberdrola stockholder circular;

•       the ownership and operations of Merger Sub;

•       availability of sufficient funds to pay the merger consideration;

•       legal proceedings and governmental orders;

•       broker and other similar fees; and

•       Iberdrola’s lack of ownership of our common stock.

For the purposes of the merger agreement, a “material adverse effect” with respect to the Company means any change, event, occurrence or development which has a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

A “material adverse effect” will not have occurred, however, if any event, effect, change or development is caused by:

•       changes in conditions in the United States of America or global economy or capital or financial markets generally, including changes in interest or exchange rates, unless such changes adversely affect the Company and its subsidiaries in a disproportionate manner as compared to comparable participants in the utility industry;

•       changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the electric or gas utility industry, unless such changes adversely affect the Company and its subsidiaries in a disproportionate manner as compared to comparable participants in the utility industry;

•       the execution or announcement of the merger agreement or the consummation of the transactions;

•       acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•       the initiation of any litigation by any shareholder of the Company relating to the merger agreement or the merger;

•       the restructuring transaction described on page 61, or any action taken by any of the parties in connection therewith; or

•       any decline in and of itself in the market price or trading volume of the Company’s common stock.

You should be aware that these representations and warranties were made by and to the Company, Iberdrola and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement the Company has agreed that, subject to certain exceptions and unless Iberdrola gives its prior written consent (which consent will not be unreasonably withheld or delayed), between June 25, 2007 and the completion of the merger:

•       the Company and its subsidiaries shall carry on their businesses in the usual, regular and ordinary course consistent with past practice and good utility practice; and

•       the Company will use its reasonable best efforts to preserve, in all material respects, its business organization, its relationships with customers, suppliers and others and its goodwill and to keep available the services of its current key officers and employees.

The Company has also agreed to refrain from, subject to certain exceptions, any of the following actions without the prior written consent of Iberdrola:

•       issue, sell, grant, pledge, or otherwise encumber any of the Company’s capital shares or other securities;

•       issue securities in lieu of capital stock, split, combine, subdivide or reclassify any of the Company’s capital stock, or enter into any agreement with respect to the voting of its capital stock;

•       declare or pay any dividends on any of the Company’s or its subsidiaries’ capital stock, other than dividends required to be paid on preferred stock of any subsidiaries and regular dividends on the Company’s common stock;

•       directly or indirectly redeem, purchase or otherwise acquire any shares of Company capital stock, or any stock options except in the ordinary course and consistent with past practice;

•       incur any new indebtedness for borrowed money or guarantee any such indebtedness, other than amounts not in excess of $300 million in the aggregate outstanding at any time;

•       enter into “keep well” or any other agreement to maintain the financial condition of any person other than the Company or its subsidiaries;

•       make any loans, advances, or capital contributions to or investments in, any person other than the Company or any of its subsidiaries in excess of $50 million in the aggregate;

•       repurchase or prepay any indebtedness for borrowed money in excess of $100 million in the aggregate;

•       sell, lease, pledge, transfer, dispose of or encumber in any way any assets that are material to the Company or its subsidiaries;

•       make capital expenditures that in the aggregate, exceed 110% of the amount to be expended  in any fiscal year as reflected in the Company’s 2007—2008 forecasts of capital expenditures provided to Iberdrola;

•       acquire or agree to acquire any person or assets or make any investment in any entity in excess of $50 million in the aggregate;

•       increase in any respect the compensation, bonus or fringe benefits of any director, officer, employee or consultant, other than as required by contract or pursuant to applicable law, and increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business consistent with past practice;

•       enter into or renew any contract (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer, employee or consultant compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the merger agreement;

•       other than in the ordinary course of business consistent with past practice or pursuant to any contract or any employee benefit plan

•        pay any benefit not provided for under any contract or employee benefit plan,

•        take any action to fund or secure the payment of compensation or benefits,

•        exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or employee benefit plan,

•        enter into or adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing employee benefit plan,

•        grant the right to receive any severance, termination or retention pay, or increases therein, or pay any benefit or grant to or amend or modify any award, including in respect of stock options or other equity-related award, for the benefit of any current or former director, officer, employee or consultant of the Company or any of its subsidiaries;

•       other than in the ordinary course of business consistent with past practice, change any of the Company’s tax accounting methods, policies or practices, make, revoke or amend any material tax election, file any amended tax return, enter into any closing agreement negatively affecting any tax liability or refund, settle or compromise any material tax liability or refund or extend or waive the application of any statute of limitations regarding the assessment or collection of any material tax;

•       make certain changes in accounting methods that materially affect the Company’s reported consolidated assets, liabilities or results of operations;

•       amend the Company’s certificate of incorporation or the organizational documents of its subsidiaries;

•       adopt a plan or agreement for complete or partial liquidation or dissolution;

•       adopt, enter into, renew or extend any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary of the Company, except in connection with any such agreement currently being renewed or extended or as necessary to prevent the expiration of any such agreement;

•       fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice) insurance in such amounts and against such risks and losses consistent with the insurance policies maintained by the Company;

•       make any acquisition or investment in or enter into any line of business that is not conducted by the Company or any of its subsidiaries as of the date of the Agreement;

•       enter into, amend or modify any contract which is reasonably expected to remain in effect after the effective time, and could reasonably be expected to involve payments to or by the Company or any of its subsidiaries that exceed $10 million in the aggregate;

•       settle any claim, action, proceeding or investigation, except settlements in the ordinary course of business consistent with past practice, settlements subject to reserves existing as of June 25, 2007 in accordance with generally accepted accounting principles (GAAP), or settlements that would not reasonably be expected to have a “material adverse effect” on the Company;

•       enter into any contracts that materially limit or otherwise materially restrict the Company or any of its subsidiaries or any of their respective affiliates or any successor or that could, after the effective time, materially limit or restrict Iberdrola or any of its affiliates (including the Company as the surviving corporation) or any successor thereto, from engaging or competing in any line of business or product line or in any geographic area;

•       enter into any contract for the purchase and/or sale of capacity or energy other than in the ordinary course of business consistent with past practice and in compliance with the Company’s derivatives policies;

•       change the Company’s derivatives policies in any material respect; and

•       take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied.

Under the merger agreement, Iberdrola and Merger Sub have agreed that, subject to certain exceptions and unless the Company gives its prior written consent, between June 25, 2007 and the completion of the merger:

•       Iberdrola and its subsidiaries will not take any action that would reasonably be expected to delay any state public utility commission approval, significantly increase the risk of not obtaining any regulatory approval, significantly increase the risk of a governmental authority prohibiting the merger or otherwise preventing or materially delaying consummation of the merger.

Stockholders’ Meeting

The merger agreement requires the Company, as promptly as practicable following June 25, 2007, to duly call, give notice of, convene and hold a meeting of Company stockholders for the purpose of adopting the merger agreement. The merger agreement requires the Company’s Board of Directors to recommend adoption of the merger agreement and the transactions contemplated in the merger agreement unless the Company’s Board of Directors determines in its reasonable good faith judgment that such action would be inconsistent with its fiduciary duty under applicable law.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement including making the filing under the HSR Act and filings with any governmental entity that may be necessary, proper or advisable. Each party has also agreed to use its reasonable best efforts to obtain the required approvals and consents. In addition, each party has agreed to use its reasonable best efforts to resolve any objections or suits raised by governmental entities or any other person in relation to the transaction that could reasonably be expected to, if not resolved, materially impair or delay consummation of the merger.

No Solicitation of Transactions

Subject to the exceptions set out below we have agreed that from June 25, 2007 until the earlier of the effective time or termination of the merger agreement, the Company will not permit its subsidiaries, officers, representatives, agents or investment bankers to directly or indirectly:

•       solicit, initiate, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of a takeover proposal or any inquiry, proposal or offer that is reasonably likely to lead to a takeover proposal or

•       participate in any discussions or negotiations with, or furnish any non public information to, any person regarding, or that is reasonably likely to lead to, any written takeover proposal.

For the purposes of the merger agreement a “takeover proposal” means a bona fide proposal or offer from any person (other than Iberdrola and its subsidiaries) relating to any direct or indirect acquisition of 20% or more of the assets of the Company and its subsidiaries or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or a direct or indirect acquisition of 20% or more of the outstanding Company common stock or a tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Company common stock or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

There is an exception from the restriction above in the merger agreement, if prior to the receipt of stockholder approval, but not after, the Company’s Board of Directors receives an unsolicited written takeover proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes, or could reasonably be expected to result in, a “superior proposal” and the Company’s Board of Directors determines in good faith (after consultation with outside counsel), that failure to take any such action would be inconsistent with its fiduciary duties under applicable law. We may, in response to such a “superior proposal,” furnish information with respect to us to any person making such a “superior proposal” but may only provide non-public information pursuant to a confidentiality agreement, not less restrictive to such person than the confidentiality agreement that we entered into with Iberdrola (provided that such confidentiality agreement may allow such person to submit to the Company a proposal or offer relating to such takeover proposal), and participate in discussions and negotiations with such person regarding such takeover proposal.

The merger agreement also provides that the Company’s Board of Directors shall not withdraw or modify or publicly propose to withdraw or modify, in a manner adverse to Iberdrola, its recommendation that the stockholders adopt the merger agreement or publicly approve or recommend a takeover proposal. In addition, the Company shall not enter into any letter of intent or agreement with respect to any takeover proposal. Notwithstanding the foregoing, prior to receipt of stockholder approval, if the Company’s Board of Directors receives an unsolicited written takeover proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a superior proposal and determines in good faith (after consultation with outside legal counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Company’s Board of Directors, the Company’s Board of Directors may (taking into account any counterproposals by Iberdrola) make an adverse recommendation to stockholders and/or cause the Company to enter into an agreement with respect to such superior proposal.

If the Company’s Board of Directors determines to publicly approve or recommend or publicly propose to approve or recommend to the holders of Company common stock a takeover proposal or authorize the Company to enter into any letter of intent or merger, acquisition or similar agreement with respect to any takeover proposal, such actions may only become effective after the end of the fourth (4th) calendar day following Iberdrola’s receipt of written notice from the Company advising Iberdrola that the Company’s Board of Directors intends to effect such action, which notice shall contain the identity of the person making the superior proposal and the material terms and conditions of such superior proposal to the extent such information has not previously been provided to Iberdrola. Any material amendment to the terms of such superior proposal after the initial notice shall require a new notice and restart the notice period referred to above, but such notice period shall then be two (2) business days. In determining whether to permit the Company to publicly approve or recommend a takeover proposal or authorize the Company to enter into any letter of intent or merger, acquisition or similar agreement with respect to any takeover proposal in response to a superior proposal, the Company’s Board of Directors shall take into account in good faith any changes to the terms of the merger agreement proposed by Iberdrola.

The term “superior proposal” means a takeover proposal that the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is more favorable to the Company than the merger (taking into account (i) legal, financial, regulatory and other aspects of such takeover proposal and the merger and the other transactions under the merger agreement deemed relevant by the Company’s Board of Directors, (ii) the identity of the third party making such takeover proposal, (iii) the conditions and prospects for completion of such takeover proposal and (iv) all other factors that the Company’s Board of Directors is permitted to consider pursuant to Section 717 of the NYBCL, which includes the ability to consider other constituencies); provided, that for purposes of this definition, references to “20%” in the definition of takeover proposal shall be deemed to be references to 50%.

Employee Benefits

Iberdrola has agreed with the Company to cause the Company, as the surviving corporation, and each of its subsidiaries, to honor after the effective time all employment related obligations and agreements with respect to any of the Company, and the Company’s subsidiaries, current or former employees, directors and consultants including:

•       recognizing, and as required by law, bargaining with, the current exclusive collective bargaining representatives of Company employees; and

•       honoring, or continuing to honor, all of the Company’s current collective bargaining agreements.

In addition, Iberdrola has agreed with the Company to continue or establish employee compensation and benefits plans that will provide benefits and compensation to each of the Company’s current and former employees for a period of at least 18 months after the effective time that are substantially comparable in the aggregate to those provided by the Company and its subsidiaries immediately prior to the effective time.

Iberdrola has also agreed with the Company in the merger agreement that, with respect to any Company benefits plans in which Company employees participate after the effective time, Iberdrola shall:

•       to the extent satisfied or inapplicable under Company benefit plans immediately prior to the effective time, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company employees under any benefit plan of Iberdrola in which Company employees are eligible to participate after the effective time;

•       provide each of the Company’s employees with credit for any co-payments and deductibles paid prior to participation in the relevant benefit plan of Iberdrola in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan of Iberdrola in which Company employees may be eligible to participate after the effective time; and

•       recognize all service except to the extent such recognition would result in duplication of benefits (unless such duplication is expressly contemplated in a plan, agreement or other arrangement of, or approved by, Iberdrola) of the Company employees with the Company and the Company’s current and former affiliates for purposes of eligibility to participate, vesting credit and entitlement for benefits (but not for purposes of benefit accrual under any defined benefit pension plan) in any benefit plan of Iberdrola in which such employees may be eligible to participate after the effective time, to the same extent taken into account under a comparable benefit plan of the Company’s immediately prior to the effective time.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•       Stockholders Approval. The adoption of the merger agreement by Company stockholders.

•       No Injunctions or Restraints; Illegality. No federal, state, local or foreign law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

•       Regulatory Approvals. The required approvals and the Iberdrola consents shall have been obtained (including the expiration or early termination of the waiting period under the HSR Act) at or prior to the effective time, and such approvals must have become final orders that must not, individually or in the aggregate, impose terms or conditions that would reasonably be expected to result in a material adverse effect on the Company or an adverse effect on the ability of Iberdrola, Merger Sub and the Company to consummate the merger.

The obligations of Iberdrola and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•       Representations and Warranties. The Company’s representations and warranties must be true at and as of the date the merger is consummated (except to the extent expressly made as of a particular date, in which case they must be true and correct as of that date), except where the failure of such representations and warranties to be true and correct (disregarding all materiality qualifications) does not have, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

•       Performance of Obligations. The Company must have performed or complied in all material respects with all agreements and covenants required to be performed by Company pursuant to the merger agreement and Iberdrola shall have received a certificate of an executive officer of the Company, dated as of the closing date, to that effect.

•       Closing Certificate. The Company delivery to Iberdrola at closing of a certificate with respect to the satisfaction of the conditions relating to representations and warranties and performance of the Company’s obligations.

The Company’s obligation to complete the merger is subject to the following additional covenants.

•       Representations and Warranties. All of Iberdrola and Merger Sub’s representations and warranties must be true and correct at and as of the date the merger is consummated except where the failure of such representations and warranties to be true and correct (disregarding all materiality qualifications) does not have, and could not reasonably be expected to materially impair the ability of Iberdrola or Merger Sub to perform its obligations under the merger agreement or materially delay the completion of the merger.

•       Performance of Obligations. Iberdrola and Merger Sub must have performed or complied in all material respects with all agreements and covenants required to be performed by them pursuant to the merger agreement and the Company shall have received a certificate of an executive officer of Iberdrola, dated as of the closing date, to that effect.

•       Closing Certificate. Iberdrola’s delivery to the Company at closing of a certificate with respect to the satisfaction of the conditions relating to representations and warranties and performance of Iberdrola and Merger Sub’s obligations.

Termination

The merger agreement may be terminated at any time prior to the effective time:

•       by mutual written consent of the parties;

•       by either the Company or Iberdrola if:

•        any restraint is in effect and is final and non-appealable which has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger, provided that the party seeking to terminate the merger agreement has used reasonable best efforts to take all actions, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger as specified in the merger agreement;

•        the merger has not been consummated by June 25, 2008; provided that, the failure to complete the merger is not a result of the failure of the terminating party to comply with the terms of the merger agreement and provided that if all of the closing conditions in the merger agreement have been satisfied except for obtaining the required approvals, then either party may unilaterally extend such date by a further six months;

•        the Company stockholders do not adopt the merger agreement at the special meeting (including any adjournment or postponement thereof);

•       by us if:

•        prior to the special meeting, the Board, following notice to Iberdrola, authorizes us to enter into, and we enter into, a definitive agreement concerning a transaction that constitutes a superior proposal, and we pay a termination fee to Iberdrola, as set out below;

•        Iberdrola’s or Merger Sub’s representations and warranties fail to be true and correct, subject to certain materiality limitations and such breach is not capable of being corrected prior to the outside date; or

•        Iberdrola or Merger Sub fail in any material respect to perform any of their obligations under the merger agreement and such breach is not capable of being corrected prior to the outside date.

•       by Iberdrola if:

•        our representations and warranties fail to be true and correct, subject to certain materiality limitations and such breach is not capable of being corrected prior to the outside date;

•        we fail, in any material respect, to perform our obligations under the merger agreement and such breach is not capable of being corrected prior to the outside date;

•        the Board of Directors withdraws or modifies, or publicly proposes to withdraw or modify, its recommendation with respect to the merger agreement or publicly approves or recommends, or publicly proposes to approve or recommend, any alternative takeover proposal;

•        the Board of Directors fails to reaffirm its recommendation within twenty (20) business days of receipt of Parent’s written request at any time following an unsolicited takeover proposal;

•        we fail to include the Board of Directors’ recommendation of the adoption of the merger agreement in the proxy statement; or

•        we willfully and materially breach the provisions prohibiting the solicitation of competing proposals or other related provisions contained in Section 4.2 of the merger agreement.

Fees and Expenses

The parties have agreed that all fees and expenses incurred in connection with the merger shall be paid by the party incurring such fees or expenses, except that if the Company is obligated to pay the termination fee described below and Iberdrola commences a suit that results in a judgment against the Company for the termination fee, the Company will pay to Iberdrola its reasonable costs and expenses incurred in the suit as well as interest on the termination fee.

In addition, in the event of termination of the merger agreement, the Company has agreed to pay to Iberdrola a termination fee of $45 million if:

•       Each of the following three conditions are met:

•        a takeover proposal has been made and not withdrawn at the time the merger agreement is terminated;

•        the termination occurs because:

•       the Company’s shareholders have not adopted the merger agreement at the special meeting; or

•       the conditions to the closing of the merger were not satisfied by the outside date; and

•        within three months after the termination date we enter into an agreement with respect to a takeover proposal with any third-party; or within twelve months after the termination date, we enter into an agreement with respect to a takeover proposal with a party who made a takeover proposal prior to the termination of the merger agreement.

•       a takeover proposal has been made and not withdrawn at the time of termination and the termination is a result of a willful breach by the Company of its representations, warranties or covenants that is not cured in accordance with the terms of the merger agreement;

•       the Board withdraws or modifies, or publicly proposes to withdraw or modify in any manner adverse to Parent, its recommendation with respect to the merger agreement or publicly approves or recommends, or publicly proposes to approve or recommend, any alternative takeover proposal;

•       the Board fails to reaffirm its recommendation within twenty (20) business days of receipt of Parent’s written request following an unsolicited takeover proposal;

•       we fail to include the Board’s recommendation that the merger agreement be adopted in the proxy statement;

•       we willfully and materially breach the provisions prohibiting the solicitation of competing proposals or any of the other related provisions contained in Section 4.2 of the merger agreement; or

•       we enter into a definitive agreement with respect to a superior proposal.

Other Covenants and Agreements

Corporate Governance.   In addition to the current chief executive officer of the Company, at least three members of the Company’s Board of Directors immediately prior to the effective time shall be requested to serve on an advisory board to the surviving corporation to be established by Iberdrola from and after the effective time for a period of at least two years. The Company and Iberdrola have also agreed that during the four-year period immediately following the effective time, the surviving corporation shall provide, directly or indirectly, charitable contributions and traditional local community support at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by Company and its subsidiaries that are utilities within their service areas within the four-year period immediately prior to June 25, 2007. In particular, the surviving corporation will for such period continue to support the Company foundation in a manner substantially comparable to the manner in which the Company supported the Company foundation within the four-year period immediately prior to June 25, 2007.

Notification of Certain Matters.   The Company, Iberdrola and Merger Sub will notify each other of, and will use their reasonable best efforts to cure before the closing, any event, transaction or circumstance, that causes or will cause any covenant or agreement of the Company, Iberdrola or Merger Sub under the merger agreement to be breached, or any representation or warrant made untrue. In addition, the Company shall give prompt notice to Iberdrola, and Iberdrola shall give prompt notice to Company, of any notice or other communication received from any governmental authority or any other person alleging that the consent of that person is or may be required in connection with the merger agreement and any actions, suits, claims, investigations or proceedings commenced or threatened against Company, Iberdrola or their respective subsidiaries which would be reasonably likely to have a material adverse effect or prevent or delay consummation of the merger agreement.

Rule 16b-3.   Prior to the effective time, the Company and Iberdrola shall take such steps as may be reasonably requested by any party to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Delisting.   Iberdrola shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.

Company Nuclear Assets.   The Company and Iberdrola shall take any actions required to be taken with respect to the Company’s nuclear facilities, together with all related assets and liabilities, including decommissioning funds as may be required in connection with obtaining the approval and consent of, and the issuances of licenses and license amendments by, the Nuclear Regulatory Commission under the Atomic Energy Act necessary to consummate the merger agreement.

Restructuring.   Iberdrola declared its intention, for purposes of eliminating certain intermediate holding companies, to cause one or more of the Company’s primary operating subsidiaries to become direct subsidiaries of Iberdrola. While Iberdrola and the Company agreed to reasonably cooperate with each other with respect to a restructuring, they also agreed that neither shall take any actions with respect to a restructuring that could reasonably be expected to prevent or materially delay the consummation of the merger.

Other Agreements.   The merger agreement includes certain other agreements between the parties including provisions relating to access to information, payment of applicable transfer taxes and directors’ and officers’ indemnification.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended by the written agreement of the parties at any time either before or after approval by Company’s stockholders except that there shall be no amendment that would by law require further approval of Company stockholders without such further approval. The merger agreement also provides that at any time prior to the effective time, any party to the merger agreement may in writing:

•       extend the time for performance of any of the obligations or other acts of the other parties to the  merger agreement;

•       waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•       waive compliance by the other parties of any of the agreements or conditions in the merger agreement except that there shall be no such waiver that would by law require further approval of Company stockholders, without such further approval.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the New York Stock Exchange under the symbol “EAS.”  The following table sets forth the high and low sales prices per share of our common stock on the New York Stock Exchange for the periods indicated, as well as the per share cash dividend paid in each quarter with respect to our common stock.

Quarter Ended	High	Low	Dividend
2005
First Quarter (March 31)	$26.95	$24.98	$.275
Second Quarter (June 30)	$30.07	$25.09	$.275
Third Quarter (September 30)	$29.35	$24.82	$.275
Fourth Quarter (December 31)	$25.95	$22.50	$.29
2006
First Quarter (March 31)	$25.57	$22.98	$.29
Second Quarter (June 30)	$25.39	$22.18	$.29
Third Quarter (September 30)	$25.20	$23.36	$.29
Fourth Quarter (December 31)	$25.66	$23.62	$.30
2007
First Quarter (March 31)	$25.93	$23.60	$.30
Second Quarter (June 30)	$27.00	$22.11	$.30
Third Quarter (September 30)	$27.10	$24.83	$.30

On June 25, 2007, the last trading day before announcement of the merger, the closing price of our common stock on the New York Stock Exchange was $22.54 per share. On October 4, 2007, the closing price for our common stock on the New York Stock Exchange was $27.39 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the number of shares of common stock beneficially owned as of September 13, 2007: (i) by each director, (ii) by each of the executive officers named in the Company’s 2007 Annual Proxy Statement, and (iii) by the 21 current directors and executive officers as a group, together with the percent of the outstanding securities so owned. None of the shares beneficially owned have been pledged.

Name of Beneficial Owner	Common Stock		Options Currently Exercisable or Exercisable within 60 Days of September 13, 2007	Total Stock and Stock Based Holdings		Percent of Class
James H. Brandi	2,500		0	2,500		(5)
John T. Cardis	2,000		0	2,000		(5)
Paul K. Connolly, Jr.	19,286		44,332	63,618		(5)
Thomas B. Hogan, Jr.	0		0	0		(5)
G. Jean Howard	2,826		0	2,826		(5)
David M. Jagger	3,000		0	3,000		(5)
Seth A. Kaplan	2,000		0	2,000		(5)
Robert D. Kump	50,810	(1)	134,295	185,105		(5)
Ben E. Lynch	3,099	(2)	0	3,099		(5)
F. Michael McClain	43,534		30,962	74,496		(5)
Peter J. Moynihan	4,000		0	4,000		(5)
Patricia M. Nazemetz	0		0	0		(5)
Walter G. Rich	2,000		0	2,000	(4)	(5)
Robert E. Rude	54,220	(3)	90,296	144,516		(5)
Wesley W. von Schack	599,282		1,150,645	1,749,727		(5)
21 current directors and executive officers as a group	979,655		1,611,648	2,591,303		1.64%

(1)          Includes 3,875 shares held jointly and over which Mr. Kump shares voting and investment power with his spouse, 29 and 22 shares held by Mr. Kump’s daughter and son, respectively, to which he expressly disclaims beneficial ownership, and 689 shares held by Mr. Kump’s mother which he serves as power of attorney to which he expressly disclaims beneficial ownership.

(2)          Includes 737 shares held by Mr. Lynch’s spouse to which he expressly disclaims beneficial ownership.

(3)          Includes 4,577 shares held jointly and over which Mr. Rude shares voting and investment power with his spouse and 37 shares held by Mr. Rude’s spouse to which he expressly disclaims beneficial ownership.

(4)          Mr. Rich died on August 9, 2007.

(5)          Less than 1.0% of the outstanding common stock.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participating in any future meetings of stockholders. However, as discussed above, the regulatory approval process could take until 2008 and there can be no assurance that all of the required regulatory approvals will be obtained. Accordingly if the merger is not completed, we will hold our 2008 Annual Meeting of shareholders. If such meeting is held, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our 2008 annual proxy statement must be received in writing by the

Company’s Vice President - General Counsel at 52 Farm View Drive, New Gloucester, Maine 04260 by December 27, 2007. Our By-Laws require a stockholder proposal be notarized. Under our By-Laws if, at a meeting of stockholders, you wish to nominate candidates for election to the Board of Directors or if you wish to bring any matter before the 2008 Annual Meeting (other than those matters included in the Company’s proxy material), you must notify the Vice President - General Counsel in writing no later than March 16, 2008, and no earlier than February 15, 2008. The notice must be notarized and also contain: (a) in the case of a nomination for election to the Board of Directors, the consent of the nominee and certain information concerning the proposed nominee, or, in the case of business to be brought before the meeting, a brief description of such business and the reasons for conducting the business at the meeting, (b) the stockholder’s name and record address, (c) the class and number of shares of the Company’s common stock that are owned by the stockholder, (d) a description of any arrangement between the stockholder, the proposed nominee and any other person or any arrangement between the stockholder and any other person in connection with the proposal of such business by the stockholder, and a description of any material interest of such stockholder in the business to be brought before the meeting, and (e) a representation that the stockholder intends to appear in person or by proxy to nominate such person or present such business before the meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at http://www.sec.gov. In addition, materials and information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where our common stock is listed.

By Order of the Board of Directors,
Paul K. Connolly, Jr.
Vice President—General Counsel
Dated October 5, 2007

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of June 25, 2007

among

IBERDROLA, S.A.,

GREEN ACQUISITION CAPITAL, INC.

and

ENERGY EAST CORPORATION

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2007 (this “Agreement”), is among IBERDROLA, S.A., a corporation (sociedad anónima) organized under the Laws of the Kingdom of Spain (“Parent”), GREEN ACQUISITION CAPITAL, INC., a New York corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ENERGY EAST CORPORATION, a New York corporation (the “Company”) (Parent, Merger Sub and the Company being hereinafter collectively referred to as the “Parties”). Certain terms used in this Agreement without definition shall have their meanings as defined in Section 7.11.

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors or similar governing bodies of Parent, Merger Sub and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with the New York Business Corporation Law (the “NYBCL”), pursuant to which all of the shares of common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Share” and, collectively, the “Shares”) (other than certain Shares as provided in Section 1.7(b)) will be converted into the right to receive the Merger Consideration, on the terms and subject to the conditions provided for in this Agreement (the “Merger”); and

WHEREAS, the respective Boards of Directors or similar governing bodies of Parent (on its own behalf and as the sole shareholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the Parties.

SECTION 1.3   Effective Time.   Subject to the provisions of this Agreement, the Company as the Surviving Corporation shall duly prepare and execute a certificate of merger in accordance with the relevant provisions of the NYBCL (the “Certificate of Merger”) and on the Closing Date file the Certificate of Merger with the Secretary of State of the State of New York. The Merger shall become effective upon such filing of the Certificate of Merger or at such later time as is agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.4   Effects of the Merger.   The Merger shall have the effects set forth in Section 906 of the NYBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5   Certificate of Incorporation and Bylaws of the Surviving Corporation.   The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 4.9).

SECTION 1.6   Directors and Officers of the Surviving Corporation.

(a)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.7   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)   Conversion of Merger Sub Common Stock.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)   Cancellation of Certain Company Capital Stock.   Any shares of Company Common Stock that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub, any Subsidiary of Parent or any Subsidiary of the Company shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)   Merger Consideration.   Each Share, including each restricted share of Company Common Stock granted under Company Plans (other than Shares to be canceled in accordance with Section 1.7(b)), shall automatically be converted into the right to receive $28.50 in cash, without interest (the “Merger Consideration”), payable to the holder of such shares of Company Common Stock in the manner provided in Section 1.8. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, in accordance with this Agreement.

(d)   Adjustment to Prevent Dilution.   If after the date hereof and on or prior to the Effective Time, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for Company Common Stock shall be changed into a different number of shares or a different class by reason of any merger, issuer tender, exchange offer, consolidation or other business combination, reclassification, recapitalization, stock-split (including a reverse stock-split), split-up, combination or exchange of shares, or any dividend or distribution payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the shareholders of the Company the same economic effect, including any premiums, as contemplated by this Agreement prior to such event.

SECTION 1.8   Exchange of Certificates.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall designate and enter into an agreement with a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.7(c). Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. No such investment or loss thereon shall affect the Merger Consideration and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this clause (a).

(b)   Exchange Procedures.   Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to (i) mail to each holder of Shares represented by book-entry on the records of the Company or the Company’s transfer agent on behalf of the Company (“Book-Entry Shares”), whose shares were converted pursuant to Section 1.7(c) into the right to receive the Merger Consideration, a check in the amount of the number of Shares held by such holder as Book-Entry Shares multiplied by the Merger Consideration and (ii) mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose shares were converted pursuant to Section 1.7(c) into the right to receive the Merger Consideration:  (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify prior to the Effective Time); and (y) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration to which such holder is entitled pursuant to Section 1.7(c). Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder has a right to receive pursuant to Section 1.7(c) (less any applicable withholding Taxes in accordance with Section 1.8(g)), without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that (i) the Certificate so surrendered will be properly endorsed or will otherwise be in proper form for transfer and (ii) the Person requesting such payment will have paid to Parent or any agent designated by Parent any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or will have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not payable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time from and after the Effective

Time to represent only the right to receive the Merger Consideration in cash, without interest, as contemplated by this Article I. For the avoidance of doubt, no interest shall accrue or be paid on the amounts payable pursuant to this Section 1.8 upon surrender of a Certificate.

(c)   Transfer Books; No Further Ownership Rights in Company Stock.   The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article I, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Book-Entry Shares or Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 1.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article I.

(d)   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder of the Shares formerly represented by such Certificate is entitled pursuant to this Article I.

(e)   Termination of Fund.   At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it, upon demand, any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, without any interest thereon, that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of all claims or interests of any Person previously entitled thereto.

(f)   No Liability.   Notwithstanding any provision of this Agreement to the contrary, none of the Parties, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)   Withholding Taxes.   Except as provided in Section 4.14, each of the Parties, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as they may be respectively required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of applicable state, local or foreign Tax Law; provided however, that any such Taxes that are imposed as a result of or arising out of Parent not being a U.S. person (as such term is defined pursuant to Section 7701(a)(30) of the Code (and any similar provisions of state or local law)) or with respect to any transfer of funds between Parent and Merger Sub shall be solely the liability of Parent and neither Parent nor Merger Sub shall deduct any such amounts from the amounts paid for the Shares. Subject to the above proviso, to the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(h)   Further Action.   After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 1.9   Effect on Company Equity Plans.   As soon as practicable after the date hereof, the Company shall take all actions necessary to provide that:

(a)   Stock Options.   Each option or other right of any kind to acquire shares of Company Common Stock under the Company Stock Plans that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable), and the tandem stock appreciation rights issued with each such option (collectively, the “Company Employee Stock Options”) shall be terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Employee Stock Option. The Option Consideration shall be paid as soon after the Effective Time as shall be practicable, without interest. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Employee Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Employee Stock Option. From and after the Effective Time, no such Company Employee Stock Option shall be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, and prior to the payment of such Option Consideration, the Company shall obtain all necessary consents to ensure that former holders of such Company Employee Stock Options will have no rights other than the right to receive the Option Consideration by taking all actions determined by the Company Board (or, if appropriate, any committee thereof administering any Company Plan under which shares of Company Common Stock or equity-based awards may be issued) to be necessary or appropriate under the provisions of the relevant Company Stock Plans regarding termination of Company Employee Stock Options in connection with certain corporate transactions. As of the Effective Time, any Company Employee Stock Option with an exercise price equal to or greater than the Merger Consideration shall be canceled without consideration and be of no further force or effect. As soon as practicable after the Effective Time, Parent shall deliver or cause to be delivered to each holder of a canceled Company Employee Stock Option an appropriate notice setting forth such holder’s rights, if any, to receive cash payments with respect to such Company Employee Stock Options pursuant to the Company Plans and this Section 1.9(a).

(b)   Director Share Plan.   Each Phantom Share outstanding immediately prior to the Effective Time under the Company’s Director Share Plan shall be converted into the right to receive the Merger Consideration in accordance with Section 1.8. Subject to Section 1.8(g), which shall apply to the Merger Consideration paid for a Phantom Share, all amounts payable pursuant to this Section 1.9(b) shall be paid as promptly as practicable following the Effective Time, without interest, or to the extent of any elections made prior to the Effective Time, paid in accordance with the Company’s Deferred Compensation Plan –Director Share Plan.

(c)   Restricted Stock.   As of the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time that is subject to future vesting requirements, risk of forfeiture back to the Company, a right of repurchase by the Company or similar restrictions (each, a share of “Restricted Stock”) which have not lapsed immediately prior to the Effective Time shall become fully vested and free of all restrictions and converted at the Effective Time into the right to receive the Merger Consideration, without interest, in accordance with Section 1.8. Notwithstanding the foregoing, Parent, the Company and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law.

(d)   Employee Stock Purchase Programs.   With respect to each employee stock purchase plan maintained by the Company or any of its Subsidiaries (each, an “ESPP”), each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the relevant ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration, without interest, in accordance with Section 1.8. Except as specified on Section 1.9(d) of the Company Disclosure Letter, the Company shall use its commercially reasonable efforts to cause all ESPPs to terminate at the Effective Time, so that no further purchase rights shall be granted or exercised under such ESPPs thereafter. Subject to applicable confidentiality, legal and regulatory requirements, the Company shall cooperate with and provide such information to Parent relating to all ESPPs as Parent reasonably requires in order to plan and make proposals to participants of the ESPPs and, if necessary, to communicate with such participants in respect to such proposals.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that except as set forth in (a) the letter, dated as of the date hereof, delivered by the Company to Parent simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Letter”), with specific reference to the particular Section or clause of this Agreement to which the information set forth in such letter relates, (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), or (b) the Company SEC Documents filed by the Company with, or furnished by the Company to, the U.S. Securities and Exchange Commission (the “SEC”) at any time on or after January 1, 2004 through the date hereof and publicly available on the website of the SEC through the Electronic Data Gathering, Analysis and Retrieval System prior to the date hereof (the “Filed Company SEC Documents”), other than risk factor disclosure contained in any such Filed Company SEC Document under the headings “Risk Factors”, “Forward Looking Statements” or any similar sections and any other disclosure that is predictive or forward-looking in nature; provided, however, that nothing in the Filed Company SEC Documents shall be deemed to qualify, or be deemed to have been disclosed for the purposes of, Sections 2.2 or 2.3:

SECTION   2.1         Organization, Standing and Corporate Power.

(a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is being conducted as of the date hereof. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b)   Each of the Company’s Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 2.1(b) of the Company Disclosure Letter sets forth a true and complete list of each such Subsidiary, the jurisdiction of incorporation or organization of such Subsidiary and the Company’s interest therein. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors’ qualifying shares or the like) are duly authorized, have been validly issued, are fully paid, nonassessable and free of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company Charter Documents or any Contract to which such Subsidiary is a party or otherwise bound, and are owned directly or indirectly by the Company beneficially and of record free and clear of any and all liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind or nature whatsoever (each a “Lien”) and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws and rules and regulations promulgated thereunder.

(c)   Each Joint Venture of the Company or any of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted as of the date hereof. Each Joint Venture of the Company or any of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, all of the Shares of Capital Stock or other equity interests which the Company or any of its Subsidiaries owns in a Joint Venture are duly authorized, validly issued, fully paid and nonassessable.

(d)   The Company has previously made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries, as amended to the date hereof (collectively, the “Company Charter Documents”).

SECTION   2.2         Capitalization.

(a)   The authorized capital stock of the Company consists solely of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on June 20, 2007 (the “Measurement Date”):  (i) 158,364,908 shares of Company Common Stock were issued and outstanding, of which (x) 134,198 shares of Company Common Stock were held by the Company in its treasury and (y) 1,010,204 shares were Restricted Stock; (ii) 7,238,225 shares of Company Common Stock were reserved and available for issuance under the Company Stock Plans, of which 3,847,549 shares of Company Common Stock were subject to outstanding Company Employee Stock Options; (iii) 124,034 Phantom Shares were outstanding under the Company’s Director Share Plan; (iv) no shares of Company Preferred Stock were issued or outstanding; and (v) no other shares of capital stock, or rights to acquire shares of capital stock, of the Company were outstanding, issuable or reserved for issuance. All Shares (including shares of Restricted Stock) and all shares of Company Common Stock reserved for issuance upon the exercise of the Company Employee Stock Options have been duly authorized. All Shares (including shares of Restricted Stock) are, and all shares of Company Common Stock reserved for issuance upon the exercise of the Company Employee Stock Options in accordance with their respective terms will upon issuance be, validly issued, fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NYBCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. Section 2.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the Measurement Date, of the outstanding Company Employee Stock Options, the number of shares of Company Common Stock underlying such Company Employee Stock Options, and the holders, exercise prices and expiration dates thereof. Since the Measurement Date, except as would be permissible under Section 4.1(a)(i) or as otherwise permitted by Parent in writing, no (i) shares of capital stock or other securities or equity interests of the Company (including Restricted Stock and Phantom Shares) or any of its Subsidiaries, (ii) securities convertible into or exchangeable or exercisable for any shares of capital stock or other securities or equity interests of the Company (including Restricted Stock and Phantom Shares) or any of its Subsidiaries, or (iii) preemptive rights or other outstanding rights, options, warrants, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person the right to subscribe for or acquire any equity securities of the Company or any of its Subsidiaries (collectively, “Options”), or stock appreciation rights, “phantom” stock rights, performance awards, dividend equivalent awards of the Company or any of its Subsidiaries, or other rights that are linked to the value of Company Common Stock were issued, reserved for issuance or granted or reserved for granting, other than issuances or grants of shares of Company Common Stock pursuant to the Company’s Investor Services Program, subject to the restrictions of Section 4.18.

(b)   Except for provisions in the Company Charter Documents, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption, acquisition or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Company Common Stock or any capital stock or other securities or equity interests of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of capital stock or other securities or equity interests of the Company or any such Subsidiary may vote.

(c)   Except as set forth above in Section 2.2(a), there are (i) no Options to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, (A) shares of capital stock or other securities or equity interests of, or any security convertible or exercisable for or exchangeable into any capital stock or other securities or equity interests of, the Company or any of its Subsidiaries or (B) any Company Voting Debt, and (ii) no other rights, the value of which is in any way based on or derived from, or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock or other securities or equity interests of the Company or any of its Subsidiaries.

SECTION   2.3         Authority; Noncontravention; Voting Requirements.

(a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b)   The Company Board, at a meeting duly called and held and by resolutions duly adopted at such meeting and not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and, subject to Section 4.2, approved the Transactions (iii) directed, subject to Section 4.2, that this Agreement and the Transactions be submitted to the shareholders of the Company for their adoption and (iv) resolved, subject to Section 4.2, to recommend that the shareholders of the Company adopt this Agreement and approve the Transactions.

(c)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with, result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) of any provision of the Company Charter Documents or (ii) assuming that the Permits, orders, registrations, declarations referred to in Section 2.4 and the Company Shareholder Approval are obtained and the notices and filings referred to in Section 2.4 are made, (x) violate any order, judgment, writ, decree or injunction of any Governmental Authority (collectively, “Order”) or Law applicable to the Company or any of its Subsidiaries or (y) constitute or result in a Violation under any of the terms, conditions or provisions of any Contract or Company Plan to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of sub-clause (ii), for such Violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(d)   Assuming the accuracy of Parent’s representation and warranty contained in Section 3.10, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and approve the Transactions (the “Company Shareholder Approval”).

SECTION 2.4   Governmental Approvals. Except for (i) the filing with the SEC of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the rules of the New York Stock Exchange (“NYSE”) and state securities or “blue sky” Laws (the “Blue Sky Laws”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New York pursuant to the NYBCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other antitrust or competition Laws of any applicable jurisdiction, (iv) notices to, or consents, approvals or waivers from, to the extent required, (A) the Connecticut Department of Public Utility Control (“CTDPUC”), (B) the Maine Public Utilities Commission (“MPUC”), (C) the Massachusetts Department of Public Utilities (the “MDPU”), (D) the New Hampshire Public Utilities Commission (“NHPUC”) and (E) the New York Public Service Commission (“NYPSC”, and collectively with CTDPUC, MPUC, MDPU and NHPUC, the “Company PUC Consents”), (v) notices, consents, approvals or waivers required under, and compliance with applicable requirements of, the Federal Energy Regulatory Commission (the “FERC”) pursuant to Section 203 of the Federal Power Act, as amended, and the rules and regulations promulgated thereunder (the “Federal Power Act”), (vi) notices to, or consents, approvals or waivers from, and compliance with applicable requirements of, the United States Federal Communications Commission (“FCC”) in connection with a change of control and/or assignment of the holder of the FCC licenses of the Company and its Subsidiaries (the “Company License Consents”), (vii) notices to, or consents, approvals or waivers from, and compliance with applicable requirements of, the United States Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”); (viii) notices to or filings required under, and compliance with other applicable requirements of, the United States Committee on Foreign Investment pursuant to the Exon-Florio amendment to the Defense Production Act of 1950, as amended, and (ix) compliance with any such filings and notices as may be required under applicable Environmental Laws (the consents, approvals, waivers, filings, notices, declarations or registrations set forth in sub-clauses (iii) through (ix) above being hereinafter collectively referred to as the “Required Consents”), no consents, approvals or waivers of, or filings, notices, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, other than such consents, approvals, waivers, filings, notices, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 2.5            Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)   The Company has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC from and after January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no material unresolved comments with respect to any Company SEC Documents.

(b)   With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of the

Company and each Subsidiary of the Company that is or was required to file reports under Sections 13(a) or 15(d) of the Exchange Act (a “Company Reporting Utility”) (or each former principal executive officer and principal financial officer of the Company and each the Company Reporting Utility, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, from and after January 1, 2004 with respect to the Company SEC Documents and similar reports of each Company Reporting Utility. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since the effectiveness of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has arranged any “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(c)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, the notes, if any, thereto) included in the Company SEC Documents (the “Company Financial Statements”) have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in common stock equity for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material). No restatement of any of the Company Financial Statements has occurred or is reasonably likely to occur.

(d)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, contingent, accrued or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 (the “Balance Sheet Date”) included in the Filed Company SEC Documents (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company’s or any of its Subsidiary’s audited financial statements or other Company SEC Documents.

(f)    Without limitation to Section 2.4, all filings required to be made by the Company or any of its Subsidiaries since January 1, 2004 with any Governmental Authority, including under the Federal Power Act, the Atomic Energy Act, the Public Utility Holding Company Act of 1935 (prior to the effective date of its repeal, February 8, 2006), the Public Utility Holding Company Act of 2005, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Natural Gas Act of 1938 and applicable state Laws and regulations, have been filed with the appropriate Governmental Authority, including the SEC, the FERC, the Department of Energy, the NRC, the FCC, the CTDPUC, the MPUC, the MDPU, the NHPUC or the NYPSC, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, compliance filings, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)   Without limitation to clauses (d) and (e) above, the Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has disclosed to Parent all matters set forth in sub-clauses (A) and (B) above discovered or disclosed since December 31, 2004. Since December 31, 2004, any material change in internal controls over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(h)   Since December 31, 2004, the Company has not received any oral or written notification of a “reportable condition” in its internal controls. The term “reportable condition” has the meaning assigned to it in the Statements of Auditing Standards 60, as in effect on the date hereof.

(i)    Since December 31, 2004, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise obtained actual knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2004, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2004, by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or executive officer of the Company.

(j)    Except as disclosed in Section 2.5(j) of the Company Disclosure Letter, none of the Company’s Subsidiaries is, or has at any time since January 1, 2004, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 2.6            Absence of Certain Changes.

Since the Balance Sheet Date, except as set forth on Section 2.6 of the Company Disclosure Letter:

(i)    each of the Company and its Subsidiaries has carried on and operated its businesses in the ordinary course of business, consistent with past practice;

(ii)   there have not been any events, changes or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; and

(iii)  no action, event, occurrence or transaction has taken place that would have been prohibited by sub-clauses (ii), (iii), (viii), (ix), (x), (xi) or (xii) of Section 4.1(a) without the consent of Parent if this Agreement had been in effect at the time thereof.

SECTION 2.7            Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, action or investigation against or relating to the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 2.8            Compliance With Laws and Orders; Permits. The Company and its Subsidiaries and their respective Joint Ventures are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) or Orders applicable to the Company or any of its Subsidiaries or their respective Joint Ventures, including the Federal Power Act, the Atomic Energy Act, the Public Utility Holding Company Act of 1935 (prior to the effective date of its repeal, February 8, 2006), the Public Utility Holding Company Act of 2005, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Natural Gas Act of 1938 and applicable state Laws and regulations, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals, clearances, qualifications, concessions and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Company and its Subsidiaries to perform its respective obligations hereunder or prevent or materially delay consummation of the Transactions. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limitation to the foregoing, the Company is, and has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NYSE.

SECTION 2.9            Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.5, the Proxy Statement, and any amendments or supplements thereto, will not, on the date they are first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION   2.10       Tax Matters.

Except as set forth in Section 2.10 of the Company Disclosure Letter:

(a)   Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects, (ii) all Taxes shown to be due on such Tax Returns have been timely paid, (iii) no deficiency or claim with respect to any Taxes has been proposed, asserted or assessed, in each case in writing, against the Company or any of its Subsidiaries which have not been fully paid or adequately reserved for in accordance with GAAP in the Company SEC Documents and (iv) no audit, assessment, dispute, claim or other administrative or court proceedings is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received.

(b)   Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)   Except as disclosed in Section 2.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan that is currently in effect and that has resulted or would result, separately or in the aggregate, in the payment of any material amount that is not deductible under Section 162(m) of the Code.

(d)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing or similar agreement, understanding or arrangement that is currently in force and provides for the sharing of Taxes between members that file or have filed their Tax Returns on a consolidated, group, combined or unified basis (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(e)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract (except to the extent set forth in any Company Contract).

(f)    There are no Liens for Taxes upon any material property or other material assets of the Company or any of its Subsidiaries, except Liens for Taxes (i) not yet due and payable or (ii) that have been accrued for or otherwise taken into account in accordance with GAAP on the Company SEC Documents.

(g)   All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Authority, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i)    Neither the Company nor any of its Subsidiaries has engaged in any transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and Treasury Regulation Section 1.6011-4.

(j)    No power of attorney with an outside consultant, advisor, counsel or other party not employed by the Company or its Subsidiaries is currently in force with respect to the Company or any of its Subsidiaries concerning any Tax matter that will not be terminated as of the Closing Date.

(k)   Neither the Company nor any of its Subsidiaries has requested (and no request has been made on its behalf for) any extension of time within which to file any Tax Return. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on their behalf).

(l)    Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries. Other than to the extent of any reserves or accruals reflected or taken into account on the Company SEC Documents, no income of the Company or any of its Subsidiaries that economically accrued prior to the Closing will be recognized as taxable income after the Closing as a result of the Company or any of its Subsidiaries being a party to an installment sale or an open transaction.

(m)  The Tax Returns of the Company and its Subsidiaries delivered to Parent or Parent’s representatives, employees or advisors for inspection represent true and complete copies of the filed versions of such Tax Returns.

(n)   To the Knowledge of the Company, all material written communications to or from any Governmental Authorities with respect to Taxes of the Company or any of its Subsidiaries have been delivered to Parent or Parent’s representatives, employees or advisors to the extent such communications relate to (i) a matter that has not been disclosed on the Company Disclosure Letter, or (ii) a Tax liability that has not been (A) paid or accrued for or (B) otherwise taken into account on the Company Financial Statements.

(o)   All Tax years for United States federal income tax purposes and for purpose of the income tax imposed by the states of New York, Massachusetts, Connecticut and Maine ending on or prior to December 31, 2000 have been examined and such tax years are closed by the Internal Revenue Service or the relevant state tax authority, or the statute of limitations with respect to Tax Returns filed for such tax period have expired.

(p)   This Section 2.10 contains the sole and exclusive representations and warranties of the Company with respect to all matters involving Taxes and any liabilities for or relating to Taxes.

SECTION 2.11          Employee Benefits and Labor Matters.

(a)   Section 2.11(a) of the Company Disclosure Letter lists each Company Plan. The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required,  (iv) each trust agreement and insurance or group annuity Contract or other agreement relating to any Company Plan, (v) the most recent financial statements prepared with respect to each Company Plan, and (vi) the most recent actuarial report of the qualified actuary of any Company Plan with respect to which actuarial valuations are conducted. Each Company Plan maintained by the Company or any of its Subsidiaries has been administered in accordance with its terms except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company, its Subsidiaries and all the Company Plans are in compliance in all respects with the applicable provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company

Material Adverse Effect. All Company Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) that are maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries have received a favorable determination letter from the IRS and no event has occurred that would reasonably be expected to adversely affect the continued effectiveness of any such determination letter. The Company has made available to Parent a correct and complete copy of the most recent opinion or determination letter received with respect to each Company Pension Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. Other than as set forth in Section 2.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has contributed or has been obligated to contribute to a Multiemployer Plan.

(b)   With respect to the Company Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable Law, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than liabilities for benefits or ancillary administrative services provided in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, (i) no material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) the PBGC has not instituted proceedings to terminate any Company Plan that is subject to Title IV of ERISA (a “Title IV Plan”) and no condition exists that presents a risk that such proceedings will be instituted, (iii) no Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 or ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date, and (iv) no termination, re-establishment or spin-off re-establishment transaction has occurred with respect to any Defined Benefit Plan. No Defined Benefit Plan has incurred any accumulated funding deficiency, whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Company Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA.

(c)   Other than as set forth in Section 2.11(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in or cause the payment or provision of benefits which are “excess parachute payments” as the term is defined in Code Section 280G.

(d)   The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Other than as set forth in Section 2.11(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining agreement or other labor agreement and no labor union or labor organization has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees. No labor union, labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification in the past three (3) years, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board (the “NLRB”) or any other Governmental Authority.

(e)   As of the date hereof, (i) there are no disputes, grievances or arbitrations pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any labor union or other representatives of its employees, (ii) there is no charge, complaint or investigation pending or threatened in writing against the Company or any of its Subsidiaries before the NLRB, the Department of Labor, the Equal Employment Opportunity Commission or any similar Governmental Authority, (iii) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries and any of their respective current or former employees, independent contractors, applicants for employment or classes of the foregoing, except as would not, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(f)    Since January 1, 2004, (i) there has been no work stoppage, strike or slowdown by or affecting the employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such action has been threatened in writing, and (ii) neither the Company nor any of its Subsidiaries has engaged in a lockout of any employees of the Company or any of its Subsidiaries or engaged in any “plant closing” or “mass layoff”, as defined in the Worker Adjustment and Retraining Notification Act or any comparable state or local Law (the “WARN Act”), without complying in all material respects with the requirements of such Laws.

(g)   To the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation to a former employer relating to the right of such employee to be employed by the Company or any of its Subsidiaries or the employee’s knowledge or use of trade secrets or proprietary information.

(h)   Other than as set forth in Section 2.11(h) of the Company Disclosure Letter, there are no (i) severance or employment agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (ii) severance programs or policies of the Company or any of its Subsidiaries, with or relating to its employees or (iii) plans, programs, agreements or other arrangements of the Company or any of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change-in-control (or comparable) provisions.

(i)    Neither the Company nor any of its Subsidiaries has scheduled or agreed (i) to establish any plan, program, policy or arrangement that would be considered to be a Company Plan or (ii) to increase benefit levels (or to create new benefits) with respect to any Company Plan. Except as disclosed in Section 2.11(i) of the Company Disclosure Letter, no loan is outstanding between the Company or any of its Subsidiaries and any current or former employee thereof. Each Company Plan intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies with the requirements of the applicable provisions of the Code or other applicable Laws required in order to provide such Tax benefits.

(j)    Neither the Company nor any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Plans or any related trust agreement or insurance contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Company Financial Statements in accordance with GAAP. There are no material outstanding liabilities of, or related to, any Company Plan, other than liabilities for benefits to be paid in the ordinary course of business consistent with past practice to participants in such Company Plan and their respective beneficiaries in accordance with the terms of such Company Plan.

(k)   Except as set forth in Section 2.11(k) of the Company Disclosure Letter, no Company Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state Law and each Company Plan providing such coverage may be amended, modified or terminated after the Effective Time without material cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination.

SECTION 2.12          Contracts.

(a)   All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Document. All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to Parent.

(b)   Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 2.12(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information) of those Contracts to which the Company or any of its Subsidiaries is a party which have not expired prior to the date hereof in accordance with its terms (collectively with the Contracts referred to in clause (a) above, the “Company Contracts”):

(i)    that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete in the business of providing electric utility operations, natural gas utility operations, electricity transmission, electricity distribution, natural gas transportation, natural gas storage, natural gas distribution, energy delivery, energy services, power purchases, utility support services or investing or financing activities related thereto in any geographic area;

(ii)   that provides for annual payments in excess of $1,000,000 to or from the Company or any of its Subsidiaries and that contain any change in control, right of termination, right of cancellation, right to accelerate payments, or other similar provisions in favor of a third party which may be triggered upon the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the Transactions;

(iii)  with any Affiliate of the Company (other than any of its Subsidiaries and other than employment or compensation related matters);

(iv)  that provides for annual payments in excess of $1,000,000 to or from the Company or any of its Subsidiaries and which primarily relate to (A) the granting to the Company or any of its Subsidiaries of license rights in or to any Company Intellectual Property owned by a third party, or (B) the granting by the Company or any of its Subsidiaries of license rights to a third party in or to any material Company Intellectual Property, in each of sub-clause (A) and (B) above, excluding “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any web site (collectively, “IP Licenses”);

(v)    relating to the Company’s ownership in, or the governance or funding of, any material Joint Venture or any liabilities (contingent or otherwise) the Company has with respect thereto;

(vi)  with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which provides for annual payments in excess of $1,000,000 to or from the Company or any of its Subsidiaries; and

(vii) pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount in excess of $10,000,000 is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries has guaranteed any indebtedness for borrowed money in an amount in excess of $10,000,000 of any other Person (other than the Company or any of its Subsidiaries and excluding trade payables arising in the ordinary course of business).

(c)   Each Company Contract is valid and binding on the Company and each of its Subsidiaries which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exemption), and the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it prior to the date hereof under such Company Contract and has not violated any provision of such Company Contract or committed any act which (with or without notice, lapse of time or both) would constitute a default under any provisions of such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.13          Environmental Matters.

(a)   The Company and each of its Subsidiaries is in compliance with and has at all times in the past five (5) years complied with all Environmental Laws and Environmental Permits, except for any such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)   The Company and each of its Subsidiaries possess all Environmental Permits, which Environmental Permits are (i) in good standing or, where applicable, a renewal application has been timely filed with and is pending approval by all applicable Governmental Authorities, and (ii) not subject to challenge or appeal, except for any such failure to possess, standing, application, approval, challenge or appeal would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)   There are no (i) Hazardous Materials present at or migrating from any current or, to the Knowledge of the Company, former, assets, facilities or properties owned or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective  predecessors, or (ii) circumstances related to Hazardous Materials, including any relating to the on-site or off-site treatment, storage, disposal, arrangement for disposal, transportation, handling or release of any Hazardous Materials, in each case of (i) and (ii) above, that are reasonably likely to result in a liability or investigatory, corrective or remedial obligation of the Company or any of its Subsidiaries under any applicable Environmental Laws, except for any such Hazardous Materials, circumstances related to Hazardous Materials, liability or obligation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)   To the Knowledge of the Company, neither the Company, any of its Subsidiaries, nor any of their predecessors, is subject to, by operation of law or otherwise, or has contractually assumed or retained from any Person (including any Governmental Authority), any liability or obligation for any matters arising under or pursuant to any Environmental Laws or any Environmental Permit or arising from or relating to Hazardous Materials, except for any such liability or obligation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)   To the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has received any written notice or report from any Person (including any Governmental Authority) in the past three (3) years regarding any actual or alleged violation of any Environmental Law or any liabilities or investigatory, corrective or remedial obligations arising under applicable Environmental Laws concerning the Company, its Subsidiaries or any of their respective predecessors, including concerning any release or threatened release of Hazardous Materials, and (ii) none of the Company or any of its Subsidiaries are subject to or have entered in to any consent decrees, orders, settlement agreements or other contractual arrangements with any Person (including any Governmental Authority) with respect to any Environmental Law or any Environmental Permit, except for any such notice, decree, order, settlement or other arrangement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)    Each of the Company and its Subsidiaries holds the rights to all environmental credits, benefits, offsets and allowances (including emission allowances under either Title IV of the federal Clean Air Act (42 U.S.C. § 7401 et seq.), any applicable emission budget programs or any other state, regional or federal emission trading program) required under Environmental Laws that have been allocated to or acquired for any of their facilities or operations for (i) calendar year 2007, and (ii) future years for which allowances have been established and are in effect as of the date of this Agreement (collectively, “Emission Allowances”). The Company and all Subsidiaries own or are entitled to (as a matter of law or contract) as of the Closing Date those Emission Allowances identified on Section 2.13(f) of the Company Disclosure Letter. None of the Company or any of its Subsidiaries has entered into any Contract or pledge to sell the Emission Allowances.

SECTION 2.14          Intellectual Property.

(a)   The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i)    no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Intellectual Property Rights that are owned by the Company or any of its Subsidiaries; and

(ii)   the consummation of the Transactions will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any Intellectual Property Rights or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Transactions.

SECTION 2.15          Insurance. Except for failures to maintain insurance or self-insurance that have not had and would not reasonably be expected to have a Company Material Adverse Effect, from

January 1, 2004, each of the Company and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States of America conducting the business conducted by the Company and its Subsidiaries from January 1, 2004 through the date hereof and, to the Knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or its Subsidiaries from obtaining insurance policies for such risks and losses. All premiums due and payable through the date hereof under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy or Contract, except with respect to any cancellation or termination that, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.16          Certain Business Relationships with Affiliates. Except as disclosed in the Filed Company SEC Documents, from and after January 1, 2005 and prior to the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, that would be required to be reported pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.17          Nuclear Generating Facilities.

(a)   Other than the interests and stations described in Section 2.17 of the Company Disclosure Letter (collectively, the “Nuclear Facilities”), none of the Company, its Subsidiaries, or any of the Joint Ventures of the Company, currently owns, directly or indirectly, or operates or manages any nuclear generation station, decommissioned nuclear generation station, nuclear fuel, spent nuclear fuel or special nuclear material, either in whole or in part. The operation of each of the Nuclear Facilities is and has been in compliance with all applicable Laws and Permits, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Each of the Nuclear Facilities maintains, and is in compliance with, (i) emergency plans designed to respond to an unplanned release of a Hazardous Materials therefrom and (ii) plans for the storage and disposal of spent nuclear fuel, and each such plan enumerated in sub-clauses (i) and (ii) conforms with the requirements of applicable Law.

(c)   The Company has funded to the extent required consistent with NRC regulations its portion of the decommissioning costs of each Nuclear Facility.

(d)   Neither the Company nor any of its Subsidiaries has been given written notice of or been charged with an actual or potential violation of, or, to the Knowledge of the Company, is the subject of any ongoing proceeding, inquiry, special inspection, diagnostic evaluation or other NRC action of which the Company or any of its Subsidiaries has received notice under the Atomic Energy Act or the terms and conditions of any license granted to the Company or any of its Subsidiaries regarding the Nuclear Facilities that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.18          Hedging Activities.

(a)   The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company Board (or committee thereof) (the “Company Hedging Guidelines”) to (i) restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical and financial electricity contacts, natural gas hedge contracts, gas adjustment clauses, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof, interest rate swap agreements, and similar transactions (the “Company Net Position”) and (ii) monitor compliance with the Company Hedging Guidelines by the Company and its Subsidiaries with such risk parameters. The Company has provided the Company Hedging Guidelines to Parent prior to the date hereof.

(b)   As of the date hereof, (i) the Company Net Position is within the risk parameters that are set forth in the Company Hedging Guidelines and (ii) the exposure of the Company and its Subsidiaries with respect to the Company Net Position resulting from all transactions described in clause (a) above would not reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole, based on market prices in existence as of the date hereof. From the Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in its hedging and relating operations that would be material to the Company and its Subsidiaries taken as a whole taking into account the recognition of any underlying commodity sales and the regulatory treatment and allowances for hedge transactions.

SECTION 2.19   Foreign Corrupt Practices and International Trade Sanctions.   Without limitation to any provision of Section 2.5, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials, candidates or members of any Government Authority or political party or organization, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

SECTION 2.20   Opinion of Financial Advisors.   The Company Board has received the opinions of JPMorgan Securities Inc. and Greenhill & Co., LLC, dated the date hereof, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, copies of which opinions will be made available to Parent promptly after the date hereof.

SECTION 2.21   Brokers and Other Advisors.   Except for JPMorgan Securities Inc. and Greenhill & Co., LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided Parent with true and complete information with respect to the fees payable to such advisors by the Company in connection with the Transactions.

SECTION 2.22   Section 912 of the NYBCL Not Applicable; State Takeover Statutes.   Assuming the accuracy of Parent’s representation and warranty contained in Section 3.10, the Company has taken all necessary actions so that the provisions of Section 912 of the NYBCL will not, before the termination of this Agreement, apply to this Agreement or any of the Transactions. To the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition” or other similar federal or state antitakeover statute or regulation is applicable to the Merger or the other Transactions.

SECTION 2.23   Regulatory Proceedings.   Other than fuel adjustment or purchase gas adjustment or similar adjusting rate mechanisms and except as disclosed in Section 2.23 of the Company Disclosure Letter or as otherwise permitted by the terms of this Agreement, none of the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Authority (a) is a party to any rate proceeding before a Governmental Authority with respect to rates charged by the Company or any of its Subsidiaries, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to a court or (c) is a party to any Contract with any Governmental Authority entered into other than in the ordinary course of business consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the Knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in the cases of clauses (a) through (c) above that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty with respect to the Permits is made by this Section 2.23.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the letter, dated as of the date hereof, delivered by the Parent to the Company simultaneously with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), with specific reference to the particular Section or clause of this Agreement to which the information set forth in such letter relates (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent):

SECTION 3.1   Organization and Standing.   Parent is a corporation (sociedad anónima), duly organized, validly existing and in good standing under the Laws of the Kingdom of Spain and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions. Parent has previously made available to the Company complete and correct copies of a certificate in respect of the Parent issued by the Mercantile Registry of Vizcaya as to incorporation, existence, registration and absence of any filing for bankruptcy or liquidation and the certificate of incorporation and bylaws of Merger Sub, as amended to the date hereof.

SECTION 3.2   Authority; Noncontravention.

(a)   Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors or similar governing bodies (and not subsequently rescinded or modified in any way) and adopted by Parent as the sole shareholder of Merger Sub, and no other action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) result in a Violation of any provision of the certificate of incorporation or bylaws (or similar governing instruments) of Parent or Merger Sub or (ii) assuming that the Permits, orders, registrations and declarations referred to in Section 3.3 are obtained and the notices and filings referred to in Section 3.3 are made, (x) violate any Order or Law applicable to Parent, Merger Sub or any of their respective Subsidiaries, or (y) constitute or result in a Violation under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of sub-clause (ii), for such Violations as would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its respective obligations hereunder or prevent or materially delay consummation of the Transactions.

(c)   No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the Transactions.

SECTION 3.3   Governmental Approvals.   Except for (i) the filing with the SEC of any filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE and Blue Sky Laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New York pursuant to the NYBCL, (iii) the Required Consents and (iv) the consents, approvals, waivers, filings, notices, declarations and registrations set forth in Section 3.3 of the Parent Disclosure Letter (the consents, approvals, waivers, filings, notices, declarations and registrations set forth in sub-clauses (iii) and (iv) above being hereinafter referred to as the “Parent Consents”), no consents, approvals or waivers of, or filings, notices, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, waivers, filings, notices, declarations or registrations that, (i) if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations hereunder or prevent or materially delay consummation of the Transactions; or (ii) would reasonably be expected to be obtained from the relevant Governmental Authority at or prior to the Outside Date.

SECTION 3.4   Compliance.   None of Parent, Merger Sub or their Affiliates are in Violation of any Law or Order of any Governmental Authority, except for such Violations that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its respective obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 3.5   Information Supplied.   The information supplied in writing by Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.

SECTION 3.6   Ownership and Operations of Merger Sub.   Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 3.7   Capital Resources.   Parent and Merger Sub will have at the Effective Time sufficient immediately available funds to pay the Merger Consideration, consummate the Merger and the other Transactions and to pay all related fees and expenses contemplated hereby as being paid by Parent or Merger Sub.

SECTION 3.8   Legal Proceedings.   As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, action or investigation against or relating to Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, writ or decree imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 3.9   Brokers and Other Advisors.   The Company shall have no liability for any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, of any broker, investment banker, financial advisor or other Person in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 3.10   Ownership of Company Common Stock.   Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 4.1   Conduct of Business.

(a)   Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 4.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and good utility practice and (i) use its reasonable best efforts to preserve intact in all material respects (w) its business organization, (x) its relationships with customers, suppliers and other Persons having material business dealings with it, and (y) its goodwill, and (ii) subject to prudent management of its workforce and business needs, use its reasonable best efforts to keep available in all material respects the services of its officers and employees, in each case as of the date hereof, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(i)   issue, sell, pledge, grant, transfer, encumber, dispose of, or authorize the issuance, sale, pledge, grant, transfer, encumbrance or disposition of any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any Options; provided that the Company may issue shares of Company Common Stock in the ordinary course of business consistent with past practice in connection with (A) the issuance of Company Common Stock pursuant to the terms of the Company ESPPs, (B) the issuance of Company Common Stock upon exercise or settlement of the Company Employee Stock Options, (C) the granting of awards of restricted shares, stock options, stock appreciation or similar rights, as the case may be, pursuant to Company Plans in the ordinary course of the operation of such Company Plans, provided that the aggregate number of shares of Company Common Stock issuable upon the exercise or settlement, as the case may be, of any such awards granted after the date hereof shall not exceed (x) in the case of restricted shares, 500,000 shares, and (y) in the case of Company Employee Stock Options, stock appreciation or similar rights, 1,100,000 shares, or (D) subject to the restrictions in Section 4.18, the issuance of securities by the Company pursuant to the Company Investor Services Program;

(ii) (A)   issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, (B) split, combine, subdivide or reclassify any shares of its capital stock, or (C) enter into any agreement with respect to the voting of its capital stock;

(iii)   declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock other than (A) by a Subsidiary of the Company (provided that the Company or a Subsidiary of the Company receives its proportionate share of such dividend or distribution), (B) dividends required to be paid on preferred stock of any Subsidiaries in accordance with their terms, (C) regular dividends on the Company Common Stock with usual record and payment dates at a rate not in excess of $0.30 per share per quarter and, beginning in the fourth quarter of 2007, at a rate not in excess of $0.31 per share per quarter, or (D) with respect to any quarter in which the Effective Time occurs, a special dividend with respect to Company Common Stock in an amount consisting of the pro rata portion of the dividend permitted under sub-clause (C), for the period from and including the ex-dividend date (as referred to in Rule 235 of the New York Stock Exchange Constitution and Rules) through, but not including, the day of the Effective Time;

(iv)   directly or indirectly redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or any Options, except in the ordinary course of business consistent with past practice and pursuant to written commitments in effect as of the date hereof, including Company Plans in the ordinary course of the operation of such plans and the terms of any series of preferred stock of any Subsidiary;

(v) (A)   incur any new indebtedness for borrowed money or guarantee any such indebtedness, other than amounts not in excess of $300,000,000 in the aggregate outstanding at any time, (B) enter into any “keep well” or other agreement to maintain the financial condition of any Person other than the Company or any of its Subsidiaries, (C) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries in excess of $50,000,000 in the aggregate, (D) repurchase or prepay any indebtedness for borrowed money in excess of $100,000,000 in the aggregate, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business, or (E) enter into any Contract having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) refinancing and new indebtedness in the amounts set forth in Section 4.1(a)(v) of the Company Disclosure Letter, (ii) short-term borrowings up to the current limit of any revolving credit facility set forth on Section 2.12 of the Company Disclosure Letter and for new short-term facilities in an aggregate principal amount not to exceed $50,000,000 outstanding at any time for working capital in the ordinary course of business consistent with past practice, (iii) letters of credit obtained in the ordinary course of business consistent with past practice; (iv) indebtedness for borrowed money in connection with the refinancing of existing indebtedness (including any pre-funding, repurchase or exchange) at its stated maturity or a lower cost of funds (calculating such cost on an aggregate present-value after-Tax basis), in each case, in an amount equal to or less than the amount of indebtedness to be refinanced;

(vi)   sell, lease, transfer, pledge, grant any security interest in or otherwise dispose of or encumber any of its properties or assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, except (A) dispositions of obsolete or worthless equipment or assets,

(B) dispositions of assets being replaced, (C) dispositions of assets in accordance with the terms of restructuring and divestiture plans required by Governmental Authorities prior to the date hereof and disclosed in Section 4.1(a)(vi)(C) of the Company Disclosure Letter, (D) pursuant to Contracts in force at the date hereof and disclosed in Section 4.1(a)(vi)(D) of the Company Disclosure Letter, or (E) dispositions of properties or assets set forth in Section 4.1(a)(vi)(E) of the Company Disclosure Letter;

(vii)   make capital expenditures that in the aggregate, exceed one hundred ten per cent (110%) of the amount to be expended (taking into account the anticipated timing of such expenditures) in any fiscal year as reflected in the Company’s 2007—2008 forecasts of capital expenditures (copies of which have been provided to Parent prior to the date of this Agreement), except (A) capital expenditures required by applicable Law or Governmental Authorities, (B) capital expenditures in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) necessary to provide or maintain safe, adequate and reliable electric and natural gas service (after prior consultation with Parent), or (C) capital expenditures relating to matters identified in Section 4.1(a)(vii) of the Company Disclosure Letter;

(viii)   make or agree to make any acquisition of or investment in (including by merger, consolidation, acquisition of stock or otherwise) the capital stock of any Person other than the Company or any of its Subsidiaries or (except in the ordinary course of business consistent with past practice) a material portion of the assets of any Person other than the Company or any of its Subsidiaries for consideration in excess of $50,000,000 in the aggregate, other than acquisitions or investments identified in Section 4.1(a)(viii) of the Company Disclosure Letter;

(ix) (A)   increase in any respect the compensation, bonus or fringe benefits of any director, officer, employee or consultant, other than (x) as required by Contract or pursuant to applicable Law, and (y) increases in salaries, wages and benefits of employees (other than executive officers) made in the ordinary course of business consistent with past practice, or (B) enter into or renew any Contract (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer, employee or consultant compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement;

(x)   other than in the ordinary course of business consistent with past practice or pursuant to any Contract or any Company Plan in existence on the date hereof or entered into after the date hereof to the extent permitted by the terms of this Agreement, (A) pay any benefit not provided for under any Contract or Company Plan (other than the payment of cash compensation in the ordinary course of business consistent with past practice), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, other than as provided in the Employment Agreement, (D) enter into or adopt any new employee benefit plan or arrangement or amend, modify or terminate (except as may be required (i) by applicable Law, (ii) to avoid the imposition of any tax or penalty under Section 409A of the Code or (iii) applicable Tax qualification requirements) any existing Company Plan, other than as provided in the Employment Agreement, (E) grant the right to receive any severance, termination or retention pay, or increases therein, or (F) pay any benefit or grant to or amend or modify any award, including in respect of stock options or other equity-related award, in each case described in sub-clauses (A) through (F) above for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company;

(xi)   other than in the ordinary course of business consistent with past practice (A) make, revoke, amend or change any material election concerning Taxes, (B) settle or compromise any material Tax liability that has not been accrued or otherwise reflected on the Company Financial

Statements, (C) file any amended Tax Return to the extent such amendment could negatively affect the Company’s Financial Statements in a material manner, (D) enter into any closing agreement to the extent any such agreement would negatively affect the Company’s Financial Statements in a material manner, or (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax (except with respect to regular and routine extensions of Tax Returns), provided, however, that Parent shall be deemed to have consented to any request with respect to sub-clauses (A) and (C) above to the extent that Parent does not notify the Company or any of its Subsidiaries of its consent or withholding of consent within ten (10) business days of receipt of the request made by the Company or any of its Subsidiaries;

(xii)   make any material changes in financial or Tax accounting methods, policies, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP (or a change in GAAP) or applicable Law or regulation;

(xiii)   amend or propose to amend any of the Company Charter Documents;

(xiv)   adopt a plan or agreement of complete or partial liquidation or dissolution;

(xv)   adopt, enter into, renew or extend any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company, except (x) as may be required to comply with Section 1.9(d), (y) in connection with any collective bargaining agreement or other labor union Contract currently being renewed or extended, or (z) as is necessary to prevent the expiration of any such agreement or Contract;

(xvi)   fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice) insurance in such amounts and against such risks and losses consistent with the insurance policies presently maintained by the Company;

(xvii)   notwithstanding anything to the contrary contained herein, make any acquisition or investment in or enter into any line of business that is not conducted by the Company or any of its Subsidiaries as of the date hereof;

(xviii)   except to the extent permitted under any other clause of this Section 4.1(a), enter into, amend or modify any Contract which (A) is reasonably expected to remain in effect after the Effective Time, and (B) could reasonably be expected to involve payments to or by the Company or any of its Subsidiaries that exceed $10,000,000 in the aggregate.

(xix)   settle any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, except (A) in the ordinary course of business consistent with past practice, (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP, or (C) the settlement of any claim, action, suit, proceeding or investigation that would not reasonably be expected to have a Company Material Adverse Effect;

(xx)   enter into any Contracts that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, materially limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or product line or in any geographic area;

(xxi) (x)   enter into any Contract for the purchase and/or sale of capacity or energy (a “Power Agreement”) other than any Power Agreement entered into in the ordinary  course of business consistent with past practice or any Power Agreement that is fully compliant with the Company Hedging Guidelines or (y) change the Company Hedging Guidelines in any material respect;

(xxii)   except as disclosed in Section 4.1(a)(xxii) of the Company Disclosure Letter, retire, commit to retire or otherwise indicate an intention to retire any generation facility of the Company or any of its Subsidiaries;

(xxiii)   take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article V not being satisfied; or

(xxiv)   enter into any Contract with respect to, or otherwise commit or agree to take, any of the foregoing actions in this Section 4.1(a).

(b)   Except as contemplated or permitted by this Agreement, required by applicable Law or as otherwise indicated in Section 4.1(b) of the Parent Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless the Company otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to take, or agree or commit to take, any action that would reasonably be expected to (i) impose any material delay in the obtaining of any Company PUC Consent, or significantly increase the risk of not obtaining, any authorizations, consents, orders, waivers, declarations, registrations or approvals of any Governmental Authority necessary to consummate the Transactions or for the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (iii) otherwise prevent or materially delay the consummation of the Transactions.

SECTION 4.2            Other Offers; Etc.

(a)   The Company shall, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees, agents, investment bankers and other representatives (collectively, “Representatives”) to, immediately cease any negotiations that may be ongoing as of the date hereof with any Person with respect to a Takeover Proposal and shall request the prompt return or destruction of all confidential information furnished in connection therewith. During the period from the date of this Agreement until the Effective Time, or such earlier date as this Agreement may be terminated in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of a Takeover Proposal or any inquiry, proposal or offer that is reasonably likely to lead to a Takeover Proposal or (ii) except to inform Persons of the existence of the provisions contained in this Section 4.2, participate in any discussions or negotiations with, or furnish any non-public information to, any Person regarding, or that is reasonably likely to lead to, any written Takeover Proposal. Notwithstanding the foregoing, at any time prior to, but not after, obtaining the Company Shareholder Approval, (x) the Company and its Representatives may have discussions with any Person that has made an unsolicited written Takeover Proposal after the date hereof in order to clarify and understand the terms and conditions of such proposal and (y) if the Company Board (A) receives an unsolicited written Takeover Proposal after the date hereof that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal and (B) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions could be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company may furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (provided that the Company shall only provide non-public information pursuant to a confidentiality and standstill agreement not less restrictive to the recipient thereof in the aggregate than the Confidentiality Agreement, provided that such confidentiality agreement may allow such Person to submit to the Company a proposal or offer relating to such Takeover Proposal), and participate in discussions and negotiations with such Person regarding such Takeover Proposal and, to the extent reasonably required to evaluate a Takeover Proposal that includes the issuance of securities by the Person making such Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may allow submission to the Company of a proposal or offer relating to a Takeover Proposal. Any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company or its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 4.2 by the Company. To the extent that the Company provides any material non-public information concerning the Company or any of its Subsidiaries to any person making a Takeover Proposal which was not previously provided or made available to Parent, the Company shall make such information available to Parent as soon as practicable after making such information available to the person making the Takeover Proposal.

(b)   Except as expressly permitted by this Section 4.2(b), (i) the Company Board shall not (A) withdraw or modify, in a manner adverse to Parent, or publicly propose to withdraw or modify in any manner adverse to the Parent, its recommendation that the holders of Company Common Stock adopt this Agreement (the “Company Recommendation”) or (B) publicly approve or recommend or publicly propose to approve or recommend to the holders of Company Common Stock a Takeover Proposal (any action described in this sub-clause (i) being referred to as a “Company Adverse Recommendation Change”) and (ii) neither the Company nor any of its Subsidiaries shall enter into any letter of intent or merger, acquisition or similar agreement with respect to any Takeover Proposal (each, a “Company Acquisition Agreement”), other than a confidentiality agreement subject to the requirements of Section 4.2(a). Notwithstanding the foregoing, prior to the Company Shareholder Approval, subject to Section 4.2(c), if the Company Board (A) receives an unsolicited written Takeover Proposal after the date hereof that it determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and did not result from a breach of this Section 4.2 and (B) determines in good faith (after consultation with outside legal counsel) that the failure to take any of the following actions would be inconsistent with the fiduciary duties of the Company Board under applicable Law, the Company Board may (1) make a Company Adverse Recommendation Change and/or (2) cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 6.1(c)(i).

(c)   If the Company Board determines to effect a Company Adverse Recommendation Change as provided in sub-clause (1) of the second sentence of Section 4.2(b) or to authorize the Company to enter into a Company Acquisition Agreement as provided in sub-clause (2) of the second sentence of Section 4.2(b), such Company Adverse Recommendation Change or Company Acquisition Agreement (as applicable) may only become effective after the end of the fourth (4th) calendar day following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) advising Parent that the Company Board intends to effect such Company Adverse Recommendation Change or to authorize the Company to enter into such Company Acquisition Agreement, which notice shall contain the identity of the Person making the Superior Proposal and the material terms and conditions of such Superior Proposal to the extent such information has not previously been provided to Parent; provided that any material amendment to the terms of such Superior Proposal after the initial Adverse Recommendation Notice shall require a new Adverse Recommendation Notice and restart the notice period referred to above, but such notice period shall then be two (2) business days. In determining whether to permit the Company to effect a Company Adverse Recommendation Change or to enter into a Company Acquisition Agreement in response to a Superior Proposal, the Company Board shall take into account in good faith any changes to the terms of this Agreement proposed by Parent.

(d)   The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any Takeover Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related or lead to a Takeover Proposal, and (iii) any inquiry or request for discussion or negotiation regarding or that would reasonably be expected to result in a Takeover Proposal, including in each case the identity of the person making any such Takeover Proposal or indication or inquiry or offer or request and the material terms and conditions of any such Takeover Proposal or indication or inquiry or offer. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to provide non-public information to a Person contemplating making, or to engage in discussions or negotiations concerning, a Takeover Proposal pursuant to this Section 4.2. The Company shall keep Parent reasonably informed on a current basis of the occurrence of any significant changes regarding any such Takeover Proposal or indication or inquiry or offer or any material developments relating thereto.

(e)   Nothing in this Section 4.2 shall prohibit the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation MA promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law and any such disclosure which would otherwise constitute a Company Adverse Recommendation Change, shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Company Recommendation within five (5) business days after such communication. In addition, it is understood and agreed that, for purposes of this Section 4.2, a factually accurate public statement by the Company that describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Company Adverse Recommendation Change.

SECTION 4.3   Proxy Statement.

(a)   As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in compliance with the applicable provisions of the Exchange Act. The Company will use all commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, and shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, any amendment or supplement to the Proxy Statement and any written response to any comments or inquiry from the SEC prior to filing or providing such with or to the SEC, shall include in such document or response any comments reasonably proposed by Parent and will provide Parent with a copy of all such filings made with the SEC. Subject to Section 4.2(b), the Proxy Statement shall include the Company Recommendation.

(b)   The Company will advise Parent as promptly as practicable after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)   The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any supplemental proxy, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any supplemental proxy, at the time of mailing thereof and at the time of the Company Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION   4.4          Company Shareholders Meeting. The Company shall duly call, give notice of, convene and hold an annual or special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date hereof (it being understood that the Company’s current intention is to use its reasonable efforts to hold such meeting prior to December 31, 2007) for the purpose of voting upon the adoption of this Agreement and approval of the Merger and the other Transactions and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting. Subject to Section 4.2, the Company shall take all lawful action to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and the other Transactions and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval; provided that the Company may (and at the request of the Parent shall) extend the date of the Company Shareholders Meeting to the extent (A) necessary in order to obtain a quorum of its shareholders or (B) the Company reasonably determines that such delay is required by applicable Law. At the Company Shareholders Meeting, Parent and its Affiliates will vote all Shares owned by them, if any, in favor of adoption of this Agreement and approval of the Merger. The Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before that meeting is held.

SECTION 4.5   Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable federal and state securities Laws, Antitrust Laws or the Required Consents), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from, and make all appropriate filings and submissions with, any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions and obtain the Required Consents and (iii) ensure that all proceedings to be taken on its part in connection with the Transactions at the Closing shall be reasonably satisfactory in form and substance to the other Party, and that the other Party shall receive copies of all such documents and other evidences as such Party shall reasonably request in order to establish the consummation of the Transactions and the taking of all proceedings in connection therewith.

(b)   In furtherance and not in limitation of the foregoing, (i) each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other actions consistent with this Section 4.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable  and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c)   In furtherance and not in limitation of the covenants of the Parties contained in this Section 4.5, each of the Parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing, submission or other communication with a Governmental Authority in connection with the Transactions (including obtaining the Required Consents or the Parent Consents, as applicable) and in connection with any action, proceeding, investigation or other inquiry instituted (or threatened to be instituted) by or before a Governmental Authority or other Person relating to the Transactions, including any action or proceeding initiated by a private party and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by any other Person, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions (including obtaining the Required Consents or the Parent Consents, as applicable).

(d)   Each of the Parties shall use its reasonable best efforts to resolve such objections or suits, if any, as may be asserted or instituted (or threatened to be asserted or instituted) by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, each of the Parties shall each (i) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Transactions on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Outside Date) including, in order to resolve such objections or suits, by taking all such actions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions with respect to, or its ability to retain, one or more of its, or its Subsidiaries’, businesses, product lines or assets, in each case, as may be required in order to resolve such objections or suits or to avoid the entry of, or to effect the dissolution of, any Order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions.

SECTION   4.6          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent shall cooperate to develop a joint communications plan and cooperate (i) to ensure that all press releases and other public statements with respect to the Transactions shall be consistent with such joint communications plan, and (ii) unless otherwise required by Law, applicable fiduciary duties or by any listing standard of the NYSE, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Transactions.

SECTION   4.7          Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information and upon reasonable notice, the Company shall afford to Parent and Parent’s Representatives reasonable access during normal business hours to the officers, employees, accountants, properties, books, Contracts and records of the Company and its Subsidiaries (including any Tax Returns)

and the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule and other document filed, published, announced or received by it prior to the Effective Time pursuant to the requirements of applicable federal or state securities Laws and rules and regulations promulgated thereunder and (ii) other information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third Person or jeopardize the protection of an attorney-client privilege. Until the Effective Time, the information provided pursuant to this Agreement will be subject to the terms of the letter, dated as of October 11, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

SECTION 4.8   Notification of Certain Matters.

(a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any other Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which, in the case of either sub-clause (i) or (ii) above, would reasonably be likely to have a Company Material Adverse Effect or prevent or materially delay consummation of the Transactions.

(b)   Each of Parent, Merger Sub and the Company will notify the other of, and will use its reasonable best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, Merger Sub or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent, Merger Sub or the Company contained in this Agreement. Each of Parent, Merger Sub and the Company also will notify the other in writing of, and will use its reasonable best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, Merger Sub or the Company. No notice given pursuant to this Section 4.8 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

SECTION 4.9   Indemnification and Insurance.

(a)   From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents as currently in effect and (y) the indemnification agreements with any of the Indemnitees in effect as of the date hereof, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time until the applicable statute of limitation period shall have expired, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 4.9 (including in connection with enforcing the indemnity and other obligations provided for in this Section 4.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)   Any Indemnitee wishing to claim indemnification under this Section 4.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, the Company and the Surviving Corporation, but the failure to so notify Parent, the Company and the Surviving Corporation shall not relieve such party from any liability which it may have under this paragraph except to the extent such failure materially prejudices Parent, the Company and/or the Surviving Corporation. An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 4.9 (each, a “Claim”) with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that (i) Parent (A) shall be permitted to participate in the defense of such Claim at its own expense and (B) shall not be liable for any settlement effected without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnitees as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees, in which case, the Indemnitees may retain more than one law firm but Parent shall only be required to pay the reasonable and documented fees and expenses of one additional law firm as determined by Parent. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)   For the six-year period commencing immediately after the Effective Time (and for so long thereafter as any Claims thereunder are being adjudicated), Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are as of the date hereof (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed two hundred per cent (200%) of the aggregate annual premiums paid by the Company as of the date hereof, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of two hundred per cent (200%) of the current aggregate annual premium.

(d)   The provisions of this Section 4.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his heirs and his representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.9 applies shall be third-party beneficiaries of this Section 4.9).

(e)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 4.9.

SECTION 4.10   Fees and Expenses.   Except as provided in this Section 4.10 and Section 6.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions are consummated.

SECTION 4.11   Rule 16b-3.   Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any Party to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

SECTION 4.12   Employee Matters.

(a)   Without limiting any of the obligations of Parent set forth in this Section 4.12, effective as of the Effective Time, Parent shall continue or establish, or cause to be continued or established, employee compensation and benefit plans, programs, policies and arrangements (including fringe benefits and severance pay) that will provide benefits and compensation to each of the employees of the Company and its Subsidiaries (the “Continued Employees”) (and, if applicable, their eligible beneficiaries) for a period of at least 18 months after the Effective Time (or such longer period as may be required by applicable Law) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to each of the Continued Employees (and, if applicable, their eligible beneficiaries) immediately prior to the Effective Time. Without limiting the foregoing, Parent and its Affiliates shall (i) honor all employment, severance and change-in-control agreements by and between the Company or its Subsidiaries and any current or former employee and (ii) for the longer of 18 months following the Effective Time and the period during which such benefits are required to be provided by the terms of the applicable Company Plan, continue to maintain for each Continued Employee the severance arrangements maintained by the Company or any of its Subsidiaries for each such Continued Employee immediately prior to the Effective Time.

(b)   For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans of Parent and its Affiliates which provide benefits to any Continued Employees after the Effective Time (the “New Plans”), each Continued Employee shall be credited with his years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Continued Employee was entitled, before the Effective Time, to credit for such service under any similar Continued Employee benefit plan in which such Continued Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing:  (i) each Continued Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a benefit plan or compensation arrangement or agreement in which such Continued Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continued Employee, Parent or its Affiliates shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and (y) any eligible expenses incurred by such employee and his covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan only to the extent taken into account by the Old Plan, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)   Parent shall cause the Surviving Corporation and each of its Subsidiaries to honor all written employment-related obligations and agreements with respect to any Continued Employees, including (i) recognizing and, as required by applicable Law, bargaining with, or continuing to recognize and, as required by applicable Law, bargain with, any current, as of the Effective Time, exclusive collective bargaining representatives of Continued Employees and (ii) honoring, or continuing to honor, all current, as of the Effective Time, collective bargaining agreements. As of the Effective Time, each Continued Employee covered by a collective bargaining agreement listed on Section 2.11(d) of the Company Disclosure Letter shall remain covered by such collective bargaining agreement to the extent required thereby.

(d)   Notwithstanding the foregoing, nothing herein shall require the continuation of any particular Company Plan or prevent the amendment or termination thereof (subject to the maintenance of the benefits as provided in clause (a) above and subject to satisfaction of any legal duty to bargain with the collective bargaining representatives of Continued Employees with respect to such matters). No provision of this Agreement is intended to be, and shall not be construed as, any amendment of an employee benefit plan, program, policy or arrangement or of a collective bargaining agreement or any agreement to make any such amendment nor shall any provision of this Agreement be interpreted to modify, waive or supplement the provisions of any employee benefit plan, program, policy or arrangement or any collective bargaining agreement. It is understood and agreed among the Parties that all provisions contained in this Agreement with respect to employee benefit plans, employee compensation or other employment-related obligations or agreements are included for the sole benefit of the respective Parties and do not and shall not create, directly or indirectly, any right in any other Person, including any Continued Employee, any collective bargaining representative, any participant in any benefit or compensation plan or any beneficiary thereof.

(e)   Upon execution of this Agreement, Parent, the Company and the Chief Executive Officer of the Company shall enter into an employment agreement that shall become effective as of the Closing Date in substantially the form attached as Exhibit A hereto (the “Employment Agreement”).

SECTION 4.13   Delisting.   Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 4.14   Transfer Taxes.   Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of Tax Returns relating to any  stock transfer, state real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger that are required or permitted to be paid prior to the Effective Time. Except as set forth in Section 1.8(b), without deduction or withholding of any amount from the Merger Consideration required to be paid pursuant to this Agreement with respect to each Share, (i) the Company shall pay the amount of any Transfer Taxes imposed on the Company, any Subsidiary of the Company, any holder of Shares, or Merger Sub, as a result of the Merger and (ii) Parent shall pay, any Transfer Taxes imposed on Parent as a result of the Merger.

SECTION 4.15   Governance; Support.

(a)   In addition to the Company’s current Chief Executive Officer, at least three of the Company’s directors immediately prior to the Effective Time shall be requested to serve on an advisory board to the Surviving Corporation to be established by Parent from and after the Effective Time for a period of at least two (2) years.

(b)   During the four-year period immediately following the Effective Time, the Surviving Corporation shall provide, directly or indirectly, charitable contributions and traditional local community support within the service areas of the Company and each of its Subsidiaries that are utilities at levels substantially comparable to and no less than the levels of charitable contributions and community support provided by the Company and such Subsidiaries within their service areas within the four-year period immediately prior to the date of this Agreement, as set forth on Section 4.15 of the Company Disclosure Letter. Without limitation to the foregoing, the Surviving Corporation will for such period continue to support the Company Foundation in a manner substantially comparable to the manner in which the Company supported the Company Foundation within the four-year period immediately prior to the date of this Agreement, as set forth on Section 4.15 of the Company Disclosure Letter.

SECTION 4.16   Company Nuclear Assets.   Without limiting any of the obligations of any Party set forth in this Article IV, Parent and the Company shall take all actions required to be taken with respect to the Nuclear Facilities, together with all related assets and liabilities, including decommissioning funds (collectively, the “Company Nuclear Assets”) as may be required in connection with obtaining the approval and consent of, and the issuances of licenses and license amendments by, the NRC under the Atomic Energy Act necessary to consummate the Merger and the other Transactions.

SECTION 4.17   Rate Matters.   To the extent permitted by applicable Law, during the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (a) obtain Parent’s approval, not to be unreasonably withheld or delayed, prior to initiating any general rate case, other than any such proceeding open on the date of this Agreement or as is necessary to prevent the expiration of any rate in effect on such date, (b) notify Parent in writing as soon as practicable and in any event no later than five (5) business days prior to making any material changes to the Company’s or any of its Subsidiaries’ generally applicable rates, charges, standards of service, accounting or regulatory policy from those in effect as of the date hereof so that Parent may comment thereon, and (c) deliver to Parent a copy of each principal filing (or any amendment thereto), Contract or consent related to any of the foregoing as soon as practicable and in any event no later than three (3) business days prior to the filing, execution or application thereof so that Parent may comment thereon.

SECTION 4.18   Company Investor Services Program.   The Company shall take all necessary action to either, in its sole discretion, (i) terminate the Company Investor Services Program effective on or as soon as possible after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof) or (ii) provide that all shares to be issued to the participants in such program be purchased solely on the open market. In addition, in the event of the effective termination of the Company Investor Services Program, the Company shall distribute all shares of Company Common Stock and the value of all cash held in each participant’s plan accounts in accordance with the terms of the Company Investor Services Program.

SECTION 4.19   Restructuring Transactions.   Parent hereby declares that it is its intention, for purposes of eliminating certain intermediate holding companies, to cause one or more of the Company’s primary operating Subsidiaries to become direct Subsidiaries of the Parent (the “Restructuring”) and the Parties agree that they shall reasonably cooperate with each other in order to request and obtain from all applicable Governmental Authorities all requisite consents, approvals and waivers for the consummation of the Restructuring. It is contemplated that the Restructuring would take place at or following the Effective Time, subject to legal, regulatory and other applicable conditions. The timing of, and the manner in which, the Restructuring is to be effected shall be based on the Parties’ analysis of all legal, financial and regulatory implications of the Restructuring; provided, however, that no Party shall take any action hereunder that could reasonably be expected to prevent or materially delay the consummation of the Transactions.

ARTICLE V

CONDITIONS TO THE MERGER

SECTION 5.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each Party to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   The Company Shareholder Approval shall have been obtained.

(b)   No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, the “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

(c)   All of the Required Consents and the Parent Consents shall have been obtained (including any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired) at or prior to the Effective Time, such consents shall have become Final Orders and such Final Orders shall not, individually or in the aggregate, impose terms or conditions that would reasonably be expected to have a Company Material Adverse Effect or an adverse effect on the ability of Parent, Merger Sub and the Company to consummate the Transactions.

SECTION 5.2   Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)   (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except where the failure of any such representation or warranty to be so true and correct (without giving effect to any “materiality” or “Company Material Adverse Effect” qualification set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 2.2(a) and 2.3(a) shall be true and correct at and as of the Effective Time as if made on such date (other than those representations and warranties that address matters as of a particular date, which shall be true and correct as of such date) in all material respects, and (iii) the representations and warranties of the Company set forth in Section 2.6(ii) shall be true and correct without disregarding the “Company Material Adverse Effect” qualification contained therein; and Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to that effect.

(b)   The Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, to that effect.

SECTION 5.3   Conditions to the Obligations of the Company.   The obligations of the Company to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)   Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions; and the Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, to that effect.

(b)   Parent and Merger Sub shall each have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and the Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, to that effect.

SECTION 5.4   Frustration of Closing Conditions.   Neither the Company nor Parent or Merger Sub may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to consummate the Transactions, to the extent required by and subject to Section 4.5 and the other applicable provisions of Article IV.

ARTICLE VI

TERMINATION

SECTION 6.1   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a)   by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors (or similar governing body) of Parent; or

(b)   by either the Company or Parent:

(i)    if any Restraint having any of the effects set forth in Section 5.1(b) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(ii)   if the Merger shall not have been consummated on or before the Outside Date; provided; however, that if all other conditions set forth in Article V (other than conditions which by their nature are to be satisfied on the Closing Date) are satisfied other than the condition to the Closing set forth in Section 5.1(c) and such condition remains capable of being fulfilled, then either Parent or the Company by written notice delivered prior to the Outside Date, may extend such period by six (6) months after the Outside Date; provided; further, that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Merger to be so consummated by the Outside Date; or

(iii)  if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote; or

(c)   by the Company:

(i)    if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, however, that the Company may only exercise this termination right if the Company has complied with its obligations under Section 4.2, including Section 4.2(c); and provided, further, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations under Section 6.3; or

(ii)   if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.3(a) not to be satisfied as of such date or (B) Parent or Merger Sub shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, but only to the extent that such breach or failure would cause the condition contained in Section 5.3(b) not to be satisfied as of such date and such condition is, as a result of any such breach or failure (in each case under sub-clauses (A) and (B)), incapable of being satisfied by the Outside Date; or

(d)   by Parent, if

(i)    the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.2(a) not to be satisfied as of such date;

(ii)   the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only to the extent that such breach or failure would cause the condition contained in Section 5.2(b) not to be satisfied as of such date and such condition is, as a result of such breach or failure (in each case under sub-clauses (i) and (ii)), incapable of being satisfied by the Outside Date;

(iii)  the Company effects a Company Adverse Recommendation Change;

(iv)  if the Company Board shall fail to reaffirm the Company Recommendation within twenty (20) business days of receipt of Parent’s written request at any time when an unsolicited Takeover Proposal shall have been made and not rejected by the Company Board;

(v)    the Company fails to include in the Proxy Statement the Company Recommendation; or

(vi)  the Company willfully and materially breaches Section 4.2.

SECTION 6.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 2.21 (Brokers and Other Advisors), 3.9 (Brokers and Other Advisors), 4.10 (Fees and Expenses), (Effect of Termination) and 6.3 (Termination Fee), Article VII (Miscellaneous) and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement at any time) and there shall be no liability as a result thereof on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 6.3, and (ii) nothing shall relieve any Party from liability for fraud or any willful breach of this Agreement.

SECTION 6.3   Termination Fee.

In the event that:

(a)    (i) after the date hereof a Takeover Proposal has been publicly announced, (ii) after the date of such announcement and at a time that such Takeover Proposal has not been withdrawn, this Agreement is terminated by either Parent or the Company pursuant to Section 6.1(b)(ii) or (iii), and (iii) the Company shall have entered into an agreement with respect to any Takeover Proposal (x) on or prior to the first anniversary of such termination, if such Takeover Proposal is received from a Person that, pursuant to Section 4.2(d), was required to be identified by the Company to Parent as having made a Takeover Proposal, or (y) on or prior to the date that is three (3) months after such termination, if such Takeover Proposal is received from any other Person;

(b)   after the date hereof a Takeover Proposal has been publicly announced and at a time that such Takeover Proposal has not been withdrawn, this Agreement is terminated by Parent pursuant to Section 6.1(d)(i) or (ii) as a result of a willful breach by the Company that is not cured in accordance with Section 4.8(b);

(c)    this Agreement is terminated by Parent pursuant to Section 6.1(d)(iii), (iv), (v) or (vi); or

(d)   this Agreement is terminated by the Company pursuant to Section 6.1(c)(i);

then the Company shall (i) in the case of a termination described in clause (a) above, upon entry into a definitive agreement for such Takeover Proposal, or (ii) in the case of a termination described in clauses (b), (c) or (d) above, on the date of such termination, pay to Parent a fee equal to $45,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent.

SECTION 6.4   Acknowledgment.   The Company acknowledges and agrees that the agreements contained in Section 6.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the Termination Fee and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1   Nonsurvival of Representations, Warranties and Agreements.   None of the representations and warranties contained herein or in any other writing delivered pursuant hereto, nor any covenant or agreement of the Parties, that by its terms contemplates performance exclusively prior to the Effective Time, shall survive the Effective Time except this Article VII. Nothing in this Section 7.1 shall limit any covenant or agreement of the Parties that by its terms contemplates performance in whole or in part after the Effective Time.

SECTION 7.2   Amendment or Supplement.   At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of the Transactions by the holders of Company Common Stock, by written agreement of the Parties; provided, however, that following the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by applicable Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Company Common Stock without such further approval.

SECTION 7.3   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions; provided that after the Company Shareholder Approval is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by applicable Law or in accordance with the rules of any relevant self regulatory organization, requires further approval by the holders of Company Common Stock without such further approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

SECTION 7.4   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.4 shall be null and void.

SECTION 7.5   Counterparts.   This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 7.6            Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the provisions of Section 4.9 and (ii) the right of the Company, on behalf of its shareholders, to pursue damages in the event of Parent’s or Merger Sub’s willful or knowing breach of this Agreement, are not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

SECTION 7.7   Governing Law; Jurisdiction.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)   All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Federal Court sitting in the State of New York, and the Parties hereby irrevocably submit to the exclusive personal jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding for any reason other than the failure to serve process in accordance with this Section 7.7 and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such action or proceeding. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 7.9. In addition, Parent consents to service of process upon Parent by mailing or delivering such service to its agent, National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York, 10001 (the “Service Agent”), authorizes and directs the Service Agent to accept such service, and shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the foregoing purposes in the State of New York. The consents to jurisdiction set forth in this Section 7.7 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 7.7 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7(C).

(d)   This Agreement does not involve less than $1,000,000, and the Parties intend that Sections 5-1401 and 5-1402 of the New York General Obligations Law shall apply to this Agreement.

SECTION 7.8   Specific Enforcement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal Court sitting in the State of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 7.9   Notices.   All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent or Merger Sub, to:

Iberdrola, S.A.
Calle Cardenal Gardoqui, 8
48008 Bilbao
Spain
Attention: Secretaría General
Facsimile: +34 94 466 47 35

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention:  M. Douglas Dunn and Crayton L. Bell
Facsimile: +1 (212) 822-5062 and +1 (212) 822-5338

If to the Company, to:

Energy East Corporation
52 Farm View Drive

New Gloucester, ME 04260-5116
Attention: Paul K. Connolly, Vice President–General Counsel and
Robert D. Kump, Senior Vice President and Chief Financial Officer
Facsimile: +1 (617) 897-9068 and +1 (207) 688-4331

with a copy (which shall not constitute notice) to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Attention:  William S. Lamb and Sheri E. Bloomberg
Facsimile: +1 (212) 649-9425 and +1 (212) 649-9340

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.10   Severability.   If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 7.11   Definitions.

(a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Laws” shall mean, together, and each as amended, (i) the Sherman Act, (ii) the Clayton Act, (iii) the HSR Act, (iv) the Federal Trade Commission Act, (v) Council Regulation (EC) 139/2004, and (vi) all other applicable Laws or Orders issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the City of Madrid are authorized or required by Law to be closed.

“Company Board” shall mean the Company Board or any duly constituted committee thereof which has been given the authority to act in the name, place and stead of the Company Board with respect to this Agreement, the Merger and the other Transactions.

“Company Foundation” shall mean the Energy East Foundation.

“Company Investor Services Program” means the Company’s dividend reinvestment and stock purchase plan as amended through the date of this Agreement.

“Company Material Adverse Effect” shall mean any change, event, occurrence or development which has a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than changes, events, occurrences or developments arising out of, resulting from or attributable to:  (i) changes in conditions in the United States of America or global economy or capital or financial markets generally, including changes in interest or exchange rates, provided, that such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner as compared to comparable participants in the utility industry; (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the electric or gas utility industry, provided, that such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner as compared to comparable participants in the utility industry; (iii) the execution or announcement of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date hereof; (v) the initiation of any litigation by any shareholder of the Company relating to this Agreement or the Merger; (vi) the Restructuring or any action taken pursuant to Section 4.19; or (vii) any decline in the market price or trading volume of the Company’s Common Stock on the NYSE; provided that the exception in this sub-clause (vii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect.

“Company Plan” shall mean any bonus, incentive compensation, profit participation, deferred compensation, pension, profit sharing, retirement, equity-related, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, change in control, retention, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, that is (i) sponsored or maintained by the Company or any Subsidiary or (ii) with respect to which the Company or any Subsidiary has any actual or contingent obligations or liabilities.

“Company Stock Plans” shall mean, together, and each as amended, (i) the Company 1997 Stock Option Plan, (ii) the Company 2000 Stock Option Plan, and (iii) the tax-deferred savings plans maintained by the Company and its Subsidiaries.

“Company Voting Debt” shall mean bonds, debentures, notes and other indebtedness of the Company or any of its Subsidiaries which give the holder or the beneficiary thereof the right to vote on any matters on which holders of Company Capital Stock or other equity interests of the Company or its Subsidiaries may vote.

“Contract” shall mean any contract, commitment, arrangement, note, bond, mortgage, loan or credit agreement, debenture, security agreement, indenture, deed of trust, lease or other instrument, obligation or agreement of any kind.

“Defined Benefit Plan” means each Company Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

“Director Share Plan” shall mean the Company’s Director Share Plan, as amended and restated effective September 6, 2000, as amended.

“Environmental Laws” shall mean all applicable federal, state, local and foreign Laws (including common law) concerning pollution or protection of health, safety, natural resources or the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Clean Air Act, Clean Water Act, Toxic Substances Control Act, Resource Conservation and Recovery Act and any analogous state and local Laws and regulations.

“Environmental Permits” shall mean all permits, approvals, licenses, authorizations or consents required under Environmental Laws for the Company and its Subsidiaries to conduct their operations.

“Final Order” shall mean action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of the Transactions prescribed by Law or Order have been satisfied.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, in each case of competent jurisdiction.

“Hazardous Materials” shall mean any hazardous, dangerous, radioactive, acutely hazardous, or toxic substance or waste defined, characterized, regulated or as to which liability or standards of conduct are imposed under Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Joint Venture” shall mean, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for investment purposes, that (i) are less than ten per cent (10%) of any class of the outstanding voting securities or equity or (ii) with respect to which the net book value as of December 31, 2006 of such person’s interest does not exceed $20,000,000.

“Knowledge” shall mean, in the case of either the Company or Parent, the actual knowledge, as of the date of this Agreement, of the executive officers of such Party listed on Section 7.11 of such Party’s Disclosure Letter.

“Multiemployer Plan” shall mean a plan defined in Section 3(37) of ERISA.

“ordinary course of business consistent with past practice” shall mean the ordinary course of business consistent with past practice, as such past practice may be reasonably affected by, or change in reasonable response to, (i) the growth of the applicable Person’s business (or applicable segment thereof) and/or (ii) changes in commodities prices.

“Outside Date” shall mean the date which is twelve (12) months following the date hereof.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Shares” shall mean awards under the Company’s Director Share Plan, the value of which are determined by the value of the Company Common Stock and which are settled in cash.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty per cent (50%) of the equity and more than fifty per cent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty per cent (50%) of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” shall mean a Takeover Proposal that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, is more favorable to the Company than the Merger and the other Transactions (taking into account (1) all legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other Transactions deemed relevant by the Company Board, (2) the identity of the third party making such Takeover Proposal, (3) the conditions and prospects for completion of such Takeover Proposal and (4) all other factors that the Company Board is permitted to consider pursuant to Section 717 of the NYBCL); provided, that for purposes of this definition of “Superior Proposal” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to 50%.

“Takeover Proposal” shall mean a bona fide proposal or offer from any Person (other than Parent and its Subsidiaries) relating to any (i) direct or indirect acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business consistent with past practice) equal to twenty per cent (20%) or more of the Company’s consolidated assets or to which twenty per cent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty per cent (20%) or more of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; other than, in each case, the Transactions.

“Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in sub-clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby (but specifically excluding the Restructuring) to take place on the Closing Date, including the Merger.

The following terms are defined on the page of this Agreement set forth opposite such term below:

Adverse Recommendation Notice	A-30
Agreement	A-1
Atomic Energy Act	A-10
Balance Sheet Date	A-11
Bankruptcy and Equity Exception	A-9
Blue Sky Laws	A-10
Book-Entry Shares	A-3
Certificate of Merger	A-1
Certificates	A-3
Claim	A-35
Closing	A-1
Closing Date	A-1
Code	A-4
Company	A-1
Company Acquisition Agreement	A-30
Company Adverse Recommendation Change	A-30
Company Charter Documents	A-7
Company Common Stock	A-1
Company Contracts	A-18
Company Disclosure Letter	A-6
Company Employee Stock Options	A-5
Company Financial Statements	A-11
Company Hedging Guidelines	A-21
Company License Consents	A-10
Company Net Position	A-22
Company Nuclear Assets	A-38
Company Pension Plan	A-16
Company Preferred Stock	A-7
Company PUC Consents	A-10
Company Recommendation	A-30
Company Reporting Utility	A-11
Company SEC Documents	A-10
Company Shareholder Approval	A-9
Company Shareholders Meeting	A-32
Confidentiality Agreement	A-34
Continued Employees	A-36
CTDPUC	A-10
Effective Time	A-2
Emission Allowances	A-20
Employment Agreement	A-37
ERISA	A-15
ESPP	A-6
Exchange Act	A-10
FCC	A-10
Federal Power Act	A-10
FERC	A-10
Filed Company SEC Documents	A-6
Indemnitee	A-34

Indemnitees	A-34
Intellectual Property Rights	A-20
IP Licenses	A-18
IRS	A-15
Laws	A-13
Lien	A-7
MDPU	A-10
Measurement Date	A-7
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
MPUC	A-10
New Plans	A-36
NHPUC	A-10
NLRB	A-16
NRC	A-10
Nuclear Facilities	A-21
NYBCL	A-1
NYPSC	A-10
NYSE	A-10
Old Plans	A-37
Option Consideration	A-5
Options	A-8
Order	A-9
Parent	A-1
Parent Consents	A-24
Parent Disclosure Letter	A-23
Parties	A-1
Paying Agent	A-3
PBGC	A-16
Permits	A-13
Power Agreement	A-28
Proxy Statement	A-31
Representatives	A-29
Required Consents	A-10
Restraints	A-39
Restricted Stock	A-6
Restructuring	A-39
Sarbanes-Oxley Act	A-10
SEC	A-6
Securities Act	A-7
Service Agent	A-43
Share	A-1
Shares	A-1
Surviving Corporation	A-1
Termination Fee	A-42
Title IV Plan	A-16
Transfer Taxes	A-37
Violation	A-9
WARN Act	A-17

SECTION 7.12          Interpretation.

(a)   The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)   The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

SECTION 7.13          No Limitation on Other Representation. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company herein. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and condition in this Agreement shall be given full separate and independent effect.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

IBERDROLA, S.A.
By:	/s/ Julián Martínez-Simancas
	Name:	Julián Martínez-Simancas
	Title:	General Secretary and
Secretary to the Board
GREEN ACQUISITION CAPITAL, INC.
By:	/s/ Pedro Azagra Blázquez
	Name:	Pedro Azagra Blázquez
	Title:	President
ENERGY EAST CORPORATION
By:	/s/ Robert D. Kump
	Name:	Robert D. Kump
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT A
FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), by and among Iberdrola, S.A., a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain (“Parent”), Energy East Corporation, a New York corporation (the “Company”), Energy East Management Corporation, a Delaware corporation (“EEMC”), and Wesley W. von Schack (the “Executive”), amends and restates that certain Amended and Restated Employment Agreement dated as of December 31, 2006 by and among the Company, EEMC and the Executive (the “Prior Agreement”).

This Agreement shall become effective, if and only if, the Closing occurs and shall be effective as of the Closing Date.

The Parent, the Board of Directors of the Company (the “Board”) and the Board of Directors of EEMC have determined that it is in the best interests of the Parent, the Company and EEMC, respectively, that the Executive continue his employment as a member of the management of the Company and of EEMC following the Closing Date.

The Executive is willing to commit himself to serve the Parent, the Company and EEMC, on the terms and conditions herein provided.

The Parent is willing to agree to cause the Company and EEMC to perform all of their obligations under this Agreement.

In order to effect the foregoing, the Parent, the Company, EEMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below, and the Parent wishes to agree to cause the Company and EEMC to perform their obligations under this Agreement as set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Defined Terms.   The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2.  Employment.   EEMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and EEMC, on the terms and conditions set forth herein, during the term of this Agreement (the “Term”).

3.  Term of Agreement.   The Term will commence on the Closing Date and ends on the second year anniversary thereof, unless further extended to the third year anniversary of the Closing Date by mutual written agreement of the parties hereto or if earlier the Date of Termination.

4.  Position and Duties.   The Executive shall serve as Chairman, President and Chief Executive Officer of the Company and President and Chief Executive Officer of EEMC and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Board or the Parent. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that the Executive may also serve on the boards of directors and as the chairman of the board of directors of Associated Electric and Gas Services Limited and, as long as such service does not substantially interfere with the performance of his duties hereunder, and are consistent with the Company’s Corporate Governance Guidelines, may also serve on the boards of directors or trustees of other companies and organizations.

5.  Compensation and Related Matters.

5.1.   Base Salary.   EEMC shall pay the Executive a base salary (“Base Salary”) during the period of the Executive’s employment hereunder, which shall be at an initial rate of Nine Hundred Thousand Dollars ($900,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board in consultation with the Parent from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive’s employment hereunder, the Board shall conduct an annual review of the Executive’s compensation. Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company or EEMC hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of EEMC to pay the Executive’s Base Salary hereunder.

5.2.   Annual Bonus.   For each of the first two calendar years ending during the Term of this Agreement, and through which the Executive is employed under this Agreement, the Executive shall be paid an annual bonus with a target annual bonus opportunity equal to 100% of annual Base Salary and a maximum annual bonus opportunity equal to 200% of annual Base Salary (the “Annual Bonus”) (assuming, in the case of the first such calendar year, no annual bonus payments have been made prior to the Closing Date in respect of performance for such first calendar year). The amount of Annual Bonus paid shall be based upon the level of attainment of goals to which the Company and the Executive mutually agree. For each succeeding calendar year, any part of which this Agreement is in effect, the Executive shall be paid an Annual Bonus equal to 100% of the Executive’s annual Base Salary multiplied by a fraction, the numerator of which is the number of days in such calendar year this Agreement is in effect and the denominator of which is 365; provided, however, that if this Agreement is in effect for the entire third calendar year or any full succeeding calendar year, the Executive’s Annual Bonus for such year shall be paid pursuant to the first two sentences of this Section 5.2, without proration. Each calendar year’s Annual Bonus shall be paid within the 2½ month period following the end of such calendar year.

5.3.   Benefit and Long-Term Incentive Plans.   The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all “employee benefit plans” (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)) other than nonqualified pension benefit plans and all employee benefit arrangements made available by the Company now or during the period of the Executive’s employment hereunder to its and its subsidiaries executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement; and further provided that on and after the Closing Date, the Executive shall no longer accrue benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP”) or Excess Benefit Plan. Pursuant to an election made by the Executive, the Company shall pay to the Executive a single lump sum payment in satisfaction of all benefits under the SERP and Excess Benefit Plan in an amount equal to the December 31, 2006 actuarially determined value of $21,786,794.00.

Pursuant to the Executive’s participation in the long term incentive plan, by March 1 of each calendar year during the Term, the Executive shall receive an annual grant of equity or cash equivalent to be established by the Company with a minimum value of $2,500,000.00 based upon and subject to the attainment of the performance objectives established by the Executive at the beginning of the preceding calendar year (provided that there shall be no duplication of award for the same calendar year).

5.4.   Retention Bonus.   If the Executive is employed by the Company, EMCC or any of their affiliates on the first annual anniversary of the Closing Date, the Executive shall be paid a retention bonus of Nine Hundred Thousand Dollars ($900,000.00). If the Executive is employed by the Company, EMCC or any of their affiliates on the second annual anniversary of the Closing Date, the Executive shall be paid an additional retention bonus of Nine Hundred Thousand Dollars ($900,000.00). If the Term of this Agreement is extended for a third year pursuant to Section 3 hereof, and the Executive is employed by the Company, EMCC or any of their affiliates on the third annual anniversary of the Closing Date, the Executive shall be paid an additional retention bonus of Nine Hundred Thousand Dollars ($900,000.00). Each such retention bonus shall be paid in the 30 day period beginning on the applicable annual anniversary date.

If the Executive terminates employment with the Company, EMCC and all of their affiliates by reason of death or Disability prior to any year’s annual anniversary, a pro-rata retention bonus shall be paid to the Executive (or his Beneficiary) based up the number of days in such anniversary year prior to the Date of Termination and no further retention bonus shall be payable to the Executive or his Beneficiary. If the Executive is not employed by the Company, EMCC or any of their affiliates on either the first or second annual anniversary (and/or the third annual anniversary if the Term of the Agreement is extended for the third year pursuant to Section 3 hereof) and the Executive’s employment was terminated by the Company, EEMC or any affiliate thereof for other than Cause, the Executive shall be paid any such unpaid first or second annual anniversary retention bonus, as the case may be, (or the third annual anniversary retention bonus if the Term of the Agreement is extended for the third year pursuant to Section 3 hereof). Any retention bonus under this second paragraph of Section 5.2 shall be paid within 30 days of the Date of Termination.

Except as otherwise provided in this Section 5.4, if the Executive is not employed by the Company, EMCC or any of their affiliates on any annual anniversary date, no retention bonus shall be paid with respect to that annual anniversary date.

5.5.   Expenses.   Upon presentation of reasonably adequate documentation to EEMC, the Executive shall receive prompt reimbursement from EEMC for all reasonable and customary business expenses incurred by the Executive in accordance with EEMC policy in performing services hereunder. EEMC agrees to reimburse the Executive for any expenses he incurs in moving himself and his family from Maine to any state in the Northeast at the request of Parent.

5.6.   Vacation.   The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

5.7.   Payments in lieu of Restricted Stock.   If the Closing Date occurs prior to July 1, 2008, in lieu of restricted stock awards which were to be provided pursuant to the Prior Agreement, the Company shall pay to the Executive an amount equal to the product of multiplying 143,478 by the closing price of Company common stock on the day prior to the Closing Date (as reported in the Wall Street Journal). If the Closing Date occurs prior to July 1, 2009, but after July 1, 2008, in lieu of restricted stock awards which were to be provided pursuant to the Prior Agreement, the Company shall pay to the Executive an amount equal to the product of multiplying 95,652 by the closing price of Company common stock on the day prior to the Closing Date. The payment under this Section 5.7 shall be made no later than 10 days following the Closing Date (as reported in the Wall Street Journal).

6.   Compensation Related to Disability.   During the Term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company and EEMC as a result of incapacity due to physical or mental illness, EEMC shall pay the Executive’s Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period, until the Executive’s employment is terminated by the Company for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7.   Compensation Related to Termination.

7.1.   Termination Without Cause.   If the Executive’s employment shall be terminated by the Company, EEMC or any affiliate thereof for any reason other than Cause, EEMC shall continue to pay to the Executive through the end of the Term as if the Executive had remained employed through the end of the Term the Executive’s Base Salary at the rate in effect at the time the Notice of Termination is given and Annual Bonus (at target opportunity level of 100% of annual Base Salary) and the Executive shall continue to receive the annual long-term term incentive awards provided for in the last paragraph of Section 5.3 hereof, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period.

7.2.   Other Terminations.   If the Executive’s employment shall be terminated for any reason other than as described in Section 7.1 during the Term of this Agreement, EEMC shall pay the Executive’s Base Salary (to the Executive or in accordance with Section 13.3 if the Executive’s employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or any affiliate during such period.

7.3.   Further Obligations.   Subject to Sections 6 and 8, after completing the expense reimbursements required by Section 5.5 hereof and making the payments and providing the benefits required by Sections 5.2, 5.3, 5.4, and 5.7 to the extent not previously paid and this Section 7, the Company and EEMC shall have no further obligations to the Executive under this Agreement.

8.   Normal Post-Termination Payments Upon Termination of Employment.   If the Executive’s employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive’s normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

9.   Termination Procedures.

9.1.   Notice of Termination.   During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

9.2.   Date of Termination.   “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the fulltime performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than ninety (90) days (except in the case of a termination for Cause), from the date such Notice of Termination is given).

10.   Confidentiality, Noncompetition, and Nonsolicitation.

10.1.   The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by the Company or any of its subsidiaries or affiliates and is not generally known or available in the marketplace, and to which the Executive gains access by reason of his position as an employee or director of the Company or any of its subsidiaries or affiliates (each, an “EE Entity”).

10.2.   If, at any time prior to the end of the Term, the Executive terminates his own employment (and not in connection with his Disability, Retirement or death) or the Company terminates his employment with Cause, then for a twelve-month period immediately following his Date of Termination, the Executive shall not, except as permitted by the Company upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the “Restricted Territory,” which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services any EE Entity is then providing (a “Competitor”). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of any EE Entity, or are outside of the Restricted Territory. For purposes of this Section 10.2, the “Restricted Territory” shall be the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

10.3.   If the Executive’s employment is terminated for any reason, then for the twelve month period immediately following his Date of Termination the Executive shall not, except as permitted by the Company upon its previous written consent, solicit on his own behalf or on behalf of another person or entity any EE Entity employee for hire or retention as an employee, consultant, or service provider.

11.   Successors; Binding Agreement.

11.1.   In addition to any obligations imposed by law upon any successor to the Company or EEMC, the Company or EEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or EEMC, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or EEMC would be required to perform it if no such succession had taken place. Failure of the Company or EEMC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. The Parent is a beneficiary of the benefits of this Agreement and shall cause EEMC and Company to fully perform their obligations hereunder.

11.2.   This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

12.   Notices.   For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company and EEMC:

Energy East Corporation
Energy East Management Corporation
1387 Ithaca-Dryden Road
Ithaca, NY 14850-8810
Attention: Senior Vice-President & Chief Administrative Officer

To Parent:

Iberdrola, S.A.
Calle Cardenal Gardoqui, 8
48008 Bilbao
Spain
Attention: Secretaría General

To the Executive:

Wesley W. von Schack
217 Commercial Street
Portland, Maine 04101

13.   Miscellaneous.

13.1.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, except as otherwise specifically provided in this Agreement, the Prior Agreement, is hereby terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, EEMC or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

13.2.   References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of the Company include such plans, programs or arrangements of NYSEG and EEMC if maintained for the benefit of the Company’s executives or employees of EEMC.

13.3.   Notwithstanding any provision of this Agreement to the contrary, in the event EEMC does not make any payment required to be made by it under this Agreement, the Company shall be liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of EEMC under this Agreement.

14.   Validity.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.   Counterparts.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.   Settlement of Disputes; Arbitration.   All claims by the Executive, for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

17.   Definitions.   For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)        “Base Salary” shall have the meaning stated in Section 5.1 hereof.

(B)        “Board” shall mean the Board of Directors of the Company.

(C)        “Closing” shall have the meaning set forth in the Merger Agreement.

(D)        “Closing Date” shall have the meaning set forth in the Merger Agreement.

(E)        “Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company and EEMC (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(F)        “Company” shall mean Energy East Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(G)       “Date of Termination” shall have the meaning stated in Section 9.2 hereof.

(H)       “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company and EEMC for the maximum number of months applicable to the Executive under the Company’s Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(I)         “Executive” shall mean the individual named in the first paragraph of this Agreement.

(J)         “Merger Agreement” shall mean Agreement and Plan of Merger dated as of June 25, 2007, among Parent, Green Acquisition Capital, Inc., a New York corporation, and the Company.

(K)        “Notice of Termination” shall have the meaning stated in Section 9.1 hereof.

(L)        “Parent” shall have the meaning set forth in the Merger Agreement.

(M)       “Retirement” shall be deemed the reason for the termination by the Company or the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with the Executive’s consent with respect to the Executive. For purposes of this Agreement, termination by the Company without Cause shall not constitute Retirement.

(N)        “Term” shall have the meaning stated in Section 3 hereof.

18.   Compliance with Internal Revenue Code 409A.   The parties agree that all payments made to the Executive under this Agreement or any of the Company’s benefit plans are intended to be made in order to avoid the application of excise tax, penalties and interest under Section 409A of the Internal Revenue Code. The Company is authorized to adjust the timing of any payment (by delaying such payment a minimum of six (6) months) to avoid the application of such excise tax, penalties and interest.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this 25th day of June 2007.

ENERGY EAST CORPORATION
By:	/s/ JOHN T. CARDIS
Name:	John T. Cardis
Title:	Chairman, Compensation and Management Succession Committee
By:	/s/ RICHARD R. BENSON
Name:	Richard R. Benson
Title:	Senior Vice President and Chief Administrative Officer
ENERGY EAST MANAGEMENT CORPORATION
By:	/s/ RICHARD R. BENSON
Name:	Richard R. Benson
Title:	Senior Vice President and Chief Administrative Officer
IBERDROLA, S.A.
By:	/s/ JULIÁN MARTÍNEZ-SIMANCAS
Name:	Julián Martínez-Simancas
Title:	General Secretary and Secretary to the Board
EXECUTIVE
/s/ WESLEY W. VON SCHACK
Wesley W. von Schack

Annex B

June 25, 2007

The Board of Directors
Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260-5116

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Energy East Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Iberdrola, S.A. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Partner and Green Acquisition Capital, Inc. (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner, Merger Sub, any subsidiary of Merger Partner or any subsidiary of the Company, will be converted into the right to receive $28.50 per share in cash without interest (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated June 25, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

J.P. Morgan Securities Inc.   •   277 Park Avenue, Floor 3, New York, NY 10172

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company which would be material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We note that we were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we and our affiliates have provided financial advisory, investment banking and other services to the Company and its affiliates, and the Merger Partner, including (i) acting as co-lead arranger and bookrunner for a $425 million revolving credit facility for Energy East operating utilities, subsidiaries of the Company, in June 2005, (ii) acting as lead arranger for a $475 million revolving credit facility for Energy East operating utilities in June 2006, (iii) acting as book manager for a $250 million issuance of senior debt for the Company in August 2006, (iv) acting as joint book manager for a $100 million issuance of senior unsecured notes for the Company in December 2006, (v) acting as co-manager for a $245 million common stock follow-on offering for the Company in March 2007, (vi) acting as joint bookrunner for a Euro 1,750 million syndicated facility for the Merger Partner in January 2003, (vii) advising on the Merger Partner’s defense from a $29.7 billion tender offer in October 2003, (viii) advising on strategic alternatives and valuation of the Merger Partner’s stake in Galp Energia S.G.P.S., S.A. in February 2004, (ix) acting as lead arranger for a Euro 2,300 million five-year syndicated facility for the Merger Partner in December 2004, and (x) acting as co-manager of a £7,995 million acquisition facility for the Merger Partner in April 2007.  We and our affiliates have performed in the past, and may continue to perform, certain services for the Company and its affiliates and the Merger Partner, all for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

J.P. Morgan Securities Inc.
U038086

Annex C

Greenhill & Co., LLC
300 Crescent Court, Suite 200
Dallas, TX 75201
(214) 443-5400
(214) 443-5401 Fax

CONFIDENTIAL	Greenhill

June 25, 2007

Board of Directors
Energy East Corporation
52 Farm View Drive
New Gloucester, ME 04260-5116

Members of the Board of Directors:

We understand that Energy East Corporation (the “Company”), Iberdrola, S.A. (“Parent”) and Green Acquisition Capital, Inc. (“Merger Sub”) expect to enter into an Agreement and Plan of Merger (the “Agreement”), which will provide, among other things, for the merger (the “Merger”) of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company as the surviving corporation, as a result of which the Company would become a wholly-owned subsidiary of Parent. Pursuant to the terms of the Agreement, each outstanding share of voting common stock, $0.01 par value (the “Company Common Stock”), other than shares of Company Common Stock held in treasury or owned by Parent, Merger Sub, any subsidiary of Parent or any subsidiary of the Company, will be converted into the right to receive $28.50 per share in cash without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the proposed merger is fair to such holders from a financial point of view (our “Opinion”). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of our Opinion set forth herein, we have:

1.     reviewed the draft of the Agreement dated as of June 25, 2007;

2.     reviewed certain publicly available financial statements of the Company;

3.                reviewed certain other publicly available business and financial information relating to the Company that we deemed relevant;

4.                reviewed certain information, including financial forecasts and projections and other financial and operating data concerning the Company, prepared by the management of the Company;

5.                discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

6.                reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

7.                compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

8.                compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

9.                compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates that we deemed appropriate; and

10.         performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives of the Company for the purposes of this Opinion and have further relied upon the assurances of the representatives of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections that have been furnished to us by the management of the Company, we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgment of the management of the Company as to the future financial performance of the Company, and we have relied upon such forecasts in arriving at our Opinion. We express no opinion with respect to such forecasts or projections or the assumptions upon which they are based. In addition, in arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of the Company nor have we made or been provided with any valuation or appraisal of the assets or liabilities of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in a final Agreement, the terms of which we have assumed will be identical in all material respects to the latest draft thereof we have reviewed, without any waiver of any material terms or conditions set forth in the Agreement. We have further assumed that all material governmental regulatory and other consents and approvals necessary for the consummation of the Merger, and the other transactions contemplated by the Agreement will be obtained without any effect on the Company in any way meaningful to our analysis. In addition, we have relied as to all legal, including tax, matters relevant to the Agreement and the transactions contemplated thereby on advice of counsel for the Company. We are not expressing an opinion as to any aspect of the Agreement or the Merger other than the fairness to the holders of the Company Common Stock from a financial point of view.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this Opinion, and we do not have any obligation to update, revise or reaffirm this opinion unless reasonably requested by the Company to update our opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have from time to time performed, and will continue to perform, investment banking services for the Company. We have not performed services for, and do not have any business relationships with, Parent.

It is understood that this letter is for the information of the Board of Directors (the “Board”) of the Company and is rendered to the Board in connection with its consideration of the Merger and may not be disclosed, referred to or communicated to any third party for any purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger. This opinion is not intended to be, and does not constitute, a recommendation to the Board as to whether it should take any action in respect of the Merger, nor does it constitute an opinion or recommendation as to how the stockholders of the Company should vote at any stockholders’ meeting to be held in connection with the Merger.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock (other than Parent and its affiliates) in the proposed Merger is fair, from a financial point of view, to such holders.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ Kenneth Crews
Name: Kenneth Crews
Title: Managing Director

Please Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE Board of Directors RECOMMENDS A VOTE “FOR” PROPOSAL 1.

1	The proposal to adopt the Agreement and Plan of Merger dated as of June 25, 2007 among Iberdrola, S.A., Green Acquisition Capital, Inc. and Energy East Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby revokes any other proxy to vote at such Special Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitations hereof, said proxies are authorized to vote in accordance with their best judgment.

THE Board of Directors RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2	Approval of any proposal to adjourn the special meeting to a later date, if necessary.	FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as a fiduciary should so indicate. If shares are held by joint tenants or as community property, both must sign.

Signature	Date
IMPORTANT: Please sign exactly as your name appears elsewhere on this proxy card.
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Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM EST the day prior to the Special Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/eas	OR	Telephone 1-866-540-5760	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

This proxy is solicited on behalf of the Board of Directors of

ENERGY EAST CORPORATION

Special Meeting of Stockholders

The undersigned appoints P. K. Connolly, Jr., R. D. Kump, R. E. Rude, or any one or more of them, with power of substitution, proxies of the undersigned, to vote, as specified below, and in their discretion with respect to any other business properly brought before the meeting, all shares of stock of Energy East Corporation which the undersigned is entitled to vote at the Special Meeting of Stockholders of said corporation to be held on November 20, 2007, and at any adjournment thereof.

This proxy, when properly executed, will be voted as directed, or if no contrary direction is indicated, will be voted FOR all the proposals and as said proxies shall deem advisable on such other business as may come before the meeting.

(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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